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CONTENTS

As filed with the Securities and Exchange Commission on January 29, 2016.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	27-0395455 (I.R.S. Employer Identification Number)

2940 N. Highway 360
Grand Prairie, TX 75050
(972) 408-1300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Vipin Garg, President and Chief Executive Officer
Neos Therapeutics, Inc.
2940 N. Highway 360
Grand Prairie, TX 75050
(972) 408-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Bloom, Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Jonathan L. Kravetz, Esq. Brian P. Keane, Esq. John T. Rudy, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001	$69,000,000	$6,949

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                                                                                                          Subject to Completion, dated January 29, 2016.

                    Shares

Common stock

We are selling                  shares of common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol "NEOS." On January 28, 2016, the last reported sale price of our Common Stock on the NASDAQ Global Market was $13.38 per share.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See "Risk factors" on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us, before expenses	$	$

(1)
The underwriters will receive compensation in addition to the underwriting discount. See "Underwriting" beginning on page 162.

We have granted the underwriters an option for a period of 30 days to purchase up to                  additional shares of common stock.

The underwriters expect to deliver the shares of common stock to investors on or about                           , 2016.

UBS Investment Bank	BMO Capital Markets	RBC Capital Markets

JMP Securities

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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Prospectus summary

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled "Risk factors" and "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms "Neos," "the company," "we," "us" and "our" in this prospectus refer to Neos Therapeutics, Inc.

NEOS THERAPEUTICS, INC.

Overview

We are a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing our proprietary modified-release drug delivery technology platform, which we have already used to develop our one product and two product candidates for the treatment of attention deficit hyperactivity disorder, or ADHD. Our product and product candidates are extended-release, or XR, medications in patient-friendly, orally disintegrating tablets, or ODT, or liquid suspension dosage forms. We received approval from the U.S. Food and Drug Administration, or FDA, for Adzenys XR-ODT, our amphetamine XR-ODT, on January 27, 2016. We expect to resubmit a new drug application, or NDA, for Cotempla XR-ODT, our methylphenidate XR-ODT product candidate, in the fourth quarter of 2016, following the completion of a bioequivalence bridging study. In addition, we plan to submit an NDA for NT-0201, our amphetamine XR liquid suspension product candidate, in the fourth quarter of 2016. We believe our product and, if approved, our product candidates will address an unmet need by providing more patient- and caregiver-friendly dosing options not previously available to patients in the $10.7 billion market for ADHD-indicated medications.

Our product and product candidates incorporate two of the most commonly prescribed medications for the treatment of ADHD, methylphenidate and amphetamine. Our proprietary modified-release drug delivery platform has enabled us to create novel, extended-release ODT and liquid suspension dosage forms of these medications. We believe Adzenys XR-ODT is the first amphetamine XR-ODT and, if approved, Cotempla XR-ODT will be the first methylphenidate XR-ODT for the treatment of ADHD. We expect our patent estate, which we developed internally and which includes composition-of-matter, method-of-manufacture and method-of-use patents and patent applications, some of which are not scheduled to expire until 2032, will provide additional protection for our branded product and two product candidates.

ADHD is a neurobehavioral disorder characterized by a persistent pattern of inattention and/or hyperactivity/impulsivity that interferes with functioning and/or development. In 2014 alone, 63.1 million prescriptions for medications with ADHD labeling, and principally in extended-release formulations, were written in the United States. We believe that the inability, difficulty or reluctance of many patients to swallow intact tablets and capsules contributes to diminished compliance rates. Such limitations highlight the need for more convenient dosing options such as ODT or liquids. We believe there is a significant market opportunity to provide the two most prescribed medications for ADHD, methylphenidate and amphetamine, in two more convenient and patient-friendly dosage forms, ODT and liquid suspension, which we developed using our proprietary technology platform.

We plan to focus on commercialization in the United States using our own commercial infrastructure, both for Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. We intend to manufacture our ADHD products in our current Good Manufacturing Practice, or cGMP, and U.S. Drug Enforcement Administration, or DEA, -registered manufacturing facilities, thereby obtaining our products at-cost without manufacturer's margins and better controlling supply, quality and timing. We currently use these facilities to manufacture our generic equivalent to the branded product Tussionex®,

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an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

We also believe we can apply our XR-ODT and XR liquid suspension technologies that underlie Adzenys XR-ODT, our branded product candidates and our generic Tussionex to other active pharmaceutical ingredients, or APIs. Our longer-term strategy is to utilize these technologies for the development and approval of additional XR-ODT or XR liquid suspension drug candidates, while leveraging our manufacturing and commercialization experience to reduce costs and effectively reach patients.

Our strategy

Our goal is to be a leading pharmaceutical company focused on the development, manufacture and commercialization of pharmaceutical products that utilize our proprietary modified-release drug delivery technology platform. Key elements of our business strategy to achieve this goal are to:

Establish commercialization capabilities in the United States for Adzenys XR-ODT and any of our product candidates that are FDA approved.    We believe that we can effectively commercialize Adzenys XR-ODT and our branded ADHD product candidates, if approved in the United States, with a specialty sales force of approximately 125 representatives. We intend to target the highest volume prescribers to address the unmet need for more patient- and caregiver-friendly dosage forms of the two most prescribed medications for the treatment of ADHD.

Obtain FDA approval for our two branded product candidates in ADHD.    We plan to resumbit an NDA for Cotempla XR-ODT, our methylphenidate XR-ODT product candidate, in the fourth quarter of 2016. In addition, we plan to submit an NDA for NT-0201, our amphetamine XR liquid suspension product candidate, during the fourth quarter of 2016.

Manufacture our proprietary products in our cGMP, FDA-inspected and DEA-registered manufacturing facilities.    We believe our manufacturing facilities and years of manufacturing experience are a competitive advantage. We intend to leverage the economic efficiencies afforded by manufacturing our ADHD products in our cGMP and DEA-registered manufacturing facilities.

Leverage our proprietary technology platform to develop additional branded product candidates in CNS and other therapeutic areas with unmet need.    We intend to expand our branded product portfolio by identifying existing pharmaceutical products that could be improved upon by utilizing our proprietary modified-release drug delivery technology platform.

Continue to expand our robust intellectual property portfolio covering our novel modified-release drug delivery technology platform and innovative products.    We have built a three-tier patent estate consisting of composition-of-matter, method-of-manufacture and method-of-use patents and patent applications. We intend to extend our patent portfolio as we continue to expand upon our drug delivery technologies and identify and develop additional branded product candidates.

Our products and product candidates

We have the ability to produce drug-loaded micro-particles with complex release profiles, which allows us to develop ODT or liquid suspension formulations that mimic and can improve existing therapies not otherwise available in XR-ODT or XR liquid suspension form. Utilizing our proprietary modified-release drug delivery technology platform, we currently manufacture a branded product and a generic liquid suspension product, and we are developing our two branded product candidates. We developed Adzenys XR-ODT and are developing each of our product candidates to seek FDA approval in accordance with Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or the 505(b)(2) regulatory approval pathway. This regulatory approval pathway provides an alternate regulatory pathway for approval of a new drug and permits an applicant to rely on a third party's data for approval. Specifically, 505(b)(2) permits the submission of an NDA where one or more of the

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investigations relied upon by the applicant for approval were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The table below summarizes our pipeline of currently marketed products and product candidates.

Product/Product Candidate	Active drug and indication	Formulation	Status
Adzenys XR-ODT	Amphetamine for ADHD	XR-ODT	Approved
Cotempla XR-ODT	Methylphenidate for ADHD	XR-ODT	Expect to resubmit NDA in Q4 2016
NT-0201	Amphetamine for ADHD	XR Liquid Suspension	Expect to submit NDA in Q4 2016
Generic Tussionex	Hydrocodone and chlorpheniramine for cough and upper respiratory symptoms of a cold	XR Liquid Suspension	Approved and marketed

Adzenys XR-ODT: Amphetamine XR-ODT for the Treatment of ADHD.    We believe Adzenys XR-ODT is the first amphetamine XR-ODT for the treatment of ADHD. Adzenys XR-ODT contains amphetamine loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, which are formulated and compressed into an ODT along with other typical tableting excipients using our patented rapidly disintegrating ionic masking, or RDIM, technology. The result is amphetamine with an in vivo extended-release profile delivered through a tablet that quickly disintegrates in the mouth without the need for water.

Cotempla XR-ODT: Methylphenidate XR-ODT for the Treatment of ADHD.    We believe Cotempla XR-ODT, if approved, will be the first methylphenidate XR-ODT for the treatment of ADHD, providing onset-of-effect within one hour and with a 12-hour duration. Cotempla XR-ODT contains methylphenidate loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, which are formulated and compressed into an ODT along with other typical tableting excipients using our patented RDIM technology. The result is methylphenidate with an in vivo extended-release profile delivered through a tablet that quickly disintegrates in the mouth without the need for water. We submitted a 505(b)(2) NDA for Cotempla XR-ODT on January 9, 2015. On October 16, 2015, we received notification from the FDA stating that, as part of its ongoing review of our NDA for Cotempla XR-ODT, it had identified deficiencies that precluded discussion of labeling and post marketing requirements or commitments at that time. On November 10, 2015, we announced that we received a Complete Response Letter from the FDA, which requires us to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide process validation and three months of stability data. We expect to resubmit an NDA for Cotempla in the fourth quarter of 2016, following the completion of the bioequivalence bridging study.

NT-0201: Amphetamine XR Liquid Suspension for the Treatment of ADHD.    NT-0201 contains amphetamine loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, and using our patented dynamic time release suspension, or DTRS, technology, we are able to create an amphetamine XR liquid suspension. NT-0201 is designed to be shelf stable for 24 months, without requiring refrigeration or reconstitution. We expect to submit an NDA for NT-0201 in the fourth quarter of 2016.

Generic Tussionex.    We manufacture and market a generic equivalent to the branded product Tussionex. Our generic Tussionex is a hydrocodone polistirex and chlorpheniramine polistirex XR liquid suspension that is a Schedule II narcotic, antitussive and antihistamine combination. This product is indicated for the relief of cough and upper respiratory symptoms associated with allergies or colds in adults and children six years of age and older.

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Risks related to our business and industry

Our business, financial condition, results of operations and prospects are subject to numerous risks. These risks as more fully described in the section entitled "Risk factors" immediately following this summary, include the following:

•
We are heavily dependent on the success of Adzenys XR-ODT and our product candidates Cotempla XR-ODT and NT-0201. As we prepare to commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, if we fail to manufacture the products in sufficient quantities and at acceptable quality and pricing levels, or fail to obtain adequate DEA quotas for controlled substances or to fully comply with cGMP regulations, we may face delays in the commercialization of such products or be unable to meet market demand, and may lose potential revenues.

•
We cannot give any assurance that we will receive regulatory approval for Cotempla XR-ODT and NT-0201 or any other product candidates, which is necessary before they can be commercialized.

•
We have never generated any revenues from the sales of Adzenys XR-ODT or, if approved, our branded product candidates, and we may never achieve or maintain profitability.

•
Premarket review of our product candidates by the FDA or other regulatory authorities is a lengthy and uncertain process and approval may be delayed, limited or denied, any of which would adversely affect our ability to generate operating revenues.

•
Our drug development strategy relies heavily upon the 505(b)(2) regulatory approval pathway, which requires us to certify that we do not infringe upon third-party patents covering approved drugs. Such certifications typically result in third-party claims of intellectual property infringement, the defense of which would be costly and time consuming, and an unfavorable outcome in any litigation may prevent or delay our development and commercialization efforts which would harm our business.

•
If our sole manufacturing facility becomes damaged or inoperable or we are required to vacate our facility, our ability to manufacture Adzenys XR-ODT, our branded product candidates and our generic Tussionex for commercialization, or future potential product candidates for clinical development, may be jeopardized.

•
If our intellectual property related to our product or product candidates is not adequate, we may not be able to compete effectively in our market.

•
Our principal stockholders and management own a significant percentage of our shares and will be able to exert significant control over matters subject to stockholder approval.

Recent Developments

Our cash and cash equivalents and available-for-sale investments is expected to be approximately $90.8 million at December 31, 2015, as compared to $13.3 million at December 31, 2014. This financial data as of December 31, 2015 is preliminary and is based on information available to management as of the date of this prospectus supplement and is subject to completion by management of our financial statements as of and for the year ended December 31, 2015. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Results for the year ended December 31, 2015 will be announced during our year-end financial results earnings conference call and included in our Annual Report on Form 10-K for the year ended December 31, 2015.

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Corporate information

Our predecessor company was incorporated in Texas in November 1994. In June 2009, we completed a reorganization pursuant to which substantially all of the capital stock of the predecessor company was acquired by a newly formed Delaware corporation, named Neos Therapeutics, Inc. Our principal executive offices are located at 2940 N. Hwy 360, Grand Prairie, TX 75050. Our telephone number is 972-408-1300. We maintain a web site at www.neostx.com. The reference to our web site is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our web site is not a part of this prospectus.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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The offering

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares from us	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional shares from us.
Use of proceeds

We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $         million (or approximately $         million if the underwriters' option to purchase additional shares in this offering is exercised in full), based upon an assumed offering price of $           per share, the last reported sale price of our common stock on the NASDAQ Global Market on                           , 2016, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds of this offering for the commercialization of Adzenys XR-ODT, for pre-commercialization planning and the commercialization of our two product candidates, Cotempla XR-ODT and NT-0201, if approved, and for working capital and other general corporate purposes. See "Use of proceeds" for additional information.

Risk factors	See "Risk factors" for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NASDAQ Global Market trading symbol	"NEOS"

The number of shares of common stock to be outstanding after this offering is based on 16,015,958 shares of common stock outstanding as of December 31, 2015.

The number of shares of our common stock to be outstanding after this offering excludes the following:

•
1,352,283 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2015 at a weighted-average exercise price of $13.61 per share;

•
120,991 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2015 at a weighted-average exercise price of $7.03 per share;

•
966,837 shares of common stock that are available for future issuance under our Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan, or 2015 Plan.

Except as otherwise indicated, all information contained in this prospectus reflects or assumes:

•
no exercise of stock options or warrants on or after December 31, 2015; and

•
no exercise by the underwriters of their option to purchase up to                      additional shares of common stock in this offering.
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Summary financial data

The following summary financial statements for the nine months ended September 30, 2014 and 2015 are derived from unaudited financial statements appearing elsewhere in this prospectus. The following summary financial data for the years ended December 31, 2013 and 2014 are derived from our audited financial statements appearing elsewhere in this prospectus. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under the captions "Selected consolidated financial data" and "Management's discussion and analysis of financial condition and results of operations." Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period.

Statements of operations data:

	Year ended December 31,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2013	2014	2014	2015

			(Unaudited)
	(in thousands, except per share data)
Total Revenue	$1,044	$758	$322	$2,133
Cost of Goods Sold	2,534	3,354	2,225	3,833
Research and Development	9,974	10,601	8,195	9,123
Selling and Marketing Expenses	153	212	117	2,271
General and Administrative Expenses	5,471	5,063	4,196	5,069
Interest and Other Expense (Income)	1,512	2,377	1,581	3,514

Net Loss from Continuing Operations	$(18,600)	$(20,849)	$(15,992)	$(21,677)

Loss from Discontinued Operations	(437)	—	—	—

Net Loss	$(19,037)	$(20,849)	$(15,992)	$(21,677)

Preferred Stock Accretion to Redemption Value	(1,227)	(1,118)	(850)	(1,169)
Preferred Stock Dividends	(2,185)	(2,185)	(1,634)	(1,221)

Net Loss Attributable to Common Stock	$(22,449)	$(24,152)	$(18,476)	$(24,067)

Net Loss per Share—Basic and Diluted	$(28.45)	$(27.56)	$(21.13)	$(5.05)

Shares Used to Compute Net Loss per Share—Basic and Diluted(1)	788,964	876,318	874,480	4,767,479

Pro forma Net Loss Attributable to Common Stock per Share, Basic and Diluted

Weighted Average Shares Used to Calculate Pro Forma Net Loss Attributable to Common Stock per Share, Basic and Diluted (unaudited)

(1)
See Note 4 to the notes to our audited financial statements for further details on the calculation of basic and diluted net loss per share attributable to common stockholders.
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Our consolidated balance sheet as of September 30, 2015 is presented on

•
an actual basis;

•
an as adjusted basis, giving effect to the sale of                      shares of common stock by us in this offering, based on an assumed public offering price of $                           per share, the last reported sale price of our common stock on the NASDAQ Global Market on                           , 2016, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering expenses paid by us.

Balance Sheet Data:

	As of September 30, 2015
	Actual	As Adjusted(1)

	(Unaudited)
	(in thousands)
Cash and Cash Equivalents	$102,896
Working Capital	93,189
Total Assets	131,109
Long Term Debt, net of Current Portion	28,579
Stockholders' (Deficit) Equity	87,017

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $                           per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on                           , 2016, would increase (decrease) our cash, working capital (excluding deferred revenue), total assets and total stockholders' equity by approximately $                            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
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Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before making a decision to invest in our common stock. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be harmed. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment.

RISKS RELATED TO COMMERCIALIZATION

We are heavily dependent on the success of Adzenys XR-ODT and our product candidates, Cotempla XR-ODT and NT-0201. We have never generated any revenues from the sales of Adzenys XR-ODT or any of our product candidates, and we may never achieve or maintain profitability.

Our ability to become profitable depends upon our ability to generate revenues from sales of Adzenys XR ODT and, if approved, our product candidates. We have only generated revenues from the sale of our generic Tussionex and contract manufacturing, which contract manufacturing operations were discontinued in 2013. We have not generated any revenues from product sales of Adzenys XR-ODT or our product candidates and have incurred significant operating losses.

Our ability to generate product revenues is dependent on our ability to successfully commercialize Adzenys XR-ODT, our amphetamine extended-release orally disintegrating tablet, or XR-ODT, and, if approved, our product candidates, Cotempla XR-ODT, our methylphenidate XR-ODT, and NT-0201, our amphetamine XR liquid suspension, for the treatment of attention deficit hyperactivity disorder, or ADHD, and any other product candidates that we may identify and pursue. Our ability to successfully commercialize Adzenys XR-ODT and our product candidates depends on, among other things, our ability to:

•
manufacture commercial quantities of Adzenys XR-ODT and, if approved, our product candidates at acceptable cost levels;

•
successfully establish sales and marketing capabilities to commercialize Adzenys XR-ODT and, if approved, our product candidates; and

•
obtain regulatory approvals for Cotempla XR-ODT and NT-0201.

We anticipate incurring significant costs associated with commercialization of Adzenys XR-ODT and, if approved, our product candidates. It is possible that we will never have sufficient product sales revenues to achieve profitability.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We have recently started building an organization for the sale, marketing and distribution of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. As a result, we must finish building this organization, and/or enter into a marketing collaboration with a third party, in order to commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. Although we intend to establish a focused, specialty sales and marketing organization of approximately 125 representatives to promote any of our approved products in the United States, we have only just started building such an organization and do not yet have any such capabilities. The establishment and development of our

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Risk factors

own sales force in the United States to market Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201 will be expensive and time consuming and could delay any product launch. We cannot be certain that we will be able to successfully develop this capacity, and even if we do, the cost of establishing and maintaining such an organization may exceed the benefit of doing so.

Our prior experience in the marketing, sale and distribution of pharmaceutical products is limited to our generic Tussionex, and we have no prior experience in marketing, sale and distribution of branded pharmaceutical products. There are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, effectively manage a geographically dispersed sales and marketing team and successfully negotiate with managed care and third-party payors. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products.

We also intend to enter into strategic partnerships with third parties to commercialize Adzenys XR-ODT and our product candidates outside of the United States and intend to also enter into strategic partnerships with third parties for certain aspects of our commercialization efforts within the United States. We may have difficulty establishing relationships with third parties on terms that are acceptable to us, or in all of the regions where we wish to commercialize our products, or at all. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Our business is subject to extensive regulatory requirements, and our approved product and any product candidates that obtain approval will be subject to ongoing and continued regulatory review, which may result in significant expense and limit our ability to commercialize such products.

Even after a product is approved, we will remain subject to ongoing U.S. Food and Drug Administration, or FDA, and other regulatory requirements governing, among other things, the production, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, import, export, record-keeping and reporting of safety and other post-market information. The holder of an approved new drug application, or NDA, is obligated to monitor and report adverse events, or AEs, and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. In addition, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed or on the conditions of approval. For example, a product's approval may contain requirements for potentially costly post-approval trials and surveillance to monitor the safety and efficacy of the product or the imposition of a Risk Evaluation and Mitigation Strategy, or REMS, program.

Prescription drug advertising, marketing and promotion are subject to federal, state and foreign regulations, which include requirements for direct-to-consumer advertising, industry-sponsored scientific and educational activities and promotional activities involving the Internet and social media. In the United States, prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure they are marketed only for their approved indications and in accordance with the provisions of the approved label. Any promotion for uses or in patient populations not described in

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the approved labeling, known as "off-label" promotion, is impermissible and could subject us to enforcement actions and significant penalties for off-label marketing.

In addition, manufacturers and their facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMPs. These cGMP regulations cover all aspects of manufacturing relating to our generic Tussionex, Adzenys XR-ODT, Cotempla XR-ODT and NT-0201. As such, we are subject to continual review and periodic inspections to assess compliance with cGMP and must continue to expend time, money and resources in all areas of regulatory compliance, including manufacturing, production and quality control. As a result of the Consent Decree entered into by our predecessor, which is discussed below, we were required to have a cGMP expert conduct an annual audit and submit those audit reports and our responses to the FDA for a period of five years. Although for our most recent and last annual audit by the cGMP expert in November 2014, the expert concluded that our corrective actions satisfactorily addressed the observations noted in its report, on May 22, 2015, the FDA's Dallas District Office identified three ongoing cGMP deviations in our response to the audit related to batch failure investigations, quality control unit procedures, and in-process specifications. We implemented corrective actions and submitted additional information in our response to the FDA.

Moreover, the facilities used by us to manufacture Cotempla XR-ODT and NT-0201 will be subject to pre-approval inspections after we submit our NDAs to the FDA. For example, the FDA conducted a cGMP and pre-approval inspection related to our NDA for Cotempla XR-ODT from May 27 to June 4, 2015. At the end of the inspection, the agency issued a Form FDA 483 with one observation finding that appropriate controls are not exercised over one of our computer systems in order to assure that changes in records are instituted only by authorized personnel. We implemented corrective action related to this observation and responded to the FDA, and the FDA closed the inspection. If we cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, we will not be able to secure and/or maintain regulatory approval for our product candidates. If the FDA finds deficiencies at our manufacturing facility and does not approve our NDA for any of our product candidates or if it withdraws any such approval in the future, our ability to develop or market any of our product candidates will be impacted.

Manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMPs and adherence to commitments made in the NDA. If we or a regulatory agency discovers previously unknown problems with a product, such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including notice to physicians, withdrawal of the product from the market or suspension of manufacturing. Manufacturers are also subject to annual drug product and facility user fees that may be substantial. If we are unable to generate sales of our product candidates, the user fee requirements could be difficult to pay.

If we fail to comply with applicable regulatory requirements, the FDA may, for example:

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issue untitled or warning letters asserting that we are in violation of the FDCA;

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impose restrictions on the marketing or manufacturing of any product candidate or product;

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seek an injunction or impose civil, criminal and/or administrative penalties, damages, assess monetary fines, or require disgorgement;

•
suspend or withdraw regulatory approval;
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•
suspend any ongoing clinical trials;

•
refuse to approve a pending NDA or supplements to an NDA submitted by us; or

•
seize the product.

Moreover, any violation of these and other laws and regulations could result in exclusion from participation in federal healthcare programs, such as Medicare and Medicaid, require curtailment or restructuring of our operations and prohibit us from entering into government contracts.

Similar requirements may apply in foreign jurisdictions in which we may seek approval of our products. Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenues.

In addition, the FDA's regulations or policies may change and new or additional statutes or government regulations in the United States and other jurisdictions may be enacted that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action, either in the United States or abroad. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our products and/or product candidates, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

The commercial success of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, depends upon attaining market acceptance by physicians, patients, third-party payors and the medical community.

To date, we have expended significant time, resources, and effort on the development of Adzenys XR-ODT, Cotempla XR-ODT and NT-0201, and a substantial majority of our resources are now focused on preparing for the commercial launch in the United States of Adzenys XR-ODT in the second quarter of 2016, and, if approved, Cotempla XR-ODT by the third quarter of 2017, and NT-0201 in the fourth quarter of 2017. Accordingly, our ability to generate significant product revenue will depend almost entirely on our ability to successfully commercialize Adzenys XR-ODT and to obtain final marketing approval for and successfully commercialize Cotempla XR-ODT and NT-0201. We may not sell Cotempla XR-ODT or NT-0201 in the United States until the FDA grants final marketing approval and, therefore, our planned commercial launch of Cotempla XR-ODT and NT-0201 in the United States could experience unanticipated delays or problems and may be prohibited altogether.

Our ability to successfully commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201 will depend on, among other things, our ability to:

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establish relationships with third-party suppliers for the active pharmaceutical ingredient, or API, in Adzenys XR-ODT, Cotempla XR-ODT and NT-0201;

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manufacture and produce, through a validated process, sufficiently large quantities and inventory of Adzenys XR-ODT, Cotempla XR-ODT and NT-0201 to permit successful commercialization;

•
build and maintain a wide variety of internal sales, distribution and marketing capabilities sufficient to build commercial sales of our products;
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•
establish collaborations with third parties for the commercialization of our products in countries outside the United States, and such collaborators' ability to obtain regulatory and reimbursement approvals in such countries;

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secure widespread acceptance of our products by physicians, health care payors, patients and the medical community;

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properly price and obtain adequate coverage and reimbursement of the product by governmental authorities, private health insurers, managed care organizations and other third-party payors;

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maintain compliance with ongoing FDA labeling, packaging, storage, advertising, promotion, recordkeeping, safety and other post-market requirements; and

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manage our growth and spending as costs and expenses increase due to commercialization.

There are no guarantees that we will be successful in completing these tasks. Successful commercialization will also depend on whether we can adequately protect against and effectively respond to any claims by holders of patents and other intellectual property rights that our products infringe their rights, whether any unanticipated adverse effects or unfavorable publicity develops in respect of our products, as well as the emergence of new or existing products as competition, which may be proven to be more clinically effective and cost-effective. If we are unable to successfully complete these tasks, we may not be able to commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201 in a timely manner, or at all, in which case we may be unable to generate sufficient revenues to sustain and grow our business.

In addition, we have begun, and will need to continue, investing substantial financial and management resources to build out our commercial infrastructure and to recruit and train sufficient additional qualified marketing, sales and other personnel in anticipation of the planned commercial launch of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. We have committed and will continue to commit these additional resources prior to obtaining final approval of any of Cotempla XR-ODT or NT-0201 from the FDA. If we are unable to successfully obtain final FDA approval of any of our product candidates or complete these activities, or experience unanticipated delays or problems, our costs could substantially increase and our business, financial condition and results of operations will be adversely affected. In addition, we have certain revenue expectations with respect to the sale of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. If we cannot successfully commercialize and achieve those revenue expectations with respect to Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, our anticipated revenues and liquidity will be materially adversely impacted.

Moreover, even if we are able to timely launch Adzenys XR-ODT and, if approved, Cotempla XR-ODT or NT-0201, their continued commercial success may be largely dependent on the capability of third-party collaborators. Such third-party collaborators may not deploy the resources we would like them to, and our revenue would then suffer. In addition, we could become embroiled in disputes with these parties regarding the terms of any agreements, their performance or intellectual property rights. Any dispute could disrupt the sales of our products and adversely affect our reputation and revenue. In addition, if any of our manufacturing or collaboration partners fail to effectively perform under our arrangements for any reason, we may not be able to find a suitable replacement partner on a timely basis or on acceptable terms.

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We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

The biopharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We expect to have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. For example, amphetamine XR is currently marketed in the United States by Shire under the brand name Adderall XR, and methylphenidate is marketed in the United States by Janssen under the brand name Concerta, and by Novartis under the brand names Focalin XR and Ritalin LA. Further, makers of branded drugs could also enhance their own formulations in a manner that competes with our enhancements of these drugs. We are also aware of efforts by several pharmaceutical companies with ADHD medications in clinical development, including Shire, Noven, Alcobra, Highland Therapeutics, Sunovian and Neurovance. Pfizer, in collaboration with Tris Pharmaceuticals, or Tris, is working in this space to reformulate existing methylphenidate medications and recently received approval for a methylphenidate-based XR chewable. Tris is also working with amphetamine medications and recently received approval for an amphetamine based XR-liquid suspension for the treatment of ADHD. Rhodes Pharmaceuticals recently received approval for Aptensio XR, a methylphenidate capsule for the treatment of ADHD.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products or drug delivery technologies that are more effective or less costly than our XR-ODT or XR liquid suspension, or any product candidate that we are currently developing or that we may develop. In addition, our competitors may file citizens petitions with the FDA in an attempt to persuade the FDA that our products, or the nonclinical studies or clinical trials that support their approval, contain deficiencies or that new regulatory requirements be placed on the product candidate or drug class of the product candidate. Such actions by our competitors could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).

We believe that our ability to successfully compete will depend on, among other things:

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the ability to commercialize and market any of our products and product candidates that receive regulatory approval;

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the price of our product and product candidates that receive regulatory approval, including in comparison to branded or generic competitors;

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the efficacy and safety of our product and product candidates, including as relative to marketed products and product candidates in development by third parties;

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the ability to manufacture on a cost-effective basis and sell commercial quantities of our product and product candidates that receive regulatory approval;

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acceptance of any of our products and product candidates that receive regulatory approval by physicians and other healthcare providers;
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•
the time it takes for our product candidates to complete clinical development and receive marketing approval;

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the ability to maintain a good relationship with regulatory authorities;

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whether coverage and adequate levels of reimbursement are available under private and governmental health insurance plans, including Medicare; and

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the ability to protect intellectual property rights related to our product and product candidates.

If our competitors market products that are more effective, safer or less expensive than our product, if any, or that reach the market sooner than our products, if any, we may enter the market too late in the cycle and may not achieve commercial success, or we may have to reduce our price, which would impact our ability to generate revenue and obtain profitability. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because we have limited research and development capabilities, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

If we are unable to differentiate our product or product candidates from branded drugs or existing generic therapies for similar treatments, or if the FDA or other applicable regulatory authorities approve generic products that compete with any of our product or product candidates, our ability to successfully commercialize such product or product candidates would be adversely affected.

We expect to compete against branded drugs and to compete with their generic counterparts that will be sold for a lower price. Although we believe that our product and product candidates will be clinically differentiated from branded drugs and their generic counterparts, if any, it is possible that such differentiation will not impact our market position. If we are unable to achieve significant differentiation for our product and product candidates against other drugs, the opportunity for our product and, if approved, product candidates to achieve premium pricing and be commercialized successfully would be adversely affected.

After an NDA, including a 505(b)(2) application, is approved, the covered product becomes a "listed drug" that, in turn, can be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. The FDCA, implementing regulations and other applicable laws provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, and conditions of use, or labeling, as our product candidate and that the generic product is bioequivalent to ours, meaning it is absorbed in the body at the same rate and to the same extent as our product candidate. These generic equivalents, which must meet the same quality standards as the listed drugs, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices.

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Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product, such as Adzenys XR-ODT, or Cotempla XR-ODT and NT-0201, if approved, can be lost to the generic version. Accordingly, competition from generic equivalents to our product candidates would materially adversely impact our revenues, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in our product candidates.

The design, development, manufacture, supply and distribution of our products and product candidates are highly regulated processes and technically complex.

We are subject to extensive regulation in connection with the preparation and manufacture of our products, product candidates and potential product candidates for clinical trials and commercial sale. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMPs and equivalent foreign standards. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of our products and product candidates that may not be detectable in final product testing. The development, manufacture, supply, and distribution of our generic Tussionex, Adzenys XR-ODT, Cotempla XR-ODT and NT-0201, as well as any of our future potential product candidates, are highly regulated processes and technically complex. We, along with our third-party suppliers, must comply with all applicable regulatory requirements of the FDA and foreign authorities.

We must supply all necessary documentation in support of our regulatory filings for our product candidates on a timely basis and must adhere to applicable parts of the FDA's Good Laboratory Practices, or GLP, and cGMP requirements enforced by the FDA through its facilities inspection program, and the equivalent standards of the regulatory authorities in other countries. Any failure to comply with cGMP requirements or failure to scale-up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our product candidates. Our facilities and quality systems must also pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. For example, the FDA conducted a cGMP and pre-approval inspection related to our NDA for Cotempla XR-ODT from May 27 to June 4, 2015. At the end of the inspection, the agency issued a Form FDA 483 with one observation finding that appropriate controls are not exercised over one of our computer systems in order to assure that changes in records are instituted only by authorized personnel. We implemented corrective action related to this observation and responded to the FDA, and the FDA closed the inspection. In addition, the regulatory authorities in any country may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities and quality systems do not pass a pre-approval plant inspection, FDA approval of our product candidates, or the equivalent approvals in other jurisdictions, will not be granted.

Regulatory authorities also may, at any time following approval of a product for sale, audit our manufacturing facilities. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us to implement and that may include the temporary or

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permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of our facility. Any such remedial measures imposed upon us could materially harm our business. If we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or revocation of a pre-existing approval.

As a result, our business, financial condition and results of operations may be materially harmed.

We rely on limited sources of supply for Adzenys XR-ODT, Cotempla XR-ODT, NT-0201 and our generic Tussionex, and any disruption in the chain of supply may impact production and sales of Adzenys XR-ODT, Cotempla XR-ODT, NT-0201 and our generic Tussionex, and cause delays in developing and commercializing our product candidates and currently manufactured and commercialized products.

Our approved NDA for Adzenys XR-ODT, and the NDAs we plan to resubmit for Cotempla XR-ODT and submit for NT-0201, include our proposed manufacturing process for each product candidate. Any change to our manufacturing process, facilities or suppliers could require that we supplement our approved NDA and amend any pending NDA. Also, because of our proprietary processes for manufacturing our product candidates, we cannot immediately transfer manufacturing activities for Adzenys XR-ODT, Cotempla XR-ODT, NT-0201 or our generic Tussionex to an alternate supplier, and a change of facilities would be a time-consuming and costly endeavor. This would also require us to supplement or amend our NDA filings to include the change of manufacturing site. Any changes to our manufacturing process would involve substantial cost and could result in a delay in our desired clinical and commercial timelines. We are also reliant on a limited number of suppliers for resin, drug compounds, coating and other component substances of our final product candidates and products. If any of these single-source suppliers were to breach or terminate its supply agreement, if any, with us or otherwise not supply us, we would need to identify an alternative source for the supply of component substances for our product candidates and products. Identifying an appropriately qualified source of alternative supply for any one or more of the component substances for our product candidates or product could be time consuming, and we may not be able to do so without incurring material delays in the development and commercialization of our approved product or product candidates or a decrease in sales of our generic Tussionex, which could harm our financial position and commercial potential for our product candidates and products. Any alternative vendor would also need to be qualified through an NDA supplement which could result in further delay, including delays related to additional clinical trials. The FDA, U.S. Drug Enforcement Administration, or DEA, or other regulatory agencies outside of the United States may also require additional studies if we enter into agreements with new suppliers for the manufacture of Adzenys XR-ODT, Cotempla XR-ODT and NT-0201 and our generic Tussionex that differ from the suppliers used for clinical development of such product candidates.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our products and product candidates, cause us to incur higher costs and prevent us from commercializing them successfully. Furthermore, if our suppliers fail to deliver the required commercial quantities of components and APIs on a timely basis and at commercially reasonable prices, including if our suppliers did not receive adequate DEA quotas for the supply of certain scheduled components, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, commercialization of Adzenys XR-ODT, our generic Tussionex and, if approved, our branded product candidates and clinical trials of future potential product candidates, may be delayed or we could lose potential revenue and our business, financial condition, results of operation and reputation could be adversely affected.

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If we fail to produce our products or product candidates in the volumes that we require on a timely basis, or fail to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face penalties from wholesalers and contracted retailers of our products and delays in the development and commercialization of our product candidates.

We currently depend on third-party suppliers for the supply of the APIs for our products and product candidates, including drug substance for nonclinical research, clinical trials and commercialization. For Adzenys XR-ODT, Cotempla XR-ODT, NT-0201 and our generic Tussionex, we currently rely on single suppliers for raw materials including APIs, which we use to manufacture, produce and package final dosage forms. In particular, we have an exclusive supply agreement with Coating Place, Inc., or CPI, pursuant to which CPI (i) is the exclusive supplier of the active ingredient complexes in our generic Tussionex and (ii) has agreed to not supply anyone else engaged in the production of generic Tussionex with such active ingredient complexes. Any future curtailment in the availability of raw materials could result in production or other delays with consequent adverse effects on us. In addition, because regulatory authorities must generally approve raw material sources for pharmaceutical products, changes in raw material suppliers may result in production delays or higher raw material costs. We are subject to penalties from wholesalers and contracted retailers if we do not deliver our generic Tussionex in quantities that meet their demand, and in the future we may enter into agreements with similar penalties for Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. Any such delays could trigger these penalty provisions, which would have a negative impact on our business.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Pharmaceutical companies often encounter difficulties in manufacturing, particularly in scaling up production of their products. These problems include manufacturing difficulties relating to production costs and yields, quality control, including stability of the product and quality assurance testing, shortages of qualified personnel, as well as compliance with federal, state and foreign regulations. If we are unable to demonstrate stability in accordance with commercial requirements, or if our raw material manufacturers were to encounter difficulties or otherwise fail to comply with their obligations to us, our ability to obtain FDA approval and market our products and product candidates would be jeopardized. In addition, any delay or interruption in the supply of clinical trial supplies could delay or prohibit the completion of our bioequivalence and/or clinical trials, increase the costs associated with conducting our bioequivalence and/or clinical trials and, depending upon the period of delay, require us to commence new trials at significant additional expense or to terminate a trial.

Manufacturers of pharmaceutical products need to comply with cGMP requirements enforced by the FDA through their facilities inspection programs. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. We may be unable to comply with these cGMP requirements and with other FDA and foreign regulatory requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or voluntary recall, or withdrawal of product approval. If the safety of any of our products or product candidates is compromised due to failure to adhere to applicable laws or for other reasons, we may not be able to obtain, or to maintain once obtained, regulatory approval for such products or product candidate or successfully commercialize such products or product candidates, and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay in clinical developments, regulatory submissions, approvals or commercialization of our products or product candidates, entail higher costs or result in our being unable to effectively commercialize our product candidates. The

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FDA conducted a cGMP and pre-approval inspection related to our NDA for Cotempla XR-ODT from May 27 to June 4, 2015. At the end of the inspection, the agency issued a Form FDA 483 with one observation finding that appropriate controls are not exercised over one of our computer systems in order to assure that changes in records are instituted only by authorized personnel. We implemented corrective action related to this observation and responded to the FDA, and the FDA closed the inspection.

If we fail to manufacture Adzenys XR-ODT, or if approved, Cotempla XR-ODT or NT-0201 in sufficient quantities and at acceptable quality and pricing levels, or fail to obtain adequate DEA quotas for controlled substances, or to fully comply with cGMP regulations, we may face delays in the commercialization of this product or our product candidates or be unable to meet market demand, and may be unable to generate potential revenues.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls, and the use of specialized processing equipment. In order to meet anticipated demand for Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, we have installed specialized processing equipment in our Grand Prairie, Texas facilities, which we believe will produce sufficient quantities of Adzenys XR-ODT and if approved, Cotempla XR-ODT and NT-0201, for commercialization. We purchase raw materials and components from various suppliers in order to manufacture Adzenys XR-ODT, Cotempla XR-ODT and NT-0201. If we are unable to source the required raw materials from our suppliers, or if we do not obtain DEA quotas or receive inadequate DEA quotas, we may experience delays in manufacturing Adzenys XR-ODT, Cotempla XR-ODT and NT-0201, and may not be able to meet our customers' demands for Adzenys XR-ODT, Cotempla XR-ODT and NT-0201.

In addition, we must comply with federal, state and foreign regulations, including cGMP requirements enforced by the FDA through its facilities inspection program. Any failure to comply with applicable regulations may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or voluntary recall, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including costly recall procedures, re-stocking costs, damage to our reputation and potential for product liability claims.

Our Grand Prairie facility was formerly operated by our predecessor, PharmaFab, Inc., or PharmaFab. In April 2007, the FDA announced entry of a Consent Decree of Permanent Injunction, or the Consent Decree, against PharmaFab, one of its subsidiaries and two of its officials, including Mark Tengler, who was, at the time, PharmaFab's president, or jointly, the Defendants. The Consent Decree arose out of several perceived cGMP deficiencies related to the manufacture of unapproved drugs or Drug Efficacy Study Implementation, or DESI, drugs that we no longer manufacture. Pursuant to the Consent Decree, the Defendants were permanently restrained and enjoined from directly or indirectly manufacturing, processing, packing, labeling, holding or distributing any prescription drugs that are not the subject of an NDA or an abbreviated NDA. Among other things, the Consent Decree also granted the FDA the ability to, without prior notice, inspect PharmaFab's place of business and take any other measures necessary to monitor and ensure continuing compliance with the terms of the Consent Decree. The FDA has inspected the Grand Prairie facility several times since the Consent Decree was entered, and we have been able to manufacture and ship our generic Tussionex and drug products for our clinical trials. Although we have concluded the annual audit program prescribed by the Consent Decree entered into by our predecessor, our facilities may be inspected by the FDA at any

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time as a result of the Consent Decree. Although for our most recent annual audit by the cGMP expert in November 2014, the expert concluded that our corrective actions satisfactorily addressed the observations noted in its report, on May 22, 2015, the FDA's Dallas District Office identified three ongoing cGMP deviations in our response to the audit related to batch failure investigations, quality control unit procedures, and in-process specifications. We implemented corrective actions and submitted additional information in our response to the FDA pursuant to the Consent Decree. Although we may apply for relief from the Consent Decree in the future, there is no guarantee that such relief will be granted or that we will be in compliance with the requirements of the Consent Decree.

If we are unable to produce the required commercial quantities of Adzenys XR-ODT or, if approved, Cotempla XR-ODT or NT-0201 to meet market demand for Adzenys XR-ODT, Cotempla XR-ODT and NT-0201 on a timely basis or at all, or if we fail to comply with applicable laws for the manufacturing of Adzenys XR-ODT or, if approved, Cotempla XR-ODT or NT-0201, we will suffer damage to our reputation and commercial prospects and we will be unable to generate potential revenues.

If we are unable to support demand for Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201 and any future product candidates, including ensuring that we have adequate capacity to meet increased demand, or we are unable to successfully manage the evolution of our drug delivery technology platform, our business could suffer.

As our volume grows, we will need to continue to increase our workflow capacity for customer service, improve our billing and general process, expand our internal quality assurance program and extend our platform to support product production at a larger scale within expected turnaround times. We may need additional certified laboratory scientists and other scientific and technical personnel to process higher volumes of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201. Portions of our process are not automated and will require additional personnel to scale. We may also need to purchase additional equipment, some of which can take several months or more to procure, set up and validate, and increase our software and computing capacity to meet increased demand. There is no assurance that any of these increases in scale, expansion of personnel, equipment, software and computing capacities, or process enhancements will be successfully implemented, or that we will have adequate space in our facilities to accommodate such required expansion.

As additional products, such as Adzenys XR-ODT, and, if approved, Cotempla XR-ODT and NT-0201, are commercialized, we will need to incorporate new equipment, implement new technology systems and laboratory processes and hire new personnel with different qualifications. Failure to manage this growth or transition could result in turnaround time delays, higher product costs, declining product quality, deteriorating customer service and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our products and could damage our reputation and the prospects for our business.

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Risk factors

If our sole facility becomes damaged or inoperable or we are required to vacate our facility, our ability to manufacture Adzenys XR-ODT, our generic Tussionex and, if approved, our product candidates for commercialization, or future potential product candidates for clinical development, may be jeopardized. Our inability to continue manufacturing adequate supplies of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, could adversely affect our ability to generate revenues.

All of our manufacturing capabilities are housed in our sole facility located in Grand Prairie, Texas. Our facility and equipment could be harmed or rendered inoperable by natural or man-made disasters, including war, fire, tornado, power loss, communications failure or terrorism, any of which may render it difficult or impossible for us to operate our drug delivery technology platform and manufacture our product candidates or products for some period of time. The inability to manufacture our products and product candidates if our facility or our equipment is inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation in the future. Furthermore, our facility and the equipment we use to manufacture our products and product candidates could become damaged and time-consuming to repair or replace. It would be difficult, time-consuming and expensive to rebuild our facility or repair or replace our equipment or license or transfer our proprietary technology to a third-party, particularly in light of the requirements for a DEA-registered manufacturing and storage facility like ours. If we are required to change or add a new manufacturer or supplier, the process would likely require prior FDA, DEA and/or equivalent foreign regulatory authority approval, and would be very time consuming. Even in the unlikely event we are able to find a third party with such qualifications to enable us to manufacture our products or product candidates, we may be unable to negotiate commercially reasonable terms.

We carry insurance for damage to our property and the disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all. An inability to continue manufacturing adequate supplies of Adzenys XR-ODT, Cotempla XR-ODT, NT-0201 or our generic Tussionex at our Grand Prairie, Texas facilities could result in a disruption in the supply of Adzenys XR-ODT, and, if approved, Cotempla XR-ODT, and NT-0201, or our generic Tussionex, to physicians and pharmacies, which would adversely affect our ability to generate revenues.

If other patient-friendly forms of extended-release amphetamine or methylphenidate products are approved and successfully commercialized, especially if approved before we can successfully commercialize Adzenys XR-ODT, or, if approved, Cotempla XR-ODT or NT-0201, our business would be materially harmed.

Other third parties may seek approval to manufacture and market their own versions of extended-release amphetamine or methylphenidate in patient-friendly dosage forms for the treatment of ADHD in the United States. If any of these parties obtain FDA approval of such a competitive product before we do, they may be entitled to three years of marketing exclusivity. Such exclusivity would, for example, delay the commercialization of Adzenys XR-ODT and, as a result, we may never achieve significant market share for this product. Consequently, revenues from product sales of these products would be similarly delayed and our business, including our development programs, and growth prospects would suffer. Even if any of our product candidates are approved before a competitor, we may not be entitled to any marketing exclusivity and, other than under circumstances in which third parties may infringe or are infringing our patents, we may not be able to prevent the submission or approval of another full NDA for any competitor's product candidate.

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Risk factors

Amphetamine, methylphenidate and hydrocodone are Schedule II controlled substances under the Controlled Substances Act, and any failure to comply with this Act or its state equivalents would have a negative impact on our business.

Amphetamine, methylphenidate and hydrocodone are listed by the DEA as a Schedule II controlled substance under the Controlled Substances Act, or CSA. The DEA classifies substances as Schedule I, II, III, IV or V controlled substances, with Schedule I controlled substances considered to present the highest risk of substance abuse and Schedule V controlled substances the lowest risk. Scheduled controlled substances are subject to DEA regulations relating to supply, procurement, manufacturing, storage, distribution and physician prescription procedures. For example, Schedule II controlled substances are subject to various restrictions, including, but not limited to, mandatory written prescriptions and the prohibition of refills. In addition to federal scheduling, some drugs may be subject to state-controlled substance laws and regulations and more extensive requirements than those determined by the DEA and FDA. Though state controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may schedule products separately. While some states automatically schedule a drug when the DEA does so, other states require additional state rulemaking or legislative action, which could delay commercialization.

Entities must register annually with the DEA to manufacture, distribute, dispense, import, export and conduct research using controlled substances. In addition, the DEA requires entities handling controlled substances to maintain records and file reports, including those for thefts or losses of any controlled substances, and to obtain authorization to destroy any controlled substances. Registered entities also must follow specific labeling and packaging requirements, and provide appropriate security measures to control against diversion of controlled substances. Security requirements vary by controlled substance schedule with the most stringent requirements applying to Schedule I and Schedule II controlled substances. Required security measures include background checks on employees and physical control of inventory through measures such as vaults and inventory reconciliations. Failure to follow these requirements can lead to significant civil and/or criminal penalties and possibly even lead to a revocation of a DEA registration. The DEA also has a production and procurement quota system that controls and limits the availability and production of Schedule I or II controlled substances. If we or any of our suppliers of raw materials that are DEA-classified as Schedule I or II controlled substances are unable to receive any quota or a sufficient quota to meet demand for our products, if any, our business would be negatively impacted.

Products containing controlled substances may generate public controversy. As a result, these products may have their marketing approvals withdrawn. Political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict, the introduction and marketing of our product or product candidates.

Legislative or regulatory reform of the health care system in the United States may adversely impact our business, operations or financial results.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. In particular, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the Affordable Care Act, was signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the pharmaceutical industry and other healthcare related industries by imposing

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additional costs and changes to business practices. Provisions affecting pharmaceutical companies include the following:

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Mandatory rebates for drugs sold into the Medicaid program have been increased, and the rebate requirement has been extended to drugs used in risk-based Medicaid managed care plans.

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The 340B Drug Pricing Program under the Public Health Service Act has been extended to require mandatory discounts for drug products sold to certain critical access hospitals, cancer hospitals and other covered entities.

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Pharmaceutical companies are required to offer discounts on branded drugs to patients who fall within the Medicare Part D coverage gap, commonly referred to as the "Donut Hole."

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Pharmaceutical companies are required to pay an annual non-tax deductible fee to the federal government based on each company's market share of prior year total sales of branded drugs to certain federal healthcare programs, such as Medicare, Medicaid, Department of Veterans Affairs and Department of Defense. The aggregated industry-wide fee is expected to total $28.0 billion through 2019. Since we expect our branded pharmaceutical sales to constitute a small portion of the total federal health program pharmaceutical market, we do not expect this annual assessment to have a material impact on our financial condition.

Despite initiatives to invalidate the Affordable Care Act, the U.S. Supreme Court has upheld certain key aspects of the legislation, including the requirement that all individuals maintain health insurance coverage or pay a penalty, referred to as the individual mandate. Additionally, there are legal challenges to the Affordable Care Act in lower courts on other grounds. We will not know the full effects of the Affordable Care Act until applicable federal and state agencies issue regulations or guidance under the law. Although it is too early to determine the effect of the Affordable Care Act, the law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

In addition, in September 2007, the Food and Drug Administration Amendments Act of 2007 was enacted giving the FDA enhanced post-marketing authority including the authority to require post-marketing studies and clinical trials, labeling changes based on new safety information and compliance with REMS approved by the FDA. The FDA's exercise of this authority could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to ensure compliance with post-approval regulatory requirements and potential restrictions on the sale and/or distribution of approved products.

Moreover, we cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Additionally, drug prices are under significant scrutiny, and along with other health care costs, continue to be subject to intense political and societal pressures, which we anticipate will continue and escalate, including on a global basis. As a result, our business and reputation may be harmed, our stock price may be adversely impacted and experience periods of volatility, and our results of operations may be adversely impacted.

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Risk factors

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

If we are unable to achieve and maintain adequate levels of coverage and reimbursement for our product or product candidates, if approved, their commercial success may be severely hindered.

Successful sales of our product and any product candidates that receive regulatory approval depend on the availability of adequate coverage and reimbursement from third-party payors. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Assuming we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate or may require co-payments that patients find unacceptably high. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

In addition, the market for Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, will depend significantly on access to third-party payors' drug formularies, or lists of medications for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded drug in their formularies or otherwise restrict patient access through formulary controls or otherwise to a branded drug when a less costly generic equivalent or other alternative is available.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to

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each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Further, we believe that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. Third party coverage and reimbursement for our product candidates for which we may receive regulatory approval may not be available or adequate in either the United States or international markets, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our relationships with customers and third-party payors are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

For our product and any product candidates that obtain regulatory approval and are marketed in the United States, our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any products for which we obtain marketing approval. In addition, we may be subject to health information privacy and security regulation by U.S. federal and state governments and foreign jurisdictions in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs;

•
federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which impose criminal and civil penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which imposes certain obligations, including mandatory contractual terms, on covered healthcare providers, health plans and healthcare clearinghouses, as well as their business associates, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•
The Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid or the Children's Health Insurance Program to report annually to Centers for Medicare and Medicaid Services, or CMS, information related to payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members; and
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Risk factors

•
analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government funded healthcare programs.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

The risk that we may be sued on product liability claims is inherent in the development of pharmaceutical products. We face a risk of product liability exposure related to the testing of our product candidates in clinical trials and will face even greater risks upon any commercialization by us of our product candidates. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of our products.

Our product liability insurance coverage may not be adequate to cover any and all liabilities that we may incur.

We currently have $10.0 million in product liability insurance coverage in the aggregate, which may not be adequate to cover any and all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business. In addition, we may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of our products.

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Risk factors

RISKS RELATED TO THE CLINICAL DEVELOPMENT, REGULATORY REVIEW AND APPROVAL OF OUR PRODUCT CANDIDATES

We are heavily dependent on the success of Adzenys XR-ODT and our product candidates, Cotempla XR-ODT and NT-0201. We cannot give any assurance that we will receive regulatory approval for such product candidates or any other product candidates, which is necessary before they can be commercialized.

Our business and future success are substantially dependent on our ability to successfully commercialize Adzenys XR-ODT, and our ability to timely obtain regulatory approval for and commercialize our product candidates, Cotempla XR-ODT and NT-0201, for the treatment of ADHD, and any other product candidates that we may identify and pursue. We are not permitted to market any of our product candidates in the United States until we receive approval of an NDA from the FDA, or in any foreign jurisdiction until we receive the requisite approvals from such jurisdiction. Satisfaction of regulatory requirements can be protracted, is dependent upon the type, complexity and novelty of the product candidate and requires the expenditure of substantial resources. For example, on November 10, 2015, we announced that we received a Complete Response Letter from the FDA for our NDA for Cotempla XR-ODT. We will need to satisfactorily address the deficiencies the FDA identified or may identify in the future in order to obtain the FDA's approval of our NDA. We cannot predict whether we will obtain regulatory approval to commercialize our product candidates, and we cannot, therefore, predict the timing of any future revenues from these product candidates, if any. Any delay or setback in the regulatory approval or commercialization of any of these product candidates could adversely affect our business.

Premarket review of our product candidates by the FDA or other regulatory authorities is a lengthy and uncertain process and approval may be delayed, limited or denied, any of which would adversely affect our ability to generate operating revenues.

The FDA has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. For example, the FDA:

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could determine that we cannot rely on the 505(b)(2) regulatory approval pathway for Cotempla XR-ODT, NT-0201 or any other product candidate that we may identify and develop;

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could determine that the information provided by us was inadequate, contained clinical deficiencies or otherwise failed to demonstrate safety and effectiveness of any of our product candidates for any indication;

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may not find the data from bioequivalence studies and/or clinical trials sufficient to support the submission of an NDA or to obtain marketing approval in the United States, including any findings that the safety risks outweigh clinical and other benefits of our product candidates;

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may require us to conduct additional bioequivalence studies to demonstrate that the proposed commercial product is bioequivalent to the batch used in clinical trials;

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may disagree with our trial design or our interpretation of data from nonclinical studies, bioequivalence studies and/or clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our trials;

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may determine that we inappropriately relied on a certain listed drug or drugs for our 505(b)(2) NDA or that approval of our applications for Cotempla XR-ODT, NT-0201 or any other product candidate is blocked by patent or non-patent exclusivity of the listed drug or drugs;
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Risk factors

•
may identify deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we enter into agreements for the supply of the API used in our product candidates;

•
may identify deficiencies in our own manufacturing processes or our proposed scale-up of the manufacturing processes or facilities for the production of our product candidates;

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may approve our product candidates for fewer or more limited indications than we request, or may grant approval contingent on the performance of costly post-approval clinical trials;

•
may change its approval policies or adopt new regulations; or

•
may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of our product candidates.

On October 16, 2015, we received notification from the FDA stating that, as part of its ongoing review of our NDA for Cotempla XR-ODT, it had identified deficiencies that precluded discussion of labeling and post marketing requirements or commitments at that time. On November 10, 2015, we announced that we received a Complete Response Letter from the FDA, which requires us to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide process validation and three months of stability data. If we are unable to satisfactorily address the agency's concerns, the FDA could deny approval of our NDA for Cotempla XR-ODT.

Notwithstanding the approval of many products by the FDA pursuant to 505(b)(2), over the last few years, some pharmaceutical companies and others have objected to the FDA's interpretation of 505(b)(2). If the FDA changes its interpretation of 505(b)(2), or if the FDA's interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any 505(b)(2) application that we submit. Any failure to obtain regulatory approval of our product candidates would significantly limit our ability to generate revenues, and any failure to obtain such approval for all of the indications and labeling claims we deem desirable could reduce our potential revenues.

The FDA may determine that our NDA for NT-0201 for the treatment of attention deficit hyperactivity disorder is not sufficiently complete to permit a substantive review.

We intend to submit to the FDA an NDA for NT-0201, which will be indicated for the treatment of ADHD, in the fourth quarter of 2016. Within 60 days of the agency's receipt of an NDA, the FDA will make a threshold determination of whether the NDA is sufficiently complete to permit a substantive review. This 60-day review is referred to as the filing review. If the NDA is sufficiently complete, the FDA will file the NDA. If the agency refuses to file the NDA, it will notify us and state the reason(s) for the refusal. The FDA may refuse to file an NDA for various reasons, including, but not limited to, if:

•
the NDA is incomplete because it does not on its face contain the information required under the Federal Food, Drug, and Cosmetic Act, or FDCA, or the FDA's regulations;

•
the NDA does not contain a statement that each nonclinical laboratory study was conducted in compliance with the GLP, requirements, or for each study not so conducted, a brief statement of the reason for the noncompliance;

•
the NDA does not contain a statement that each clinical trial was conducted in compliance with the FDA's institutional review board, or IRB, regulations or was not subject to those regulations,
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Risk factors

  and the agency's informed consent regulations or a brief statement of the reason for noncompliance; and

•
the drug is a duplicate of a listed drug approved before receipt of the NDA and is eligible for approval under an ANDA, for generic drugs.

In its procedures, the FDA has stated that it could find a 505(b)(2) NDA incomplete and refuse to file it if the NDA:

•
fails to include appropriate literature or a listed drug citation to support the safety or efficacy of the drug product;

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fails to include data necessary to support any aspects of the proposed drug that represent modifications to the listed drug(s) relied upon;

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fails to provide a bridge, e.g., via comparative bioavailability data, between the proposed drug product and the listed drug product to demonstrate that such reliance is scientifically justified;

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uses an unapproved drug as a reference product for a bioequivalence study; and

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fails to provide a patent certification or statement as required by the FDA's regulations where the 505(b)(2) NDA relies on one or more listed drugs.

Additionally, the FDA will refuse to file an NDA if an approved drug with the same active moiety is entitled to five years of exclusivity, unless the exclusivity period has elapsed or unless four years of the five year period have elapsed and the NDA contains a certification of patent invalidity or non-infringement.

If the FDA refuses to file our NDA for NT-0201, we may amend the NDA and resubmit it. In such a case, the FDA will again review the NDA and determine whether it is a complete response or may be filed. There can be no assurance that the FDA will file the NDA for NT-0201. If the agency refuses to file the NDA for NT-0201, we will need to address the deficiencies cited by the FDA, which could substantially delay the review process.

If the FDA does not conclude that our product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of any of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval through the 505(b)(2) regulatory approval pathway for each of our product candidates described in this prospectus. The Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Hatch-Waxman Act, added 505(b)(2) to the FDCA. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from trials that were not conducted by or for the applicant and for which the applicant does not have a right of reference.

If we cannot pursue the 505(b)(2) regulatory approval pathway for our product candidates as we intend, we may need to conduct additional nonclinical studies or clinical trials, provide additional data and information and meet additional requirements for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates likely would increase substantially. Moreover, the inability to pursue the 505(b)(2) regulatory approval pathway could result in new competitive products reaching the market before our product candidates, which

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could materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the 505(b)(2) regulatory approval pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate.

In addition, our competitors may file citizen petitions with the FDA in an attempt to persuade the FDA that our product candidates, or the clinical trials that support their approval, contain deficiencies or that new regulatory requirements be placed on the product candidate or drug class of the product candidate. Such actions by our competitors could delay or even prevent the FDA from approving any NDA that we submit under 505(b)(2).

An NDA submitted under 505(b)(2) may subject us to a patent infringement lawsuit that would delay or prevent the review or approval of our product candidate.

Our product candidates will be submitted to the FDA for approval under 505(b)(2) of the FDCA. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from trials that were not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. An NDA under 505(b)(2) would enable us to reference published literature and/or the FDA's previous findings of safety and effectiveness for the previously approved drug.

For NDAs submitted under 505(b)(2), the patent certification and related provisions of the Hatch-Waxman Act apply. Accordingly, we may be required to include certifications, known as Paragraph IV certifications, that certify that any patents listed in the Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book, with respect to any product referenced in the 505(b)(2) application, are invalid, unenforceable or will not be infringed by the manufacture, use or sale of the product that is the subject of the 505(b)(2) NDA.

Under the Hatch-Waxman Act, the holder of patents that the 505(b)(2) application references may file a patent infringement lawsuit after receiving notice of the Paragraph IV certification. Filing of a patent infringement lawsuit against the filer of the 505(b)(2) applicant within 45 days of the patent owner's receipt of notice triggers a one-time, automatic, 30-month stay of the FDA's ability to approve the 505(b)(2) NDA, unless patent litigation is resolved in favor of the Paragraph IV filer or the patent expires before that time. Accordingly, we may invest a significant amount of time and expense in the development of one or more product candidates only to be subject to significant delay and patent litigation before such product candidates may be commercialized, if at all.

In addition, a 505(b)(2) application will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, or NCE, listed in the Orange Book for the listed drug has expired. The FDA also may require us to perform one or more additional clinical trials or measurements to support the change from the listed drug, which could be time consuming and could substantially delay our achievement of regulatory approval. The FDA also may reject any future 505(b)(2) submissions and require us to submit traditional NDAs under 505(b)(1), which would require extensive data to establish safety and effectiveness of the drug for the proposed use and could cause delay and additional costs. These factors, among others, may limit our ability to commercialize our product candidates successfully.

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Risk factors

Our approved product and product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance, or result in significant negative consequences following marketing approval, if any.

As with many pharmaceutical products, treatment with our product or product candidates may produce undesirable side effects or adverse reactions or events. Although our product and product candidates contain active ingredients that have already been approved, meaning that the side effects arising from the use of the active ingredient or class of drug in our product candidates is generally known, our product or product candidates still may cause undesirable side effects. These could be attributed to the active ingredient or class of drug or to our unique formulation of such product or product candidates, or other potentially harmful characteristics. Such characteristics could cause us, IRBs, clinical trial sites, the FDA or other regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label, if the product candidate is approved, or the delay, denial or withdrawal of regulatory approval, which may harm our business, financial condition and prospects significantly.

Further, if any of our products cause serious or unexpected side effects after receiving market approval, a number of potentially significant negative consequences could result, including:

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regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution;

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the FDA may require implementation of a REMS;

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regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

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we may be required to change the way the product is administered or conduct additional clinical trials;

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we may need to voluntarily recall our products;

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we could be sued and held liable for harm caused to patients; or

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

We will need to obtain FDA approval of any proposed names for our product candidates that gain marketing approval, and any failure or delay associated with such naming approval may adversely impact our business.

Any name we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office, or USPTO. The FDA typically conducts a review of proposed product names, including an evaluation of whether proposed names may be confused with other product names. The FDA may object to any product name we submit if it believes the name inappropriately implies medical claims.

If the FDA objects to any of our proposed product names, we may be required to adopt an alternative name for our product candidates, which could result in further evaluation of proposed names with the potential for additional delays and costs.

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Risk factors

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Even if we obtain and maintain regulatory approval of our product candidates in one jurisdiction, such approval does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional nonclinical studies or clinical trials as investigations conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Our failure to successfully identify, develop and market additional product candidates could impair our ability to grow.

As part of our growth strategy, we intend to identify, develop and market additional product candidates. We are exploring various therapeutic opportunities for our pipeline and proprietary technologies. We may spend several years completing our development of any particular current or future internal product candidates, and failure can occur at any stage. The product candidates to which we allocate our resources may not end up being successful. In addition, because our internal research capabilities are limited, we may be dependent upon pharmaceutical companies, academic scientists and other researchers to sell or license product candidates, approved products or the underlying technology to us. The success of this strategy depends partly upon our ability to identify, select, discover and acquire promising product candidates and products.

The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

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exposure to unknown liabilities;

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disruption of our business and diversion of our management's time and attention to develop acquired products or technologies;
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Risk factors

•
incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;

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higher than expected acquisition and integration costs;

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difficulty in combining the operations and personnel of any acquired businesses with our operations and personnel;

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increased amortization expenses;

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impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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inability to motivate key employees of any acquired businesses.

Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and other regulatory authorities.

The commencement and completion of clinical trials can be delayed or prevented for a number of reasons.

We intend to identify, develop and market additional product candidates; however, we may not be able to commence or complete the clinical trials that would support the submission of an NDA to the FDA. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. Clinical trials can be delayed or prevented for a number of reasons, including:

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difficulties obtaining regulatory approval to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

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delays in reaching or failing to reach agreement on acceptable terms with prospective contract research organizations, or CROs, contract manufacturing organizations, or CMOs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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failure of our third-party contractors, such as CROs and CMOs, or our investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner;

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insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials;

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difficulties obtaining IRB approval to conduct a clinical trial at a prospective site;

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the FDA requiring alterations to any of our study designs, our nonclinical strategy or our manufacturing plans;

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challenges recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including size and nature of subject population, proximity of subjects to clinical sites, eligibility criteria for the trial, nature of trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;

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difficulties maintaining contact with subjects after treatment, which results in incomplete data;

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receipt by a competitor of marketing approval for a product targeting an indication that our product targets;
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Risk factors

•
governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

•
varying interpretations of data by the FDA and similar foreign regulatory agencies.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRBs at the sites where the IRBs are overseeing a trial, or a data safety monitoring board overseeing the clinical trial at issue, or other regulatory authorities due to a number of factors, including:

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failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

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inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

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unforeseen safety issues, including serious adverse events associated with a product candidate, or lack of effectiveness; and

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lack of adequate funding to continue the clinical trial.

Positive results in previous nonclinical studies and clinical trials of any of our product candidates may not be replicated in future clinical trials of the same product candidates, which could result in development delays or a failure to obtain marketing approval.

Positive results in nonclinical studies and clinical trials of any of our product candidates may not be predictive of similar results in future clinical trials. Also, interim results during a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from any completed nonclinical studies and clinical trials for any of our product candidates may not be predictive of the results we may obtain in later stage trials. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials. Moreover, clinical data is often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in nonclinical studies and clinical trials have nonetheless failed to obtain FDA approval for their products. For example, On November 10, 2015, we announced that we received a Complete Response Letter from the FDA, which requires us to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide process validation and three months of stability data. Results from our previous clinical trials may not be predictive of similar results in a bridging study.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL POSITION

We have incurred significant operating losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

Our company has limited operating history commercializing branded products. To date, we have focused primarily on developing our product Adzenys XR-ODT and our product candidates, Cotempla XR-ODT and NT-0201. Adzenys XR-ODT requires substantial additional resources before we implement commercialization strategies and begin generating revenue from product sales. In addition, our product candidates will require substantial additional resources before we will be able to receive regulatory approvals, implement commercialization strategies and begin generating revenue from

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Risk factors

product sales, if approved. There can be no assurance that any of our product candidates will ever achieve regulatory approval or generate any revenue. We do not anticipate generating substantial revenue from sales of Adzenys XR-ODT, or any revenue from sales of Cotempla XR-ODT, NT-0201 or any of our other product candidates in the near term, if ever. We have incurred significant net losses of $16.0 million and $21.7 million for the nine months ended September 30, 2014 and 2015, respectively, and $19.0 million and $20.8 million for the years ended December 31, 2013 and 2014, respectively. As of September 30, 2015, we had an accumulated deficit of $107.7 million. We have devoted most of our financial resources to manufacturing operations and product development. To date, we have financed our operations primarily through the sale of equity and debt securities and payments received under collaborative arrangements. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenue. Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to fully predict the timing or amount of our increased expenses, but we expect to continue to incur substantial expenses, which we expect will increase as we expand our development activities and build a specialty sales force and commercialization infrastructure. Our expenses could increase beyond expectations if we are required by the FDA to perform studies in addition to the clinical trials we have already completed. As a result of the foregoing, we expect to continue to incur significant and increasing losses and negative cash flows for the foreseeable future, which may increase compared to past periods. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

We may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

Developing future potential product candidates, conducting clinical trials, establishing raw material supplier relationships and manufacturing and marketing drugs are expensive and uncertain processes. Although we believe our cash, cash equivalents and marketable securities and anticipated future product revenues, will be sufficient to allow us to fund the commercialization of Adzenys XR-ODT, we may need to obtain additional capital through equity offerings, debt financing, payments under new or existing licensing and research and development collaboration agreements, or any combination thereof, in order to become cash flow positive and to develop and commercialize additional product candidates. If sufficient funds on acceptable terms are not available when needed, we could be required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate one or more of our development programs, which may have a material adverse effect on our business, results of operations and financial condition.

In addition, unforeseen circumstances may arise, or our strategic imperatives could change, causing us to consume capital significantly faster than we currently anticipate, requiring us to seek to raise additional funds sooner than expected. We have no committed external sources of funds.

The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

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the costs of establishing sales, marketing, distribution and commercial manufacturing capabilities for Adzenys XR-ODT and, if approved, Cotempla XR-ODT, NT-0201 and any other potential product candidates;

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our ability to successfully launch Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, and to continue to increase the level of sales in the marketplace;

•
the timing of any regulatory approvals of Cotempla XR-ODT and NT-0201;
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Risk factors

•
the rate of progress and cost of our trials and other product development programs for our other potential product candidates;

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the costs and timing of in-licensing additional product candidates or acquiring other complementary technologies, assets or companies;

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the actions of our competitors and their success in selling competitive product offerings; and

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the status, terms and timing of any collaborative, licensing, co-promotion or other arrangements.

Additional financing may not be available when we need it or may not be available on terms that are favorable to us. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. If adequate funds are not available to us on a timely basis, or at all, we may be required to delay, reduce the scope of or eliminate commercialization efforts for one or more of our product candidates or development programs for future potential product candidates.

We may sell additional equity or incur debt to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or incur debt, which could adversely impact our stockholders, as well as our business. The sale of additional equity or convertible debt securities would result in the issuance of additional shares of our capital stock and dilution to all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We may not have enough available cash or be able to raise additional funds on satisfactory terms, if at all, through equity or debt financings to repay our indebtedness at the time any such repayment is required (causing a default under such indebtedness), which could have a material adverse effect on our business, financial condition and results of operations.

We may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due.

In December 2013, we reissued a promissory note to Essex Capital Corporation, or Essex, which was later amended in July 2014 and March 2015, for an aggregate principal amount of approximately $5.9 million. In March 2014, we entered into a secured credit facility pursuant to a loan and security agreement among Hercules Technology III, L.P., or Hercules, as lender, which was subsequently amended in September 2014, and promissory notes issued in favor of Hercules, providing for term loans of up to an aggregate of $25.0 million. All obligations under our secured credit facility are secured by substantially all of our existing property and assets (excluding our intellectual property and assets under capital lease), subject to certain exceptions. These debt financings may create additional financial risk for us, particularly if our business or prevailing financial market conditions are not conducive to paying off or refinancing our outstanding debt obligations at maturity.

Since our inception, we have had significant operating losses. As of September 30, 2015, we had an accumulated deficit of $107.7 million. We expect to continue to incur net losses and have negative cash flow from operating activities for the foreseeable future as we continue to develop and seek marketing approval for our product candidates. As a result, we may not have sufficient funds, or may be unable to arrange for additional financing, to pay the amounts due on our outstanding indebtedness under our secured credit facility or promissory note. Further, funds from external sources may not be

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Risk factors

available on economically acceptable terms, if at all. For example, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to our product candidates or technologies, or to grant licenses on terms that are not favorable to us. If adequate funds are not available when and if needed, our ability to make interest or principal payments on our debt obligations, finance our operations, our research and development efforts and other general corporate activities would be significantly limited and we may be required to delay, significantly curtail or eliminate one or more of our programs.

Failure to satisfy our current and future debt obligations under our secured credit facility or promissory note to Essex could result in an event of default and, as a result, our lenders could accelerate all of the amounts due. In the event of an acceleration of amounts due under our secured credit facility as a result of an event of default, we may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness. In addition, our lenders could seek to enforce their security interests in any collateral securing such indebtedness.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly and annual fluctuations. We expect that any revenues we generate will fluctuate from quarter to quarter and year to year as a result of the timing of our commercialization efforts and seasonal trends with respect to ADHD diagnosis and use of medicinal products in the management of this disorder. Our net loss and other operating results will be affected by numerous factors, including:

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any delays in regulatory review and approval of our product candidates;

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our ability to establish an effective sales and marketing infrastructure;

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variations in the level of expenses related to our commercialization efforts and the development of additional clinical programs;

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competition from existing products or new products that may emerge;

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the level of market acceptance for any approved product candidates and underlying demand for that product, seasonality in the use of that product by end-users and wholesalers' buying patterns;

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regulatory developments affecting our products and product candidates;

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our dependency on third-party manufacturers to supply components of our product candidates;

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potential side effects of our future products that could delay or prevent commercialization or cause an approved drug to be taken off the market;

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any intellectual property infringement lawsuit in which we may become involved; and

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our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

Due to the various factors mentioned above, and others, the results of any prior quarterly period should not be relied upon as an indication of our future operating performance. If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

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Risk factors

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change (by value) in its equity ownership over a three year period, the corporation's ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. With our initial public offering, or IPO, our most recent private placement and other transactions that have occurred over the past three years, we may have triggered an "ownership change" limitation. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team, the loss of whose services may adversely impact the achievement of our objectives. Any of our executive officers could leave our employment at any time, as all of our employees are "at will" employees. Recruiting and retaining other qualified employees for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in clinical trials or to receive regulatory approval for our product candidates may make it more challenging to recruit and retain qualified personnel. The inability to recruit key executives or the loss of the services of any executive or key employee might impede the progress of our development and commercialization objectives.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Our independent registered public accounting firm considered our internal controls over financial reporting as of December 31, 2014 for purposes of expressing an opinion on our financial statements but not for purposes of expressing an opinion on the effectiveness of our internal controls, and two significant deficiencies in internal controls were identified in connection with the preparation of our financial statements. The first significant deficiency was due to inadequate design and implementation of general controls surrounding our information technology, or IT, and the second significant deficiency was due to inadequate maintenance and administration of our stock option program. We are taking steps to remedy both significant deficiencies, including with respect to the IT deficiency, engaging an independent third party to perform an assessment of internal controls over our IT systems that support financial reporting processes in our efforts to prepare for compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and to identify opportunities for improving our IT general controls

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Risk factors

environment. With respect to the stock option program deficiencies, we have implemented new approval and documentation procedures and controls governing all such grants. In addition, we have implemented a new third party software solution for managing and accounting for stock-based compensation. We are in the very early stages of the costly and challenging process of compiling our system of internal controls over financial reporting and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may discover additional deficiencies in our internal controls over financial reporting, including those identified through testing conducted by us in connection with Section 404 of the Sarbanes-Oxley Act or subsequent testing by our independent registered public accounting firm. Such deficiencies may be deemed to be significant deficiencies or material weaknesses and may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such an event could cause interruption of our operations. For example, the loss of data from completed clinical trials for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

We may rely on third parties to perform many essential services for any products that we commercialize, including distribution, customer service, accounts receivable management, cash collection and adverse event reporting. If these third parties fail to perform as expected or to comply with legal and regulatory requirements, our ability to commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT or NT-0201 will be significantly impacted and we may be subject to regulatory sanctions.

We may retain third-party service providers to perform a variety of functions related to the sale and distribution of Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, key aspects of which will be out of our direct control. These service providers may provide key services related to distribution, customer service, accounts receivable management and cash collection. We would substantially rely on these third-party providers to perform services for us. If these third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to us, our ability to deliver product to meet commercial demand may be significantly impaired. In addition, we may engage third parties to perform various other services for us relating to adverse event reporting, safety database management, fulfillment of requests for medical information regarding our product candidates and related services. If the quality or accuracy of the data maintained by these service providers is insufficient or if they fail to comply with various requirements, we could be subject to regulatory sanctions.

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Risk factors

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If our intellectual property related to our products or product candidates is not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our products, product candidates and technology. Any disclosure to or misappropriation by third parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

Due to legal standards relating to patentability, validity, enforceability and scope of claim, patents covering pharmaceutical and biotechnology inventions involve complex legal, scientific and factual questions. Formulation of drug products such as ours with complex release profiles is an area of intense research, publishing and patenting, which limits the scope of any new patent applications. As a result, our ability to obtain, maintain and enforce patents is uncertain and any rights under any existing patents, or any patents we might obtain or license, may not provide us with sufficient protection for our products and product candidates to afford a commercial advantage against competitive products or processes. The patent applications that we own may fail to result in issued patents in the United States or in foreign countries. Even if patents do successfully issue, third parties may challenge their patentability, validity (e.g., by discovering previously unidentified prior art, or a patent-barring event such as a prior public disclosure, use, sale or offer for sale of the invention), enforceability or scope, which may result in such patents being narrowed, invalidated or held unenforceable. For example, U.S. patents may be challenged by third parties via inter partes review, post grant review, derivation or interference proceedings at the USPTO, and European patents may be challenged via an opposition proceeding at the European Patent Office. Furthermore, if we were to assert our patent rights against a competitor, the competitor could challenge the validity and/or enforceability of the asserted patent rights. Although a granted U.S. patent is entitled to a statutory presumption of validity, its issuance is not conclusive as to its validity or its enforceability, and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products.

If the breadth or strength of protection provided by the patents and patent applications we hold or pursue with respect to our products and product candidates is successfully challenged, we may face unexpected competition that could have a material adverse impact on our business. Even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. For example, a third party may develop a competitive product that provides therapeutic benefits similar to our products or product candidates, but is sufficiently different to fall outside the scope of our patent protection.

Furthermore, if we encounter delays in our clinical trials or entry onto the market in a particular jurisdiction, the period of time during which we could market a particular product under patent protection would be reduced.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. If we or one of our future collaborators were to initiate legal proceedings against a third party to enforce a patent covering a product or our technology, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description, non-enablement or a patent-barring event, such as a

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Risk factors

public disclosure, use or sale of the invention more than a year before the filing date of the application. Grounds for an unenforceability assertion could, for example, be an allegation that someone connected with prosecution of the patent withheld material information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution, or that a third party challenging one of our patents would not assert that a patent-barring event had occurred. If a plaintiff or a defendant were to prevail on a legal assertion of invalidity and/or unenforceability against one or more of our patents, we would lose at least part, and perhaps all, of the patent protection for one or more of our products or product candidates. Such a loss of patent protection could have a material adverse impact on our business.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in reexamination, inter partes review, or interference proceedings challenging our patent rights. Patents based on applications that we file in the future may also be subject to derivation and/or post-grant review proceedings. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights and allow third parties to commercialize our technology or products and compete directly with us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

We may not seek to protect our intellectual property rights in all jurisdictions throughout the world, and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Filing, prosecuting and defending patents on product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States are less extensive than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, even where we do elect to pursue patent rights outside the United States, we may not be able to obtain relevant claims and/or we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.

Competitors may use our technologies in jurisdictions where we do not pursue and obtain patent protection to develop their own products and further, may possibly export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from competing with us.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third

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Risk factors

parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we have, and may in the future, choose not to seek patent protection in certain countries. Furthermore, while we intend to protect our intellectual property rights in certain markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell their approved products and our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the pharmaceutical industry expands and more patents are issued, the risk increases that our products and product candidates may give rise to claims of infringement of the patent rights of others. There may, for example, be issued patents of third parties of which we are currently unaware, that may be infringed by our products or product candidates, which could prevent us from being able to commercialize our products or product candidates, respectively. Because patent applications can take many years to issue, there may be currently pending applications which may later result in issued patents that our products or product candidates may infringe.

The pharmaceutical industry is rife with patent litigation between patent holders and producers of follow-on drug products. The possibility of blocking FDA approval of a competitor's product for up to 30 months provides added incentive to litigate over Orange Book patents, but suits involving non-Orange Book patents are also common in the ADHD space. There have been multiple patent litigations involving nearly all of the medications for treatment of ADHD. This trend may continue and, as a result, we may become party to legal matters and claims arising in the ordinary course of business.

We may be exposed to, or threatened with, future litigation by third parties alleging that our products or product candidates infringe their intellectual property rights. If one of our products or product candidates is found to infringe the intellectual property rights of a third party, we or our collaborators could be enjoined by a court and required to pay damages and could be unable to commercialize the applicable approved products and product candidates unless we obtain a license to the patent. A

42

Risk factors

license may not be available to us on acceptable terms, if at all. In addition, during litigation, the patent holder could obtain a preliminary injunction or other equitable relief which could prohibit us from making, using or selling our approved products, pending a trial on the merits, which may not occur for several years.

There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. If a third party claims that we or our collaborators infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

•
infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management's attention from our core business;

•
third parties bringing claims against us may have more resources than us to litigate claims against us;

•
substantial damages for infringement, which we may have to pay if a court decides that the product at issue infringes on or violates the third party's rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner's attorneys' fees;

•
a court prohibiting us from selling our product or any product candidate approved in the future, if any, unless the third party licenses its rights to us, which it is not required to do;

•
if a license is available from a third party, we may have to pay substantial royalties, fees or grant cross-licenses to our intellectual property rights; and

•
redesigning any of our products and product candidates so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Our drug development strategy relies heavily upon the 505(b)(2) regulatory approval pathway, which requires us to certify that we do not infringe upon third-party patents covering approved drugs. Such certifications typically result in third-party claims of intellectual property infringement, the defense of which would be costly and time consuming, and an unfavorable outcome in any litigation may prevent or delay our development and commercialization efforts which would harm our business.

Our commercial success depends in large part on our avoiding infringement of the patents and proprietary rights of third parties for existing approved drug products. Because we utilize the 505(b)(2) regulatory approval pathway for the approval of our products and product candidates, we rely in whole or in part on studies conducted by third parties related to those approved drug products. As a result, upon filing with the FDA for approval of our product candidates, we will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA's Orange Book with respect to our NDA; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of our proposed drug product. If we certify to the FDA that a patent is invalid or not infringed, or a Paragraph IV certification, a notice of the Paragraph IV certification must also be sent to the patent owner once our 505(b)(2) NDA is accepted for filing by the FDA. The third party may then initiate a lawsuit against us asserting infringement of the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving our NDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in our favor. If the third party does not file a

43

Risk factors

patent infringement lawsuit within the required 45-day period, our NDA will not be subject to the 30-month stay. However, even if the third party does not sue within the 45-day time limit, thereby invoking the 30-month stay, it may still challenge our right to market our product upon FDA approval; therefore, some risk of an infringement suit remains even after the expiry of the 45-day limit. By way of example, when we initially submitted our Adzenys XR-ODT NDA in December 2012 and in response to our Paragraph IV certification, Shire LLC, or Shire, initiated a lawsuit against us claiming patent infringement against certain of Shire's patents. We settled with Shire in July 2014. As part of our settlement, among other things, we stipulated that the commercial manufacture, use, selling, offering for sale or importing of Adzenys XR-ODT would infringe on certain Shire patents and that such patent claims are valid and enforceable with respect to our Adzenys XR-ODT NDA, but that such stipulations do not preclude us from filing new regulatory applications containing a Paragraph IV certification citing such patents. We also entered into a non-exclusive license agreement with Shire for certain of Shire's patents with respect to our Adzenys XR-ODT NDA. Under the terms of the license agreement, upon obtaining FDA approval of our Adzenys XR-ODT NDA, we are required to pay a lump-sum, non-refundable license fee no later than thirty days after receiving such approval and a single-digit royalty on net sales of Adzenys XR-ODT during the life of Shire's patents.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Some of our employees were previously employed at other companies, including actual or potential competitors. We may also engage advisors and consultants who are concurrently employed at other organizations or who perform services for other entities. Although we try to ensure that our employees, advisors and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, advisors, or consultants have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such party's former employer or in violation of an agreement with or legal obligation in favor of another party. Litigation may be necessary to defend against these claims.

In addition, while we generally require our employees, consultants, advisors and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims

44

Risk factors

against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Similarly, we may be subject to claims that an employee, advisor or consultant performed work for us that conflicts with that person's obligations to a third party, such as an employer or former employer, and thus, that the third party has an ownership interest in the intellectual property arising out of work performed for us. Litigation may be necessary to defend against these claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

RISKS RELATED TO OUR COMMON STOCK

The market price of our common stock may be highly volatile and investors in our common stock could incur substantial losses.

The trading price of our common stock is likely to be volatile. Since shares of our common stock were sold in our initial public offering in July 2015 at a price of $15.00 per share, our stock price has ranged from $9.00 to $28.99, through January 28, 2016. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•
any delay in filing an NDA for any of our product candidates and any adverse development or perceived adverse development with respect to the FDA's review of that NDA;

•
failure to successfully execute our commercialization strategy with respect to Adzenys XR-ODT and, if approved, Cotempla XR-ODT or NT-0201, or any other approved potential product candidate in the future;

•
adverse results or delays in clinical trials, if any;

•
significant lawsuits, including patent or stockholder litigation;

•
inability to obtain additional funding;

•
failure to successfully develop and commercialize our product candidates;

•
changes in laws or regulations applicable to our product candidates;

•
inability to manufacture adequate amounts of product supply or obtain adequate amounts of components of our product supply for our product candidates, or the inability to do so at acceptable prices;

•
unanticipated serious safety concerns related to the use of our generic Tussionex, Adzenys XR-ODT, Cotempla XR-ODT, NT-0201 or any future potential product candidates;

•
adverse regulatory decisions;

•
introduction of new products or technologies by our competitors;

•
failure to meet or exceed product development or financial projections we provide to the public;

•
failure to meet or exceed the estimates and projections of the investment community;

•
the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
45

Risk factors

•
announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•
disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•
additions or departures of key scientific or management personnel;

•
changes in the market valuations of similar companies;

•
sales of our common stock by us or our stockholders in the future; and

•
trading volume of our common stock.

In addition, the stock market in general, and the NASDAQ Global Market, or NASDAQ, in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these listed companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our principal stockholders and management own a significant percentage of our shares and will be able to exert significant control over matters subject to stockholder approval.

As of September 30, 2015, our executive officers, directors, 5% or greater stockholders and their affiliates, including shares purchased in the IPO by members of that group and their affiliated entities, beneficially own approximately 60% of our outstanding voting stock. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $                           per share, based on an assumed offering price of $                           per share, the last reported sale price of our common stock on the NASDAQ Global Market on                           , 2016, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and our as adjusted net tangible book value as of September 30, 2015. For more information on the dilution you may suffer as a result of investing in this offering, see "Dilution."

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering and the exercise of stock options granted to our employees. The exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

46

Risk factors

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock. Approximately 10,471,356 of our shares became eligible for sale upon expiration of the lock-up period on January 18, 2016, although a portion of such shares held by our affiliates will be subject to volume limitations and other conditions pursuant to Rule 144 of the Securities Act. In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period also became eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Certain holders of our securities are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled "Use of Proceeds," and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will continue to incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ, have imposed various requirements on public companies. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that required the SEC to adopt additional rules and regulations in these areas such as "say on pay" and proxy access. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact (in ways we cannot currently anticipate) the manner in which we operate our business. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

47

Risk factors

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) in 2020, (b) in which we have total annual gross revenue of at least $1 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior March 31st, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company," which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which you purchased them.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our

48

Risk factors

stockholders and may prevent attempts by our stockholders to replace or remove our current management. These provisions include:

•
authorizing the issuance of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•
limiting the removal of directors by the stockholders;

•
creating a classified board of directors;

•
prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•
eliminating the ability of stockholders to call a special meeting of stockholders; and

•
establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation, as currently in effect, provides that the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

49

Special note regarding forward-looking statements

This prospectus contains forward-looking statements within the meaning of the federal securities laws, and these statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•
our ability to develop and commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT, NT-0201, or any other future product or product candidate;

•
the timing, cost or other aspects of the commercial launch and future sales of Adzenys XR-ODT and, if approved, Cotempla XR-ODT, NT-0201, or any other future product or product candidate;

•
our ability to increase our manufacturing and distribution capabilities for Adzenys XR-ODT and, if approved, Cotempla XR-ODT, NT-0201, or any other future product or product candidate;

•
the attention deficit hyperactivity disorder patient market size and market adoption of Adzenys XR-ODT and, if approved, Cotempla XR-ODT or NT-0201, by physicians and patients;

•
the therapeutic benefits, effectiveness and safety of Adzenys XR-ODT and, if approved, Cotempla XR-ODT, NT-0201, or any other future product or product candidate;

•
our expectations regarding the commercial supply of our Adzenys XR-ODT and, if approved, Cotempla XR-ODT, NT-0201, or any other future products, or our generic Tussionex;

•
our ability to receive, and the timing of any receipt of the U.S. Food and Drug Administration, or FDA, approvals, or other regulatory action in the United States and elsewhere, for Cotempla XR-ODT, NT-0201, and any other future product candidate;

•
our expectations regarding federal, state and foreign regulatory requirements;

•
deficiencies the FDA has identified in its Complete Response Letter and may identify with respect to Cotempla XR-ODT and whether we will be able to address the issues that may relate to those deficiencies;

•
the New Drug Application resubmission date for Cotempla XR-ODT and submission date for NT-0201;

•
our estimates regarding anticipated expenses, capital requirements and our needs for additional financing;

•
our product research and development activities, including the timing and progress of our clinical trials, and projected expenditures;

•
issuance of patents to us by the U.S. Patent and Trademark Office and other governmental patent agencies;

•
our ability to achieve profitability;

•
our staffing needs; and

•
our use of proceeds from this offering.
50

Special note regarding forward-looking statements

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in "Risk factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

51

Market and industry data

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

52

Use of proceeds

We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $          million, based upon an assumed offering price of $                           per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on                           , 2016, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares from us is exercised in full, we estimate that our net proceeds would be approximately $          million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed public offering price of $                           per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on                            , 2016, would increase or decrease the net proceeds that we receive from this offering by approximately $                            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $                            million, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our cash and cash equivalents and available-for-sale investments is expected to be approximately $90.8 million at December 31, 2015, as compared to $13.3 million at December 31, 2014. This financial data as of December 31, 2015 is preliminary and is based on information available to management as of the date of this prospectus supplement and is subject to completion by management of our financial statements as of and for the year ended December 31, 2015. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Results for the year ended December 31, 2015 will be announced during our year-end financial results earnings conference call and included in our Annual Report on Form 10-K for the year ended December 31, 2015.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and facilitate our access to public equity markets. We currently intend to use the net proceeds that we will receive from this offering for as follows:

•
approximately $          million for commercialization of Adzenys XR-ODT, and if approved, our product candidates;

•
approximately $          million for pre-commercialization planning of our Cotempla XR-ODT and NT-0201 product candidates; and

•
the remainder for working capital, capital expenditures and general corporate purposes, including investing further in research and development efforts.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering or the amounts we actually spend on the uses set forth above. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

53

Market Price of our Common Stock

Our common stock has been listed on the NASDAQ Global Market under the symbol "NEOS" since July 23, 2015. Prior to that date, there was no public trading market for our common stock. Our initial public offering was priced at $15.00 per share on July 22, 2015. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Global Market:

	High	Low

Third Quarter (from July 23, 2015 to September 30, 2015)	$28.99	$16.12
Fourth Quarter (from October 1, 2015 to December 31, 2015)	$21.70	$11.53
First Quarter (from January 1, 2016 to January 28, 2016)	$15.20	$8.91

On January 28, 2016, the last reported sale price of our common stock on the NASDAQ Global Market was $13.38 per share. As of December 31, 2015, we had 125 holders of record of our common stock. The actual number of shareholders is greater than this number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

54

Dividend policy

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors. Our ability to pay dividends on our common stock is limited by restrictions under the terms of our credit facility with Hercules Technology III, L.P. In addition, any future indebtedness that we may incur could preclude us from paying dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

55

Capitalization

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2015:

•
on an actual basis;

•
on an as adjusted basis, giving effect to the sale of                           shares of common stock by us in this offering, based on an assumed public offering price of $                           per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on                           , 2016, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the heading "Selected consolidated financial data" and "Management's discussion and analysis of financial condition and results of operations."

	As of September 30, 2015
	Actual	As Adjusted

	(unaudited) (in thousands of dollars except share and per share data)
Cash and Cash Equivalents	102,896
Long-Term Debt, including current portion	34,354
Stockholders' (Deficit) Equity:
Preferred Stock, $0.001 par value, no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—
Common Stock, $0.001 par value, 100,000,000 shares authorized; 15,839,064 issued and outstanding, actual; 100,000,000 authorized, shares issued and outstanding, as adjusted	16
Additional Paid-in Capital	194,682
Accumulated Deficit	(107,681)

Total Stockholders' (Deficit) Equity	87,017	—

Total Capitalization	$121,371	$—

The information above is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

The actual and adjusted information set forth in the table above excludes the following:

•
1,224,227 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2015 at a weighted-average exercise price of $13.45 per share;

•
306,528 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2015 at a weighted-average exercise price of $2.77 per share;

•
966,837 shares of common stock that are available for future issuance under the 2015 Stock Option and Incentive Plan.
56

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and our redeemable convertible preferred stock, which is not included within stockholders' equity (deficit), by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of September 30, 2015 was $70.0 million, or $4.42 per share.

After giving effect to the sale by us of             shares of common stock in this offering at the assumed offering price of $                           per share, the last reported sale price of our common stock on the NASDAQ Global Market on                   , 2016, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2015 would have been $              million, or $             per share. This represents an immediate increase in as adjusted net tangible book value of $ per share to our existing stockholders and immediate dilution of $ per share to investors purchasing shares of common stock in this offering at the offering price. The following table illustrates this dilution on a per share basis to new investors:

Offering price per share		$
Historical net tangible book value per share as of September 30, 2015	$
Increase in net tangible book value per share attributable to new investors in this offering

As adjusted net tangible book value per share after this offering

Dilution in net tangible book value per share to new investors		$

Each $1.00 increase or decrease in the assumed public offering price of $                           per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on                            , 2016, would increase or decrease, as applicable, our as adjusted net tangible book value per share by $                           , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $                           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1 million in the number of shares offered by us would increase or decrease, as applicable, the as adjusted net tangible book value per share by $                           , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $                           , assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares from us in full, the as adjusted net tangible book value per share of our common stock immediately after this offering would be $             per share, and the dilution in net tangible book value per share to new investors in this offering would be $             per share.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of September 30, 2015 and excludes:

•
1,224,227 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2015 at a weighted-average exercise price of $13.45 per share;
57

Dilution

•
306,528 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2015 at a weighted-average exercise price of $2.77 per share;

•
966,837 shares of common stock that are available for future issuance under the 2015 Stock Option and Incentive Plan.

New investors will experience further dilution if any of our outstanding options or warrants are exercised, new options are issued and exercised under our equity incentive plans or we issue additional shares of common stock, other equity securities or convertible debt securities in the future.

58

Selected consolidated financial data

The following selected statements of operations data for the nine months ended September 30, 2014 and 2015, and the balance sheet data as of September 30, 2015 are derived from unaudited financial statements appearing elsewhere in this prospectus. The following selected statements of operations data for the years ended December 31, 2013 and 2014, and the balance sheet data as of December 31, 2013 and 2014 are derived from our audited financial statements appearing elsewhere in this prospectus. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under the caption "Management's discussion and analysis of financial condition and results of operations." Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period.

Statements of operations data:

	Year ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015

			(Unaudited)
	(in thousands, except per share data)
Total Revenue	$1,044	$758	$322	$2,133
Cost of Goods Sold	2,534	3,354	2,225	3,833
Research and Development	9,974	10,601	8,195	9,123
Selling and Marketing Expenses	153	212	117	2,271
General and Administrative Expenses	5,471	5,063	4,196	5,069
Interest and Other Expense (Income)	1,512	2,377	1,581	3,514

Net Loss from Continuing Operations	$(18,600)	$(20,849)	$(15,992)	$(21,677)

Loss from Discontinued Operations	(437)	—	—	—

Net Loss	$(19,037)	$(20,849)	$(15,992)	$(21,677)

Preferred Stock Accretion to Redemption Value	(1,227)	(1,118)	(850)	(1,169)
Preferred Stock Dividends	(2,185)	(2,185)	(1,634)	(1,221)

Net Loss Attributable to Common Stock	$(22,449)	$(24,152)	$(18,476)	$(24,067)

Net Loss per Share—Basic and Diluted	$(28.45)	$(27.56)	$(21.13)	$(5.05)

Shares Used to Compute Net Loss per Share—Basic and Diluted(1)	788,964	876,318	874,480	4,767,479

Pro forma Net Loss Attributable to Common Stock per Share, Basic and Diluted

Weighted Average Shares Used to Calculate Pro Forma Net Loss Attributable to Common Stock per Share, Basic and Diluted (unaudited)

(1)
See Note 4 to the notes to our audited financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per common share.
59

Selected consolidated financial data

Balance sheet data:

	December 31,
			September 30, 2015
	2013	2014

			(Unaudited)
	(in thousands)
Cash and Cash Equivalents	$11,947	$13,343	$102,896
Short-Term Investments	7,497	3,000	—
Working Capital	14,303	13,380	93,189
Total Assets	41,878	45,230	131,109
Long Term Debt, net of Current Portion	16,454	23,121	28,579
Warrant Liability(1)	—	1,789	—
Redeemable Convertible Preferred Stock(2)	70,836	90,149	—
Stockholders' Equity (Deficit)	(54,844)	(78,782)	87,017

(1)
Upon closing the IPO, the warrants issued in conjunction with the Series C preferred stock financing were exchanged in a cashless exercise for 947,185 shares of Series C preferred stock which converted into 78,926 shares of the Company's common stock. The remaining Series C warrants issued with the senior debt to purchase 170,000 pre-split shares of Series C preferred stock ("Hercules Warrants") were converted into warrants to purchase 70,833 shares of the Company's common stock and the warrant liability was reclassified to Additional Paid in Capital within Stockholders' Equity (Deficit).

(2)
On the closing of the IPO, all outstanding shares of redeemable preferred stock converted into 9,217,983 shares of common stock and all remaining outstanding Series C warrants issued in conjunction with purchases of Series C preferred stock were net exercised at the IPO price for 78,926 shares of common stock. Upon the closing of the Company's IPO, all of the shares of the Company's redeemable convertible preferred stock were retired and cancelled and shall not be reissued as shares of such series, and all rights and preferences of those shares of redeemable convertible preferred stock were cancelled, including the right to receive undeclared accumulated dividends.
60

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations together with the "Selected consolidated financial" and the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk factors" or in other parts of this prospectus.

OVERVIEW

We are a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing our proprietary modified-release drug delivery technology platform, which we have already used to develop Adzenys XR-ODT and our two product candidates for the treatment of attention deficit hyperactivity disorder, or ADHD. Our product and product candidates are extended-release, or XR, medications in patient-friendly, orally disintegrating tablets, or ODT, or liquid suspension dosage forms. Our proprietary modified-release drug delivery platform has enabled us to create novel, extended-release ODT and liquid suspension dosage forms. We received approval from the U.S. Food and Drug Administration, or FDA, for Adzenys XR-ODT, our amphetamine XR-ODT, on January 27, 2016. We believe Adzenys XR-ODT and, if approved, Cotempla XR-ODT, will be the first amphetamine XR-ODT and the first methylphenidate XR-ODT, respectively, for the treatment of ADHD on the market. Cotempla XR-ODT is the provisionally accepted trade name of our methylphenidate XR-ODT. On October 16, 2015, we received notification from the FDA stating that, as part of its ongoing review of our New Drug Application, or NDA for Cotempla XR-ODT, it had identified deficiencies that precluded discussion of labeling and post marketing requirements or commitments at that time. On November 10, 2015, we announced that we received a Complete Response Letter from the FDA, which requires us to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide process validation and three months of stability data. We expect to resubmit an NDA for Cotempla XR-ODT in the fourth quarter of 2016, following the completion of the bioequivalence bridging study. In addition, we plan to submit an NDA for NT-0201, our amphetamine XR liquid suspension, in the fourth quarter of 2016.

We plan to focus on commercialization in the United States using our own commercial infrastructure. We intend to manufacture our ADHD products in our current Good Manufacturing Practice, or cGMP, and U.S. Drug Enforcement Administration, or DEA-registered manufacturing facilities, thereby obtaining our products at cost without manufacturer's margins and better controlling supply quality and timing. We currently use these facilities to manufacture our generic equivalent to the branded product, Tussionex, an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

Our predecessor company was incorporated in Texas on November 30, 1994 as PharmaFab, Inc. and subsequently changed its name to Neostx, Inc. On June 15, 2009, we completed a reorganization pursuant to which substantially all of the capital stock of Neostx, Inc. was acquired by a newly formed Delaware corporation, named Neos Therapeutics, Inc. The remaining capital stock of Neostx, Inc. was acquired by us on June 29, 2015, and Neostx, Inc. was merged with and into Neos Therapeutics, Inc. Historically, we were primarily engaged in the development and contract manufacturing of unapproved or Drug Efficacy Study Implementation, or DESI, pharmaceuticals and, to a lesser extent, nutraceuticals for third parties. The unapproved or DESI pharmaceuticals contract

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Management's discussion and analysis of financial condition and results of operations business was discontinued in 2007, and the manufacture of nutraceuticals for third parties was discontinued in March 2013.

Since our reorganization in 2009, we have devoted substantially all of our resources to funding our manufacturing operations and to our product candidates which consist of research and development activities, clinical trials for our product candidates, the general and administrative support of these operations and intellectual property protection and maintenance. Prior to our recent initial public offering of our common stock, we funded our operations principally through private placements of our common stock, redeemable convertible preferred stock, bank and other lender financings and through payments received under collaborative arrangements.

On August 28, 2014, we completed an acquisition of all of the rights to the Tussionex Abbreviated New Drug Application, or Tussionex ANDA, which include the rights to produce, develop, market and sell, as well as all the profits from such selling activities, our generic Tussionex, which we previously owned the rights to manufacture, but which was marketed and sold by the generic drug division of Cornerstone Biopharma, Inc., or Cornerstone. These rights were acquired from the collaboration of the Company, Cornerstone and Coating Place, Inc. Prior to the acquisition, we shared profits generated by the sale and manufacture of the product under a development and manufacturing agreement with those companies.

We have incurred significant losses in each year since our reorganization in 2009. Our net losses were $20.8 million for the year ended December 31, 2014, and $21.7 million and $16.0 million for the nine months ended September 30, 2015 and 2014, respectively. As of September 30, 2015, we had an accumulated deficit of approximately $107.7 million. We expect to continue to incur significant expenses and increasing operating losses in the near term. We expect our expenses will increase substantially in connection with our ongoing activities, as we:

•
seek regulatory approval for our product candidates;

•
build commercial infrastructure to support sales and marketing for Adzenys XR-ODT and our product candidates;

•
continue research and development activities for new product candidates;

•
manufacture supplies for our preclinical studies and clinical trials; and

•
operate as a public company.

On July 28, 2015, we closed our initial public offering, or IPO, whereby we sold 5,520,000 shares of common stock, at a public offering price of $15.00 per share, which includes 720,000 shares of our common stock resulting from the underwriters' exercise of their over-allotment option at the IPO price on July 23, 2015. The net proceeds from our IPO, after deducting underwriting discounts and commissions and other offering expenses payable by us, were approximately $75.0 million. The securities described above were offered by us pursuant to a registration statement on Form S-1 declared effective by the SEC on July 22, 2015.

We may continue to seek private or public equity and debt financing to meet our capital requirements. There can be no assurance that such funds will be available on terms favorable to us, if at all, or that we will be able to successfully commercialize our product candidates. In addition, we may not be profitable even if we succeed in commercializing Adzenys XR-ODT and any of our product candidates.

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Management's discussion and analysis of financial condition and results of operations

FINANCIAL OPERATIONS OVERVIEW

Revenue

Our revenue is currently generated from product sales of our generic Tussionex, recorded on a net sales basis. We sell our product to drug wholesalers in the United States. We have also established indirect contracts with drug, food and mass retailers that order and receive our product through wholesalers. As a result of our acquisition of all of the rights to the Tussionex ANDA, we expect our future revenue to increase from historical levels as a result of our efforts directed toward the commercialization of our generic Tussionex.

We historically had generated revenue from manufacturing, development and profit sharing from a development and manufacturing agreement; however, we expect that these revenue streams will end since we terminated our development and manufacturing agreement in August 2014. As a result of our acquisition of the rights to commercialize and derive future profits from the Tussionex ANDA, we intend to utilize our manufacturing capability to derive revenue directly from sales made by us, rather than through a commercial partner. Sales of our generic Tussionex are seasonal and correlate with the cough and cold season.

In the future, we will seek to generate revenue from product sales of Adzenys XR-ODT and our two late-stage branded product candidates. We do not expect to generate any significant revenue unless or until we commercialize our product candidates. If we fail to effectively launch our marketing plans for Adzenys XR-ODT or to complete the development of our product candidates in a timely manner or obtain regulatory approval for them, our inability to generate future revenue from product sales may adversely affect our results of operations and financial position.

Research and development

We expense research and development costs as they are incurred. Research and development expenses consist of costs incurred in the discovery and development of our product candidates, and primarily include:

•
expenses, including salaries and benefits of employees engaged in research and development activities;

•
expenses incurred under third party agreements with contract research organizations, or CROs, and investigative sites that conducted our clinical trials and a portion of our pre-clinical activities;

•
cost of raw materials, as well as manufacturing cost of our materials used in clinical trials and other development testing;

•
cost of facilities, depreciation and other allocated expenses;

•
fees paid to regulatory authorities for review and approval of our product candidates; and

•
expenses associated with obtaining and maintaining patents.

Direct development expenses associated with our research and development activities are allocated to our product candidates. Indirect costs related to our research and development activities that are not allocated to a product candidate are included in "Other Research and Development Activities" in the table below.

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Management's discussion and analysis of financial condition and results of operations

The largest component of our total operating expenses has historically been our investment in research and development activities including the clinical development of our product candidates. The following table summarizes our research and development expenses for the periods indicated:

	December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015

			(unaudited)
	(in thousands)
NT-0102 Cotempla XR-ODT	$2,089	$1,641	$1,374	$2,771
NT-0201 Amphetamine Liquid	625	822	778	139
NT-0202 Adzenys XR-ODT	829	762	775	185
Other Research and Development Activities(1)	6,431	7,376	5,268	6,028

	$9,974	$10,601	$8,195	$9,123

(1)
Includes unallocated product development cost, salaries and wages, occupancy and depreciation and amortization.

We expect that our research and development expenses will fluctuate over time as we engage in additional post-marketing studies of Adzenys XR-ODT, seek regulatory approval of our two ADHD product candidates and explore new product candidates, but will decrease as a percentage of revenue if we generate revenue from Adzenys XR-ODT and if any of our product candidates are approved. We expect to fund our research and development expenses from our current cash and cash equivalents, a portion of the net proceeds from this offering and revenues, if any, from Adzenys XR-OT and our product candidates.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. We may never succeed in achieving marketing approval for our product candidates. The probability of success of our product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates.

On October 16, 2015, we received notification from the FDA stating that, as part of its ongoing review of our NDA for Cotempla XR-ODT, it had identified deficiencies that precluded discussion of labeling and post marketing requirements or commitments at that time. On November 10, 2015, we announced that we received a Complete Response Letter from the FDA, which requires us to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide process validation and three months of stability data. We expect to resubmit an NDA for Cotempla XR-ODT and submit an NDA for NT-0201, our amphetamine XR liquid suspension, in the fourth quarter of 2016. Any further actions required by the FDA may result in further research and development expenses. For additional information regarding the FDA review process, including the Prescription Drug User Fee Act, see "Government Regulation—NDA and FDA review process."

Selling and marketing

Selling and marketing expenses consist primarily of salaries and related costs for personnel pre-commercialization activities for Adzenys XR-ODT and our product candidates and trade sales of

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Management's discussion and analysis of financial condition and results of operations our generic Tussionex. Other selling and marketing expenses include market research, brand development, advertising agency and other public relations costs, managed care sales planning and market data and analysis.

We expect that our selling and marketing expenses will increase with the potential commercialization of Adzenys XR-ODT and our product candidates particularly as we move to a business model in which we commercialize our own products in the United States.

General and administrative

General and administrative expenses consist primarily of salaries and related costs for personnel, including share-based compensation expense for our employees in executive, finance and human resources functions. Other general and administrative expenses include facility-related costs not otherwise included in research and development expenses or cost of goods sold, and professional fees for business development, accounting, tax and legal services.

We anticipate that our general and administrative expenses will increase due to increased expenses associated with being a public company, including costs for audit, legal, regulatory and tax-related services, director and officer insurance premiums and investor relations costs.

Interest expense, net

Interest income consists of interest earned on our cash and cash equivalents. The primary objective of our investment policy is liquidity and capital preservation.

Interest expense to date has consisted primarily of interest expense on senior debt, including the amortization of debt discounts, a subordinated note payable to a related party and the capitalized leases resulting from the sale-leaseback transactions of our existing and newly-acquired property and equipment. We amortize debt issuance costs over the life of the notes which are reported as interest expense in our consolidated statements of operations.

Other income (expense), net

Other income and expense to date has primarily consisted of amortization of the net gain recorded on the sale-leaseback of our property and equipment. These sale-leaseback financings occurred in five separate transactions, each with a 42-month lease term. The gains on the transactions are being recognized on a straight-line basis over the respective 42-month lease term (see Note 8 to the notes to our audited financial statements included elsewhere in this prospectus). Other income and expense also includes changes resulting from the remeasurement of the fair values of our earnout liability and our warrant liabilities through the effective date of the IPO, July 22, 2015.

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Management's discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

Nine months ended September 30, 2015 compared to the nine months ended September 30, 2014

Revenues

The following table summarizes our revenues for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
Product	$2,133	$(120)	$2,253	1877.5%
Manufacturing	—	113	(113)	not applicable
Development	—	160	(160)	not applicable
Profit Sharing	—	169	(169)	not applicable

	$2,133	$322	$1,811	562.4%

Total revenues were $2.1 million for the nine months ended September 30, 2015, an increase of $1.8 million or 562.4%, from the $0.3 million for the nine months ended September 30, 2014. All $2.1 million of product revenue in the nine months ended September 30, 2015 was generated from net sales of our generic Tussionex for which we acquired all commercialization and profit rights in August 2014. This was partially offset by decreases in development, profit sharing and manufacturing revenue. The manufacturing and profit sharing revenues decreased by $0.3 million due to the termination of our development and manufacturing agreement in August 2014. In addition, the $0.1 million decrease in development revenues for the nine months ended September 30, 2015 was due to reduced development work related to our generic Tussionex. The $0.1 million of negative product revenue for the nine months ended September 30, 2014 resulted from reserves we established for the estimated returns of our generic Tussionex outstanding at the wholesalers as of the October 6, 2014 effective date of the August 26, 2014 DEA reclassification of Tussionex from a Schedule III controlled substance to a Schedule II controlled substance. This ruling had the effect of requiring unsold product to either be relabeled or returned.

Cost of goods sold

The following table summarizes our cost of goods sold for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
Cost of Goods Sold	$3,833	$2,225	$1,608	72.3%

The total cost of goods sold was $3.8 million for the nine months ended September 30, 2015, an increase of $1.6 million or 72.3%, from the $2.2 million for the nine months ended September 30, 2014. This increase was primarily due to $0.5 million increase in raw material costs due to the increased sales of Tussionex, $0.5 million of amortization of the intangibles resulting from the acquisition of the rights to commercialize and derive future profits from Tussionex ANDA and a

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Management's discussion and analysis of financial condition and results of operations

$0.3 million increase in other cost of goods sold, principally due to distribution costs and freight incurred for the shipment of our generic Tussionex and audits of suppliers in 2015.

Research and development expenses

The following table summarizes our research and development expenses for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
Research and Development Expenses	$9,123	$8,195	$928	11.3%

Research and development expenses were $9.1 million for the nine months ended September 30, 2015, an increase of $0.9 million, or 11.3%, from the $8.2 million for the nine months ended September 30, 2014. This increase was primarily due to a $2.3 million FDA filing fee for the NDA for Cotempla XR-ODT submitted in January 2015, a $0.4 million increase in research and development materials and other costs, a $0.3 million increase in medical affairs spending related to our ADHD product candidates and a $0.2 million amortization of the annual FDA facility fee for 2015 for our generic Tussionex. These increases were offset by a $1.8 million decrease in clinical expense, primarily as a result of the completion of our classroom study of Cotempla XR-ODT and the wrapping up of clinical trials for Adzenys XR-ODT and NT-0201 in 2014 and a $0.5 million decrease in consulting firm services related to the filing of our prior NDA applications.

Selling and marketing expenses

The following table summarizes our selling and marketing expenses for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
Selling and Marketing	$2,271	$117	$2,154	1,841.0%

The total selling and marketing expenses were $2.3 million for the nine months ended September 30, 2015, an increase of $2.2 million or 69.5%, from the $0.1 million for the nine months ended September 30, 2014. Selling and marketing professional services increased by $1.3 million due to the pre-commercialization advertising agency costs, market research, public relations, data analysis, managed care promotion and corporate communications expenses incurred in the first nine months of 2015 for Adzenys XR-ODT and Cotempla XR-ODT. Salary and compensation expense $0.7 million due to the addition of personnel as part of pre-commercialization efforts for our new product candidates and trade sales support for our generic Tussionex. In addition, selling and marketing travel expenses increased $0.1 million related to these pre-commercialization activities.

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Management's discussion and analysis of financial condition and results of operations

General and administrative expenses

The following table summarizes our general and administrative expenses for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
General and Administrative	5,069	4,196	873	20.8%

The total general and administrative expenses were $5.1 million for the nine months ended September 30, 2015, an increase of $0.9 million or 20.8%, from the $4.2 million for the nine months ended September 30, 2014. Salary and compensation expense increased $0.7 million in the nine months ended September 30, 2015 primarily due a $0.4 million increase in compensation related to share-based payments and a $0.3 million increase in 2015 due to the restructuring of the executive team and the addition of contract labor during 2014 and 2015 to bring on additional industry experience in support of our IPO. In addition, general and administrative expenses increased by $0.1 million for Directors & Officers Insurance Policy premium for the period following the IPO effective date and $0.1 million for board of directors fees and expenses. Also, Professional Fees included the following offsetting variances: an increase of $0.6 million related to the engaging of consultants primarily for audit, tax, business development, recruiting, computer services, compensation review, financial analysis and government pricing, offset by a $0.6 million decrease in legal fees resulting from the termination and settlement of litigation related to the Paragraph IV certification of Adzenys XR-ODT in July 2014.

Interest expense

The following table summarizes interest expense for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
Interest Expense	$2,685	$2,199	$486	22.1%

The total interest expense was $2.7 million for the nine months ended September 30, 2015, an increase of $0.5 million from the $2.2 million for the nine months ended September 30, 2014. The interest on senior debt increased by $0.7 million due to higher interest in 2015 due to the increased senior debt balance. This increase was offset by a $0.1 million reduction in capital lease interest due the reduced capital lease balances resulting from the lease payments and a $0.1 million decrease in subordinated debt interest due to the reduction in the interest rate on the note from 10% to 6% pursuant to the Settlement and Release of Claims Agreement with Essex and a third party (see Note 19).

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Management's discussion and analysis of financial condition and results of operations

Other income (expense), net

The following table summarizes our other income (expense) for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
			Increase (Decrease)	% Increase (Decrease)
	2015	2014

	(in thousands)
Other Income, net	$(829)	$618	$(1,447)	–234.1%

Other expense was $0.8 million for the nine months ended September 30, 2015, a decrease of $1.4 million or 234.1%, from the $0.6 million of other income for the nine months ended September 30, 2014. This change was due to the $1.5 million year-to-date effect of the remeasurements of the fair values which included a second and third quarter increases in fair values of the warrant and earnout liabilities due to the increased weighting assigned to the IPO scenario in the PWERM model which was partially offset by a decrease in the fair value of the earnout liability, principally in the first quarter of 2015, resulting primarily from new information regarding the projected impact of the DEA's reclassification of Tussionex from a Schedule III controlled substance to a Schedule II controlled substance and a review of the launch dates of Adzenys XR-ODT and our two ADHD product candidates.

Year ended December 31, 2013 compared to the year ended December 31, 2014

Revenues

The following table summarizes our revenues for the years ended December 31, 2013 and 2014:

	Year ended December 31,
			Increase (decrease)	% Increase (decrease)
	2013	2014

	(in thousands)
Product	$—	$316	$316	N/A
Manufacturing	137	113	(24)	(17.5)%
Profit Sharing	226	169	(57)	(25.2)%
Development	681	160	(521)	(76.5)%

	$1,044	$758	$(286)	(27.4)%

Total revenues were $0.8 million for the year ended December 31, 2014, a decrease of $0.3 million or 27.4%, from the year ended December 31, 2013. The $0.5 million or 76.5% decrease in development revenues for the year ended December 31, 2014 was primarily due to reduced development work related to our generic Tussionex as we completed various stability programs and shifted our efforts toward launching commercialization in September 2013. In addition, the manufacturing and profit sharing revenues combined decrease of $0.1 million or 22.3% was primarily due to the termination of our three-way profit split development and manufacturing agreement in August 2014. These decreases were partially offset by $0.3 million of product revenue due to net sales of our generic Tussionex after our acquisition of all commercialization and profit rights to our generic Tussionex in August 2014.

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Management's discussion and analysis of financial condition and results of operations

Cost of goods sold

The following table summarizes our cost of goods sold for the years ended December 31, 2013 and 2014:

	Year ended December 31,
			Increase (decrease)	% Increase (decrease)
	2013	2014

	(in thousands)
Cost of Goods Sold	$2,534	$3,354	$820	32.4%

The total cost of goods sold was $3.4 million for the year ended December 31, 2014, an increase of $0.8 million or 32.4% from the year ended December 31, 2013. This increase was primarily due to a $0.8 million increase in production cost of our generic Tussionex as a result of increased sales and indirect costs associated with scaling up of commercial manufacturing. In addition, the increase was due to manufacturing overhead expenses which were not capitalizable into inventory and were recognized as period expenses.

Research and development expenses

The following table summarizes our research and development expenses for the years ended December 31, 2013 and 2014:

	Year ended December 31,
			Increase (decrease)	% Increase (decrease)
	2013	2014

	(in thousands)
Research & Development Expenses	$9,974	$10,601	$627	6.3%

Research and development expenses were $10.6 million for the year ended December 31, 2014, an increase of $0.6 million or 6.3% from the year ended December 31, 2013. This increase was primarily due to a $0.5 million increase in third party costs related to the preparation of our NDA submissions and a $0.5 million increase in depreciation and amortization costs primarily due to additional depreciation on new equipment and increased amortization of equipment financed under sale-leaseback agreements. These decreases were partially offset by a net $0.3 million decrease in clinical expense, primarily as a result of the completion of our classroom study of Cotempla XR-ODT, and a $0.1 million decrease in salary expense.

Selling, general and administrative expenses

The following table summarizes our SG&A expenses for the years ended December 31, 2013 and 2014:

	Year ended December 31,
			Increase (decrease)	% Increase (decrease)
	2013	2014

	(in thousands)
Sales and Marketing	$153	$212	$59	38.6%
General and Administrative	5,471	5,063	(408)	(7.5)%

Total Selling, General and Administrative Expenses	$5,624	$5,275	$(349)	(6.2)%

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Management's discussion and analysis of financial condition and results of operations

The total SG&A expenses were $5.3 million for the year ended December 31, 2014, a decrease of $0.3 million or 6.2% from the year ended December 31, 2013. Salary and compensation expense increased $0.4 million in the year ended December 31, 2014 due to incentive compensation related to achievement of certain performance milestones. In addition, salary and compensation increased $0.5 million due to a restructuring of the executive team to bring on additional industry experience. In the year ended December 31, 2014, we also incurred an additional $0.1 million in marketing and professional consultants expenses related to the commercialization of our generic Tussionex. These increased costs were offset by a $1.0 million decrease in legal and professional services, due to the termination and settlement of litigation related to the Paragraph IV certification of Adzenys XR-ODT in July 2014, and a $0.3 million decrease related to a market research study for our product candidates conducted in the year ended December 31, 2013.

Interest expense

The following table summarizes interest expense for the years ended December 31, 2013 and 2014:

	Year ended December 31,
			Increase (decrease)	% Increase (decrease)
	2013	2014

	(in thousands)
Interest Expense	$(2,115)	$(2,954)	$839	39.7%

The total interest expense was $3.0 million for the year ended December 31, 2014, an increase of $0.8 million or 39.7% from the year ended December 31, 2013. This increase was primarily due to a $0.4 million increase due to amortization of costs and fees resulting from the repayment of $10.0 million of senior debt in March 2014, a $0.1 million increase driven by interest associated with an increase in debt principal, a $0.1 million increase related to the additional closing cost and exit fee amortization resulting from the September 2014 debt modification and a $0.2 million increase related to incremental equipment note interest associated with capital leases entered into during the years ended December 31, 2014 and 2013.

Other income (expense), net

The following table summarizes our other income (expense) for the years ended December 31, 2013 and 2014:

	Year ended December 31,
			Increase (decrease)	% Increase (decrease)
	2013	2014

	(in thousands)
Other Income, net	$603	$577	$(26)	(4.2)%

Other income was $0.6 million for the year ended December 31, 2014, was essentially unchanged from the year ended December 31, 2013. Additional amortization of the deferred gain recognized on the sales-leaseback arrangement, was offset by the remeasurement of the fair value of the possible earnout related to our purchase of the commercialization and profit rights to our generic Tussionex.

Loss from discontinued operations

In March 2013, we discontinued the contract manufacturing of nutraceuticals in order to concentrate on the manufacture of our proprietary extended-release pharmaceutical products. In accordance with

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Management's discussion and analysis of financial condition and results of operations

Topic ASC, 360-10, the results of operations for the contract manufacturing of nutraceuticals has been excluded from continuing operations and reported as discontinued operations for the year ended December 31, 2013. The components of discontinued operations which relate to contract manufacturing of nutraceuticals are as follows:

2013

(in thousands)
Revenue	$943
Direct costs	836
Impairment of intangible assets	544

Net loss from discontinued operations	$(437)

Quarterly Results of Operations

The following tables set forth our unaudited operating results for each of the eleven quarters in the period from January 1, 2013 to September 30, 2015. This information is derived from our unaudited financial statements, which in the opinion of management contain all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair statement of such financial data. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of results to be expected in future periods. You should read these data together with our financial statements and the related notes included elsewhere in this prospectus.

	Quarter Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013

Net Sales	103	38	575	328
Gross loss	(566)	(544)	(31)	(349)
Net loss from continuing operations	(4,654)	(4,537)	(4,363)	(5,046)
Loss from discontinued operations, including $544 of impairment charges	(401)	(19)	(16)	(1)
Net Loss	$(5,055)	$(4,556)	$(4,379)	$(5,047)

Preferred Stock Accretion to Redemption Value	(304)	(306)	(308)	(309)
Preferred Stock Dividends	(537)	(543)	(549)	(556)

Net loss attributable to common stock	$(5,896)	$(5,405)	$(5,236)	$(5,912)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted(2)	770,412	778,453	753,165	854,385

Net loss per share of common stock, basic and fully diluted(1):
Net loss per share from continuing operations attributable to common stock	$(6.04)	$(5.83)	$(5.79)	$(5.91)

Loss per share from discontinued operations	$(0.52)	$(0.02)	$(0.02)	$(0.00)

Net loss per share attributable to common stock	$(7.65)	$(6.94)	$(6.95)	$(6.92)

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Management's discussion and analysis of financial condition and results of operations

	Quarter Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014

Net Sales	292	55	(25)	436
Gross loss	(513)	(583)	(807)	(693)
Net Loss	$(5,165)	$(5,588)	$(5,239)	$(4,857)

Preferred Stock Accretion to Redemption Value	(317)	(265)	(268)	(268)
Preferred Stock Dividends	(539)	(544)	(551)	(551)

Net loss attributable to common stock	$(6,021)	$(6,397)	$(6,058)	$(5,676)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted(2)	871,282	873,060	878,929	881,309

Net loss per share of common stock, basic and fully diluted(1):	$(6.91)	$(7.33)	$(6.89)	$(6.44)

	Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015

Net Sales	428	1,484	221
Gross profit	(667)	(175)	(858)
Net Loss	$(6,556)	$(5,753)	$(9,368)

Preferred Stock Accretion to Redemption Value	(484)	(586)	(99)
Preferred Stock Dividends	(539)	(544)	(138)

Net loss attributable to common stock	$(7,579)	$(6,883)	$(9,605)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted(2)(3)	885,237	887,397	12,403,182

Net loss per share of common stock, basic and fully diluted(1):	$(8.56)	$(7.76)	$(0.77)

(1)
Loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly loss per share may not necessarily equal the total for the year.

(2)
In connection with the IPO, the Company's Board of Directors approved a 1-for-2.4 reverse stock split of the Company's common stock which also resulted in a proportional adjustment to the conversion ratios of the preferred stock and the preferred stock warrants. All references to common stock and per share amounts in these condensed financial statements and accompanying footnotes have been retroactively adjusted for all periods presented to give effect to this reverse stock split.

(3)
Between June 30, 2015 and July 27, 2015, the Company issued a total of 1,000,000 shares of its Series C redeemable convertible preferred stock to several existing investors upon the exercise of warrants to purchase Series C preferred stock held by those investors at an exercise price of $5.00 per share, for an aggregate exercise price of $5.0 million. On the IPO closing date, all outstanding shares of redeemable preferred stock converted into 9,217,983 shares of common stock and all remaining outstanding Series C warrants issued in conjunction with purchases of Series C preferred stock were net exercised at the IPO price for 78,926 shares of common stock. Upon the closing of the Company's IPO, all of the shares of the Company's redeemable convertible preferred stock were retired and cancelled and shall not be reissued as shares of such series, and all rights and preferences of those Preferred Shares were cancelled including the right to receive undeclared accumulated dividends. On July 28, 2015, the Company closed its initial public offering whereby the Company sold 5,520,000 shares of common stock, at a public offering price of $15.00 per share, which includes 720,000 shares of common stock resulting from the underwriters' exercise of their over-allotment option at the IPO price on July 23, 2015. These transactions produced a significant increase in the number of shares outstanding which will impact the year-over-year comparability of the Company's loss per share calculations.
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Management's discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

Sources of liquidity

Since our reorganization in 2009 until our IPO, we have financed our operations primarily through private placements of common stock and redeemable convertible preferred stock and bank and other lender financing. On July 28, 2015, we closed our IPO whereby we sold 5,520,000 shares of our common stock, at a public offering price of $15.00 per share, which includes 720,000 shares of our common stock resulting from the underwriters' exercise of their over-allotment option at the IPO price. We received aggregate net proceeds of $75.0 million from the offering, after deducting underwriting discounts and commissions of $5.8 million and offering expenses of approximately $2.0 million.

As of September 30, 2015, we had $102.9 million in cash and cash equivalents. Between December 2014 and February 2015, we issued and sold 4,124,871 shares of Series C redeemable convertible preferred stock, or Series C preferred stock, for net proceeds of $20.6 million, of which $7.5 million is reflected in the December 31, 2014 cash balance and $13.1 million was received after December 31, 2014. On June 30, 2015, a holder of warrants to purchase our Series C preferred stock, or Series C warrants, exercised Series C warrants to purchase an aggregate of 150,000 shares of Series C Preferred stock at $5.00 per share, for an aggregate price of $0.75 million. Between July 6 and July 27, 2015, we issued 850,000 shares of its Series C preferred stock to several investors upon the exercise of Series C warrants held by those investors at an exercise price of $5.00 per share, for an aggregate exercise price of $4.25 million. On March 13, 2015, we received an advance of $5.0 million under our senior debt facility as a result of achievement of a certain regulatory milestone. In addition, on June 10, 2015, we drew down the final $5 million tranche under our senior debt facility prior to meeting the milestones associated with that tranche. We had agreed to prepay the $5.0 million Tranche 4 principal balance together with all accrued and unpaid interest applicable to Tranche 4 on July 31, 2015 if we had not met certain regulatory or financing milestones, or the Tranche 4 Milestones, on or before July 31, 2015. We did meet the Tranche 4 Milestones stated in the LSA prior to July 31, 2015; therefore, we did not prepay the $5.0 million Tranche 4 principal balance on July 31, 2015. We believe that the $75.0 million net proceeds from our recently completed IPO and our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months.

Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity. Accordingly, our cash equivalents are invested primarily in money market funds which are currently providing only a minimal return.

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Management's discussion and analysis of financial condition and results of operations

Cash flows

The following table sets forth the primary sources and uses of cash for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
			Increase (Decrease)			Increase (Decrease)
	2013	2014		2014	2015

				(Unaudited)
	(in thousands)
Net Cash (used in) provided by:
Net Cash used in operating activities	$(14,955)	$(17,390)	$(2,435)	$(13,465)	$(14,919)	$(1,454)
Net Cash (used in) provided by investing activities	(9,517)	(2,125)	7,392	(1,889)	2,344	4,233
Net Cash provided by financing activities	13,133	20,911	7,778	13,845	102,128	88,283

Net increase (decrease) in cash and cash equivalents	$(11,339)	$1,396	$12,735	$(1,509)	$89,553	$91,062

Cash used in operating activities

Net cash used in operating activities during these periods primarily reflected our net losses and changes in working capital, partially offset by non-cash charges including depreciation expense, amortization of intangible assets net of amortized gain on sale of equipment and stock-based compensation expense.

Net cash used in operating activities was $15.0 million and $17.4 million for the years ended December 31, 2013 and 2014, respectively. The $2.4 million increase in net cash used from operating activities was primarily due to the $1.8 million increase in our net losses, as discussed above, a $0.3 million decrease in noncash items principally due to the write off of assets related to our discontinued operations in 2013 and a $0.3 million increase in the usage of cash from working capital changes.

Net cash used in operating activities was $14.9 million and $13.5 million for the nine months ended September 30, 2015 and 2014, respectively. The $1.5 million increase in net cash used from operating activities was primarily due to the $5.7 million increase in our net losses, as discussed above, partially offset by a $2.4 million increase in noncash items and a $1.8 million decrease in the usage of cash from working capital changes. The increase in noncash items was principally due to the changes in the fair value of the warrant and earnout liabilities in 2015, an increase in the amortization of costs to acquire all of the rights to commercialize and derive future profits from Tussionex ANDA in August 2014 and an increase in share-based compensation expense. The decrease in usage of cash from working capital changes resulted primarily from a $2.1 million increase in accounts payable and accrued expenses due to the timing of vendor invoicing and payments and an increase in accruals for outside services, partially offset by a $0.3 million decrease in accounts receivable due to timing of customer payments.

Cash used in investing activities

Net cash used in investing activities is generally due to investments of cash in excess of our operating needs as well as purchase of equipment to support our research and development and manufacturing activities.

Net cash used in investing activities was $9.5 million and $2.1 million for the years ended December 31, 2013 and 2014, respectively. During the year ended December 31, 2014, we used $6.3 million in cash to acquire commercialization and profit rights to our generic Tussionex.

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Management's discussion and analysis of financial condition and results of operations

Net cash provided by investing activities was $2.3 million for the nine months ended September 30, 2015 as compared to net cash used in investing activities of $1.9 million for the nine months ended September 30, 2014, both of which principally resulted from the net sale or purchase, respectively, of short term investments, offset by a $0.6 million increase in 2015 capital expenditures, primarily in association with the expansion of our controlled substances vault and a $6.3 million cash outflow in 2014 for the acquisition all of the rights to commercialize and derive future profits from Tussionex ANDA in August 2014.

Cash provided by financing activities

Net cash provided by financing activities of $20.9 million in the year ended December 31, 2014 was related to proceeds of $17.4 million, net of issuance costs, received from the sale of 3,486,521 shares of our Series C preferred stock; proceeds of $15.0 million from the issuance of notes to our new lender, partially offset by full repayment of the $10.0 million in principal under the previous term loan and $0.6 million of deferred financing costs; and $0.8 million from the sale leaseback of equipment, partially offset by principal payments under the sales leasebacks. Net cash provided by financing activities of $13.1 million in the year ended December 31, 2013 was primarily related to proceeds of $8.5 million, net of issuance costs, from the sale and full funding of 1,739,448 shares of our Series C preferred stock and $5.5 million from the sale leaseback of equipment.

Net cash provided by financing activities of $102.1 million in the nine months ended September 30, 2015 primarily resulted from net cash proceeds of $77.0 million from our IPO reduced by $1.8 million of cash public offering costs; $13.0 million, net of issuance costs, received from the sale of 2,624,936 shares of our Series C preferred stock and the issuance of Series C warrants for 1,197,218 shares of Series C preferred stock; proceeds of $10.0 million from the remaining drawdowns under the LSA (see Credit Facilities below for details); $5.0 million from the exercise of 1,000,000 of Series C warrants and $0.1 million from the exercise of employee stock options, partially offset by $1.2 million of principal payments under the sales leasebacks. Net cash provided by financing activities of $13.8 million in the nine months ended September 30, 2014 was primarily related to proceeds of $9.9 million, net of issuance costs, received from the sale of 1,986,586 shares of our Series C preferred stock, proceeds of $15.0 million from the issuance of notes to our new lender, offset by $10.2 million in payments under the previous term loan and $0.6 million of deferred financing costs, and $0.8 million of proceeds from the sale leaseback of equipment, partially offset by $1.1 million of principal payments under the sale leasebacks.

Credit facilities

In March 2014, we entered into an LSA with Hercules which was subsequently amended in August 2014, September 2014, December 2014 and June 2015. As amended, the LSA provides a total commitment of $25.0 million, available in four draws. Borrowings under the LSA are collateralized by substantially all of our assets, except our intellectual property and assets under capital lease. The first draw of $10.0 million, or Tranche 1, was issued during March 2014 and was used in its entirety to repay outstanding principal under a previous credit facility. The second draw of $5.0 million, or Tranche 2, was issued in September 2014. The third draw, or Tranche 3, in the amount of $5.0 million was issued in March 2015. In June 2015, we further amended the LSA and the fourth draw of $5.0 million, or Tranche 4, was issued prior to achieving the Tranche 4 milestones. We met the Tranche 4 Milestones stated in the LSA prior to July 31, 2015; therefore we did not prepay the $5.0 million Tranche 4 principal balance on July 31, 2015.

Each draw is to be repaid in monthly installments, comprised of interest-only monthly payments until May 2016 as we fulfilled the conditions set forth in the LSA, as amended, at which time installments

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Management's discussion and analysis of financial condition and results of operations of interest and principal calculated over a thirty-month amortization period commence. A balloon payment of the entire principal balance outstanding on October 1, 2017 and all accrued but unpaid interest thereunder is due and payable on October 1, 2017. The interest rate is 9% per annum for Tranche 1 and Tranche 4 and 10.5% per annum for Tranche 2 and Tranche 3. An end of term charge of $1.1 million is payable at the earliest to occur of (1) October 1, 2017, (2) the date we prepay our outstanding Secured Obligations, as defined therein, or (3) the date the Secured Obligations become due and payable.

The LSA, as amended, also contains certain financial and nonfinancial covenants, including limitations on our ability to transfer assets, engage in a change of control, merge or acquire with or into another entity, incur additional indebtedness, repurchase or redeem stock or other equity interest other than pursuant to employee stock repurchase plans or other similar agreements, make investments and engage in transactions with affiliates. Upon an event of default, the lender may declare the unpaid principal amount of all outstanding loans and interest accrued under the loan and security agreement to be immediately due and payable, and exercise its security interests and other rights. As of September 30, 2015, we were in compliance with the covenants under our LSA, as amended.

In December 2011, we issued to Essex Capital Corporation, or Essex, a subordinated note, or Note, in the aggregate principal amount of $5.8 million. Interest accrues and adds to the principal balance until such time as we achieve positive EBITDA for three consecutive months. In June 2012, we amended and restated the Note, resulting in an extension of the maturity date from June 2014 to March 2017 and the conversion of $1.0 million of outstanding principal amount into 200,000 shares of our Series B redeemable convertible preferred stock. The conversion was executed in December 2012 and the Note was amended to reflect the new aggregate principal amount of $5.3 million. In December 2013, the Note was amended and restated to reflect the addition of accrued interest due at maturity with a new aggregate principal amount of $5.9 million. In July 2014, the interest rate on the Note was reduced to 6% for the period from July 2014 through June 2015 pursuant to an amendment to the Note entered into as consideration for the $128,000 payment which we made to Essex as part of the Settlement and Release of Claims Agreement with Essex and a third party. This agreement resolved certain issues and disputes whereby Essex paid $256,000 to the third party, we paid Essex $128,000 and Essex agreed to reduce the interest rate on the Note from 10% to 6% for the July 2014 through June 2015. The third party released both Essex and us from any and all claims. As of September 30, 2015, the aggregate principal amount of the Note was $5.9 million and $883,000 in interest had been accrued through September 30, 2015.

During the years ended December 31, 2014 and 2013, we entered into five 42-month agreements with Essex for the sale-leaseback of existing and newly acquired assets with a total capitalized cost of $795,000 and $5.5 million, respectively, and a bargain purchase option at the end of the respective lease, all of which are classified as capital leases. The approximate imputed interest rate on these leases is 14.5%. See "Contractual commitments and obligations" below for future payments under these leases.

Capital resources and funding requirements

We may continue to seek private or public equity and debt financing to meet our capital requirements. There can be no assurance that such funds will be available on terms favorable to us, if at all, or that we will be able to successfully commercialize Adzenys XR-ODT or our product candidates. In addition, we may not be profitable even if we succeed in commercializing Adzenys XR-ODT or any of our product candidates. We expect to continue to incur operating losses in the future over the next several years as we seek regulatory approval for our product candidates and build commercial infrastructure to support sales and marketing of Adzenys XR-ODT or our product candidates. We

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Management's discussion and analysis of financial condition and results of operations believe that our existing cash and cash equivalents, together with the net proceeds of our IPO, will be sufficient to fund our anticipated operating requirements into the first quarter of 2017. We have based this estimate on assumptions that may prove to be wrong, resulting in the use of our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amount of increased capital required to become profitable. Our future funding requirements will depend on many factors, including:

•
the costs and timing involved in obtaining regulatory approvals for our product candidates;

•
the timing and number of product candidates for which we obtain regulatory approval;

•
the costs of developing our anticipated sales, marketing and distribution capabilities;

•
the market acceptance of our products and product candidates, if approved, and related success in commercializing and generating sales from our products and product candidates if approved by the regulatory authorities;

•
the costs of our manufacturing capabilities to support our commercialization activities, including any costs associated with adding new capabilities;

•
the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;

•
the number and characteristics of new product candidates that we pursue; and

•
our ability to hire qualified employees at salary levels consistent with our estimates to support our growth and development, including additional general and administrative personnel as a result of becoming a public company, and sales and marketing personnel as we evolve into a commercial organization.

We may not generate a sufficient amount of product revenues from sales of Adzenys XR-ODT to finance our cash requirements. Until we obtain regulatory approval to market our product candidates, if ever, we cannot generate revenues from sales of those products. Even if we are able to sell our products, including, Adzenys XR-ODT, we may not generate a sufficient amount of product revenues to finance our cash requirements. Accordingly, we may need to obtain additional financing in the future which may include public or private debt and equity financings and/or entrance into product and technology collaboration agreements or licenses and asset sales. There can be no assurance that additional capital will be available when needed on acceptable terms, or at all. The issuance of equity securities may result in dilution to stockholders. If we raise additional funds through the issuance of debt securities, these securities may have rights, preferences and privileges senior to those of our common stock and the terms of the debt securities could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to scale back our commercial operations or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

Our management's discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the

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Management's discussion and analysis of financial condition and results of operations disclosure of any contingent assets and liabilities at the date of the financial statements, as well as reported revenue and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to the notes to our audited financial statements included elsewhere in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

Revenue is generated from product sales, recorded on a net sales basis in consideration of product returns, Medicaid rebates, wholesaler chargebacks, and historically, manufacturing, profit sharing and development revenue from a development and manufacturing agreement, each of which is described in more detail below. Product revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; price to the buyer is fixed and determinable; and collectability is reasonably assured. Revenue from sales transactions where the buyer has the right to return the product is recognized at the time of sale only if the price to the buyer is substantially fixed or determinable at the date of sale, the buyer has paid for the product, or the buyer is obligated to pay for the product and the obligation is not contingent on resale of the product, the buyer's obligation to pay would not be changed in the event of theft or physical destruction or damage of the product, the buyer acquiring the product for resale has economic substance apart from that provided by us, we do not have significant obligations for future performance to directly bring about resale of the product by the buyer and the amount of future returns can be reasonably estimated.

We sell our generic Tussionex to a limited number of pharmaceutical wholesalers. Pharmaceutical wholesalers buy drug products directly from manufacturers. Title to the product passes upon delivery to the wholesalers, when the risks and rewards of ownership are assumed by the wholesaler. These wholesalers then resell the product to retail customers such as food, drug and mass merchandisers.

We expect that manufacturing, profit sharing and development revenue will end as we have terminated our development and manufacturing agreement. As a result of our acquisition of the rights to commercialize and derive future profits from the Tussionex ANDA, we will utilize our manufacturing capability to derive revenue directly from sales made by us, rather than through our former commercial partner.

Net product sales

Net product sales for our generic Tussionex represent total gross product sales less gross to net sales adjustments. Gross to net sales adjustments include wholesaler fees and estimated allowances for product returns, government rebates, chargebacks and prompt-payment discounts to be incurred on the selling price of the respective product sales. Wholesaler distribution fees are incurred on the management of these products by wholesalers and are recorded within net product sales based on definitive contractual agreements. We estimate gross to net sales adjustments for allowances for product returns, government rebates and chargebacks based upon analysis of third-party information, including information obtained from our third party logistics provider, or 3PL, with respect to its inventory levels and sell-through to the wholesalers' customers, data available from third parties

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Management's discussion and analysis of financial condition and results of operations regarding prescriptions written for our products, as well as actual experience as reported by our customers and former commercialization partners. For sales of our new product candidates where no history of product returns will exist at the time of sale to facilitate the estimation of product returns, we anticipate that we will initially recognize sales based on product sell-through to end customers using data available from third parties; therefore, some revenue may be deferred until sufficient product return history is generated. Due to estimates and assumptions inherent in determining the amount of returns, rebates and chargebacks, the actual amount of returns and claims for rebates and chargebacks may be different from the estimates, at which time reserves would be adjusted accordingly. Allowances and accruals are recorded in the same period that the related revenue is recognized.

Product returns

Our wholesalers' contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting 6 months prior to expiry date to 12 months post expiry date. Product returns of our generic Tussionex are estimated based upon data available from sales of our product by our previous commercialization partner and from actual experience as reported by retailers. Historical trend of returns will be continually monitored and may result in future adjustments to such estimates. On August 26, 2014, the DEA reclassified Tussionex from a Schedule III controlled substance to a Schedule II controlled substance, which had the effect of requiring unsold product at the wholesalers and our 3PL to either be relabeled or returned. This new ruling was effective October 6, 2014. As such, we established reserves for the estimated returns of such product outstanding at our wholesalers as of October 6, 2014. We had no inventory labeled as Schedule III at our 3PL as of the effective date.

Medicaid rebates

Our generic Tussionex is, and we anticipate Adzenys XR-ODT will be, subject to state government-managed Medicaid programs whereby discounts and rebates are provided to participating state governments. Estimated rebates payable under governmental programs, including Medicaid, are recorded as a reduction of revenue at the time revenues are recorded. For generic Tussionex sales, calculations related to these rebate accruals are estimated based on sales of our product by our previous commercialization partner. Historical trend of Medicaid rebates will be continually monitored and may result in future adjustments to such estimates.

Wholesaler chargebacks

Our products are subject to certain programs with wholesalers whereby pricing on products is discounted below wholesaler list price to participating entities. These entities purchase products through wholesalers at the discounted price, and the wholesalers charge the difference between their acquisition cost and the discounted price back to us. Chargebacks are accounted for by establishing an accrual in an amount equal to our estimate of chargeback claims at the time of product sale based on information provided by our distributor. Due to estimates and assumptions inherent in determining the amount of chargebacks, the actual amount of claims for chargebacks may be different from our estimates, which may result in adjustments to such reserves.

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Manufacturing

Manufacturing revenue is derived from product manufactured by us and sold by our former commercial partner under a development and manufacturing agreement. Manufacturing revenue is derived from a contractual supply price paid to us by our former commercial partner.

Profit sharing

Profit sharing revenue is recorded as the product is sold by our former commercial partner. The profit share is our share of the net profits after taking into account net revenue, which is gross product sales by our former commercial partner, net of discounts, returns and allowances incurred by our former commercial partner, less collaboration expenses.

Development revenue

Development revenue from the development and manufacturing agreement has been recognized as the related services are completed. Development revenue in the form of milestone payments is recognized upon achievement of the related milestones and provided that collectability is reasonably assured and other revenue recognition criteria are met. Amounts received under cost reimbursement arrangements for production and research and development are recorded as offsets to the costs incurred and not recognized as revenue.

Research and development expenses

Research and development expenses include costs incurred in performing research and development activities, personnel related expenses, laboratory and clinical supplies, facilities expenses, overhead expenses, fees for contractual services, including preclinical studies, clinical trials and raw materials. We estimate clinical trial expenses based on the services received pursuant to contracts with research institutions and CROs which conduct and manage clinical trials on our behalf. We accrue service fees based on work performed, which relies on estimates of total costs incurred based on milestones achieved, patient enrollment and other events. The majority of our service providers invoice us in arrears, and to the extent that amounts invoiced differ from our estimates of expenses incurred, we accrue for additional costs. The financial terms of these agreements vary from contract to contract and may result in uneven expenses and cash flows. To date, we have not experienced any events requiring us to make material adjustments to our accruals for service fees. If we do not identify costs that we incurred or if we underestimate or overestimate the level of services performed, our actual expenses could differ from our estimates which could materially affect our results of operations. Adjustments to our accruals are recorded as changes in estimates become evident. In addition to accruing for expenses incurred, we may also record payments made to service providers as prepaid expenses that we will recognize as expense in future periods as services are rendered.

Share-based compensation expense

Share-based compensation awards, including grants of employee stock options and restricted stock and modifications to existing stock options, are recognized in the statement of operations based on their fair values. Compensation expense related to awards to employees is recognized on a straight-line basis, based on the grant date fair value, over the requisite service period of the award, which is generally the vesting term. The fair value of our share-based awards to employees and directors is estimated using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends. Due to the previous lack of a public market for the trading of its common stock and a lack of company-specific historical and implied volatility

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data, prior to the IPO, we have historically utilized third party valuation analyses to determine the fair value. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

We reported share-based compensation expense for stock options granted to employees in our consolidated statements of operations as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015

			(Unaudited)
	(in thousands)
General and Administrative
Options	$54	$120	$68	$480
Restricted Stock	47	90	68	72

	$101	$210	$136	$552

Subsequent to September 30, 2015, we granted an aggregate of 129,166 stock options with a weighted average exercise price of $15.04 per share and which vest over terms ranging from two to four years.

No share-based compensation expense for nonemployees was recognized for the years ended December 31, 2013 and 2014 or for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, $56,000 of non-employee share-based compensation expense was recorded.

We calculated the fair value of share-based compensation awards using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including stock price volatility and the expected life of stock options. The application of this valuation model involves assumptions that are highly subjective, judgmental and sensitive in the determination of compensation cost. As a recently private company, we do not have sufficient history to estimate the volatility of our common stock price or the expected life of our options. We have not paid and do not anticipate paying cash dividends. Therefore, the expected dividend rate is assumed to be 0%. The expected stock price volatility for stock option awards was based on the historical volatility of a representative peer group of comparable companies' selected using publicly available industry and market capitalization data. The risk-free rate was based on the U.S. Treasury yield curve in effect commensurate with the expected life assumption. The average expected life of stock options was determined according to the "simplified method" as described in Staff Accounting Bulletin 110, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate was determined by reference to implied yields available from five-year U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant. We estimate forfeitures based on our historical analysis of actual stock option forfeitures. We estimate the fair value of all stock option awards on the grant date by applying the Black-Scholes option pricing valuation model. The application of this valuation model involves assumptions that are highly subjective, judgmental and sensitive in the determination of compensation cost. Given the absence of an active market for our common stock prior to our IPO, our board of directors was required to estimate the fair value of our common stock at the time of each option grant primarily based upon valuations performed by a third

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party valuation firm. The weighted-average key assumptions used in determining the fair value of options granted during the periods indicated are as follows:

	Year Ended December 31,
			Nine Months Ended September 30, 2015
	2013	2014

			(unaudited)
Estimated dividend yield	0%	0%	0%
Expected stock price volatility	60%	60%	60%
Weighted-average risk-free interest rate	1.23%	1.77%	1.60%
Expected life of option in years	5	5	5
Weighted-average option fair value at grant	$1.305	$2.884	$10.054

For additional information regarding the assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2013 and 2014 and for the nine months ended September 30, 2015, please see Note 14 to the notes to our financial statements included elsewhere in this prospectus.

There is a high degree of subjectivity involved when using option-pricing models to estimate share-based compensation. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of employee stock-based awards is determined using an option-pricing model, such a model value may not be indicative of the fair value that would be observed in a market transaction between a willing buyer and willing seller. If factors change and we employ different assumptions when valuing our options, the compensation expense that we record in the future may differ significantly from what we have historically reported.

Given the absence of an active market for our common stock prior to our IPO, our board of directors was required to estimate the fair value of our common stock at the time of each option grant primarily based upon valuations performed by a third party valuation firm. In determining fair value for our common stock, the third party valuation firm determined the fair value of our common stock on the date of grant based on several factors, including:

•
our stage of development and business strategy;

•
the price per share at which our redeemable convertible preferred stock was issued to investors and the rights, preferences and privileges of the redeemable convertible preferred stock relative to the common stock;

•
our financial condition and book value;

•
economic and competitive elements affecting us, our industry and our target markets;

•
our projected operating results;

•
a comparative analysis of our financial condition and operating results with those of publicly-owned companies engaged in similar lines of business;

•
the current and historical relationship between the reported stock prices and revenue and earnings levels of selected publicly traded companies engaged in similar lines of business;

•
important developments relating to the results of our one product and two product candidates; and

•
the likelihood of achieving a liquidity event for our outstanding shares of stock.
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The valuations we obtained were prepared in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, or the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its common stock. In accordance with the Practice Aid, we considered the various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock at each valuation date. Prior to August 2014, we generally used the income approach, utilizing the discounted cash flow method to determine our value and allocating to classes of equity using an option pricing model. Since August 2014, we utilized the Probability-Weighted Expected Return Method, or PWERM, to determine the value attributable to common stock based on a private company scenario and an initial public offering scenario. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class. For each scenario, we utilized the discounted cash flow method to determine our value, allocated to classes of equity using an option pricing model and applied the PWERM approach, weighted based on management's expectations, yielding an estimated marketable, minority fair value of our common stock. A discount for lack of marketability, or DLOM, based on an option based approach (put option) was then applied, yielding a fair value of our common stock on a non-marketable basis. The material assumptions involved to estimate the fair value of our common stock are the estimated timing of commercial launch dates for our product candidates, the probability weighting of the private company scenario and the initial public offering scenario, the timeline to liquidity under each scenario and the DLOM under each scenario.

For options granted since the IPO, our board of directors determined the fair market value of each share of underlying common stock based on the closing price of our common stock as reported by the NASDAQ Global Market on the date of grant.

Intangible assets

Intangible assets subject to amortization, which principally include our proprietary modified-release drug delivery technology and the costs to acquire the rights to Tussionex ANDA, are recorded at cost and are amortized over the estimated lives of the assets ranging from 10 to 20 years.

Warrant liability

We account for our warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on our balance sheet at their fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense), net, in the statements of operations (see Note 12 and Note 13 to the notes to our financial statements included elsewhere in this prospectus). Our Series C warrants and Hercules Warrants were classified as liabilities, and we estimated the fair value of these liabilities using option pricing models and assumptions that were based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, contractual term, dividend yield, and risk-free interest rate (see Notes 5, 12 and 13 in the notes to our financial statements above). In connection with the completion of our IPO, all the outstanding Series C warrants and Hercules Warrants automatically converted into warrants to purchase shares of common stock. Upon closing the IPO, the Series C warrants were exchanged in a cashless exercise for 947,185 shares of Series C preferred stock which converted into 78,926 shares of our common stock. The Hercules Warrants to purchase 170,000 pre-split shares of Series C preferred stock were converted into warrants

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to purchase 70,833 shares of our common stock and the warrant liability was reclassified to Additional Paid in Capital within Stockholders' Equity (Deficit) because the converted warrants met the definition of an equity instrument under derivative accounting guidance.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk

We are exposed to market risk related to changes in interest rates as it impacts our interest income. As of September 30, 2015, we had cash and cash equivalents of $102.9 million. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates as our cash equivalents are invested in interest-bearing money market funds. The goals of our investment policy are liquidity and capital preservation to fund our operations. Due to the short-term duration and low risk profile of our cash equivalents portfolio, a 10% change in interest rates would not have a material effect on interest income we recognize or the fair market value of our investments. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates.

Interest risk

The interest rates on our notes payable are fixed. Therefore, we are not exposed to market risk from changes in interest rates as it relates to these interest-bearing obligations.

CONTRACTUAL COMMITMENTS AND OBLIGATIONS

The following tables reflect summaries of our estimates of future material contractual obligations as of September 30, 2015. Future events could cause actual payments to differ from these estimates.

	Total	< 1 Yr	1 - 3 Yrs.	3 - 5 Yrs	Thereafter

	(Unaudited) (In thousands)
Loan and Security Agreement	$30,181	6,120	24,061	—	—
Related Party Note Payable	8,134	—	8,134	—	—
Capital Leases for Equipment	3,129	2,319	810	—	—
Earnout Liability	353	—	353	—	—
Operating lease for facility	9,226	907	1,898	1,948	4,473

	$51,023	$9,346	$35,256	$1,948	$4,473

We have drawn down $25.0 million of the LSA, as amended, as of September 30, 2015. The payments above are inclusive of related interest amounts as of September 30, 2015.

In addition to the commitments shown above, in response to a lawsuit brought against us by Shire LLC, or Shire, for infringement of certain of Shire's patents, we entered into a settlement agreement and an associated license agreement with Shire for a non-exclusive license to certain patents for certain activities with respect to our NDA No. 204326 for an extended-release orally disintegrating amphetamine Polistrex tablet related to Adzenys XR-ODT in July 2014. Under the terms of the license agreement, we are required to pay a lump sum, non-refundable license fee of an amount less than $1.0 million due no later than thirty days after receiving regulatory approval by the FDA of our NDA. We will also pay a single digit royalty on net sales of the subject product during the life of the patents. Due to the uncertainty of when or if these royalties will be made, they are not presented in the table

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above. The license fee will be capitalized and amortized over the life of the patents. The royalties will be recorded as cost of goods sold in the same period as the net sales upon which they are calculated.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC, including any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2015, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update, or ASU, No. 2015-11, Inventory—Simplifying the Measurement of Inventory (Topic 330). The amendments in this ASU require an entity to measure inventory that is not measured using the last-in, first-out (LIFO) or retail inventory methods at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim periods within those years. We are evaluating this ASU and have not determined the effect of this standard on our ongoing financial reporting.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard will become effective for us on January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on its ongoing financial reporting.

In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We do not expect the adoption of this standard will have a material impact on our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. This ASU is for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. We do not expect the adoption of this standard will have a material impact on our financial statements.

From time to time, additional new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed,

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we believe that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

JOBS ACT

In April 2012, the Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in the United States. Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

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OVERVIEW

We are a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing our proprietary modified-release drug delivery technology platform, which we have already used to develop our one product and two product candidates for the treatment of attention deficit hyperactivity disorder, or ADHD. Our product candidates are extended-release, or XR, medications in patient-friendly, orally disintegrating tablets, or ODT, or liquid suspension dosage forms. We received approval from the U.S. Food and Drug Administration, or FDA, for Adzenys XR-ODT, our amphetamine XR-ODT, on January 27, 2016. We expect to resubmit a new drug application, or NDA, for Cotempla XR-ODT, our methylphenidate XR-ODT, in the fourth quarter of 2016, following the completion of a bioequivalence bridging study. In addition, we plan to submit an NDA for NT-0201, our amphetamine XR liquid suspension, in the fourth quarter of 2016. We believe our product and, if approved, our product candidates will address an unmet need by providing more patient- and caregiver-friendly dosing options not previously available to patients in the $10.7 billion market for ADHD-indicated medications.

Our branded product and product candidates incorporate two of the most commonly prescribed medications for the treatment of ADHD, methylphenidate and amphetamine. Our proprietary modified-release drug delivery platform has enabled us to create novel, extended-release ODT and liquid suspension dosage forms of these medications. We believe Adzenys XR-ODT is the first amphetamine XR-ODT, and if approved, Cotempla XR-ODT will be the first methylphenidate XR-ODT for the treatment of ADHD. We expect our patent estate, which we developed internally and which includes composition-of-matter, method-of-manufacture and method-of-use patents and patent applications, some of which are not scheduled to expire until 2032, will provide additional protection for our branded product and two product candidates.

In 2014 alone, 63.1 million prescriptions for medications with ADHD labeling, and principally in extended-release formulations, were written in the United States. The vast majority of currently available dosage forms for ADHD are tablets and capsules. Despite once-daily dosing of these extended-release formulations, we believe there is a significant opportunity to improve compliance rates. Up to 54% of the pediatric population and 40% of the adult population have reported difficulties with swallowing tablets and capsules. We believe that the inability, difficulty or reluctance of many patients to swallow intact tablets and capsules contributes to diminished compliance rates. Such limitations highlight the need for more convenient dosing options such as ODT or liquids. To our knowledge, no company has succeeded to date in commercializing an XR-ODT formulation of any ADHD medication, even though ODT are among the most preferred dosage forms of pharmaceutical products. We believe, therefore, there is a significant market opportunity to provide the two most prescribed medications for ADHD, methylphenidate and amphetamine, in two more convenient and patient-friendly dosage forms, ODT and liquid suspension, which we developed using our proprietary technology platform.

If we are successful in obtaining regulatory approval for any of our two product candidates, we plan to focus on commercialization in the United States using our own commercial infrastructure. We plan to initially build a specialty sales force of approximately 125 representatives targeting the highest-volume prescribers of ADHD medication. We intend to manufacture our ADHD products in our current Good Manufacturing Practice, or cGMP, and U.S. Drug Enforcement Administration, or DEA, -registered manufacturing facilities, thereby obtaining our products at cost without manufacturer's margins and better controlling supply, quality and timing. We currently use these facilities to manufacture our generic equivalent to the branded product, Tussionex, an XR liquid suspension of

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hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of cold.

We believe we can apply our XR-ODT and XR liquid suspension technologies that underlie our branded product and product candidates and our generic Tussionex to other active pharmaceutical ingredients, or APIs. Our longer-term strategy is to utilize these technologies for the development and approval of additional XR-ODT or XR liquid suspension drug candidates, while leveraging our manufacturing and commercialization experience to reduce costs and effectively reach patients. Patients with central nervous system, or CNS, conditions, such as stroke, Parkinson's disease and Alzheimer's disease often have difficulty swallowing their medication and would benefit from ODT and liquid suspension dosage forms. We have completed feasibility studies on several product candidates thus far. We plan to complete feasibility work on approximately a dozen potential product candidates by mid-2016 and then select two to three candidates for further clinical development. We intend to utilize the regulatory pathway provided by Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or the 505(b)(2) regulatory approval pathway, for our product candidates using only APIs from approved drug products and incorporating our proprietary drug delivery platform to create branded product candidates. This streamlined development and approval pathway should allow us to initiate clinical trials in approximately 18 months after drug discovery and submit an NDA in as few as 36 months.

OUR STRATEGY

Our goal is to be a leading pharmaceutical company focused on the development, manufacture and commercialization of pharmaceutical products that utilize our proprietary modified-release drug delivery technology platform. Key elements of our business strategy to achieve this goal are to:

•
Establish commercialization capabilities in the United States for Adzenys XR-ODT and any of our product candidates that are FDA approved.

We believe that we can effectively commercialize Adzenys XR-ODT and our branded ADHD product candidates, if approved in the United States, with a specialty sales force of approximately 125 representatives. We intend to target the highest volume prescribers to address the unmet need for more patient- and caregiver-friendly dosage forms of the two most prescribed medications in the $10.7 billion market for ADHD-indicated medications. We plan to commercialize our products outside of the United States after receiving the required approvals in those countries through partnerships and collaborations.

•
Obtain FDA approval for our two branded product candidates in ADHD.

We plan to resubmit an NDA for Cotempla XR-ODT, our methylphenidate XR-ODT, in the fourth quarter of 2016, and submit an NDA for NT-0201, our amphetamine XR liquid suspension, in the fourth quarter of 2016.

•
Manufacture our proprietary products in our cGMP, FDA-inspected and DEA-registered manufacturing facilities.

We believe our manufacturing facilities and years of manufacturing experience are a competitive advantage. We intend to leverage the economic efficiencies afforded by manufacturing our ADHD products in our cGMP and DEA-registered manufacturing facilities. We believe that we will have sufficient capacity to supply commercial quantities for all of our ADHD product candidates, if approved.

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•
Leverage our proprietary technology platform to develop additional branded product candidates in CNS and other therapeutic areas with unmet need.

We intend to expand our branded product portfolio by identifying existing pharmaceutical products that could be improved upon by utilizing our proprietary modified-release drug delivery technology platform. We plan to focus our development efforts on approved drug products for which we believe we can secure composition-of-matter patent protection and utilize the 505(b)(2) regulatory approval pathway. We plan to explore product opportunities in several therapeutic areas, including CNS and pain indications.

•
Continue to expand our robust intellectual property portfolio covering our novel modified-release drug delivery technology platform and innovative products.

We have built a three-tier patent estate consisting of composition-of-matter, method-of-manufacture and method-of-use patents and patent applications. We intend to extend our patent portfolio as we continue to expand upon our drug delivery technologies and identify and develop additional branded product candidates. If issued and listed in the FDA's publication of approved drug products with therapeutic equivalence evaluations, or the Orange Book, we believe that these patents will provide additional market protection for our FDA-approved products.

ADHD

Market and current treatment options

ADHD is a neurobehavioral disorder characterized by a persistent pattern of inattention and/or hyperactivity/impulsivity that interferes with functioning and/or development. ADHD can have a profound impact on an individual's life, causing disruption at school, work, home and in relationships. It is one of the most common developmental disorders in children and often persists into adulthood. In 2011, an estimated 11% of children in the United States ages 4 to 17 had previously received an ADHD diagnosis. A 2006 study estimated 4.4% of adults in the United States experience ADHD symptoms. Current ADHD treatment guidelines recommend a multi-faceted approach that uses medications in conjunction with behavioral interventions.

In 2014, 63.1 million prescriptions for medications with ADHD labeling were written in the United States and generated $10.7 billion in sales. Approximately 90% of these prescriptions were for stimulant medications, such as methylphenidate and amphetamine, which have been the standard of care for several decades. Methylphenidate and amphetamine prescriptions generated $3.3 billion and $5.8 billion in sales, respectively, in 2014 in the United States. A few non-stimulant medications are also available, but evidence of their efficacy for treating ADHD symptoms is less compelling. The market for ADHD medications outside of the United States is less developed, but we believe will continue to grow as recognition and awareness of the disorder increase.

Limitations of existing treatment options

Extended-release, or long acting, dosage forms of stimulant medications are the standard of care for treating ADHD, making up approximately 67% of ADHD prescriptions. Most of these extended-release dosage forms allow for once-daily dosing in the morning, which eliminates the need to re-dose during the day. However, even with once-daily dosing, there is great potential for improvement. The vast majority of currently available dosage forms for ADHD are tablets and capsules. We believe that the inability, difficulty or reluctance of many patients to swallow intact tablets and capsules contributes to diminished compliance rates.

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Up to 54% of the pediatric population has difficulty swallowing tablets and capsules, and this can be especially problematic in children with ADHD. For many of these patients, swallowing difficulties can persist into adolescence and adulthood, with 40% of adults reporting pill-swallowing difficulties that result in skipping doses or discontinuing their medication altogether. In addition, ADHD medications are typically administered in the morning, which is often the busiest and most chaotic period for families.

Some extended-release products do offer alternative dosing options, such as opening the capsule to sprinkle contents over food, but labeling for these products generally includes a caveat that such manipulation may impair the efficacy and/or safety of the product. These alternatives may also be difficult or inconvenient for the caregiver and disruptive to an already difficult and chaotic morning routine. Thus, a significant need remains for more patient- and caregiver-friendly dosage forms of ADHD medications in once-daily dosing forms.

Market receptivity to novel dosage forms for the treatment of ADHD

The most prescribed extended-release medications for ADHD, Concerta® and Adderall XR® (and each of their generic equivalents), are long-acting versions of previously short-acting methylphenidate and amphetamine medications, respectively. While these products address the need for once-daily dosing, Concerta and Adderall XR are only available as tablets and capsules, respectively, and may be difficult for some patients to swallow.

This limitation led to the development of a transdermal methylphenidate patch, Daytrana®. While the methylphenidate transdermal patch offered a non-oral delivery method, it created additional issues related to dose variability, patch placement and premature patch removal. Adverse events such as skin irritation and accidental exposure from discarded patches also deterred Daytrana's utilization. Despite these shortcomings, Daytrana maintains approximately a 3% share of the overall methylphenidate extended-release market and generated approximately $107.0 million in gross sales in 2014.

In January 2013, an extended-release liquid formulation of methylphenidate, Quillivant XRTM, was launched by Pfizer, providing a new dosing option. Since launch, Quillivant XR has exceeded 500,000 prescriptions, generating $79.7 million and $30.8 million in gross sales in 2014 and the first quarter of 2015, respectively, and capturing a 3.3% share of the extended-release methylphenidate market in the first quarter of 2015.

The market acceptance of these novel formulations, despite their limitations, further demonstrates the significant unmet need and opportunity for novel, patient- and caregiver-friendly dosage forms in the treatment of ADHD. We believe that XR-ODT and XR liquid suspension would be preferred and clinically beneficial dosage forms for the treatment of ADHD patients with swallowing aversion. In a survey commissioned by us, when asked to project their next 100 dextroamphetamine/amphetamine prescriptions, a sample of 51 pediatricians and psychiatrists said they would prescribe a once-daily controlled-release ODT dextroamphetamine/amphetamine four times as often as they would prescribe a once-daily controlled-release liquid dextroamphetamine/amphetamine (13.3 vs. 3.4 out of their next 100 ADHD patients receiving dextroamphetamine/amphetamine). In a study of adult patients with a CNS disorder, 61% of patients chose an ODT, in comparison with 27% who chose a conventional tablet and 12% who were indifferent. However, to our knowledge, no company has succeeded to date in commercializing an XR-ODT formulation of any ADHD medication. We believe there is a significant market opportunity to provide the two most prescribed medications for ADHD, methylphenidate and amphetamine, in two patient-friendly dosage forms, ODT and liquid suspension.

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Our product candidates address an unmet need for ADHD patients

Our proprietary modified-release drug delivery technology platform has enabled us to create XR-ODT and XR liquid suspension formulations of methylphenidate and amphetamine. We have achieved this by combining two key drug delivery attributes in each of our product and two product candidates:

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An extended-release profile, which allows for once daily dosing; and

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An ODT or liquid suspension dosage form, which allows for easier administration and ingestion.

We have developed an XR-ODT product, an XR-ODT product candidate and an XR liquid suspension product candidate, each of which addresses an unmet need. Adzenys XR-ODT and, if approved, Cotempla XR-ODT, may be the first XR-ODT products for the treatment of ADHD. We believe that our XR-ODT products have unique attributes to improve compliance and, if approved, could offer significant advantages over other solid oral dosage forms that can help simplify the morning routine in households with ADHD-diagnosed children. These advantages include:

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Ease of administration and ingestion because they disintegrate rapidly in the mouth and may be taken without water;

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Taste-masking of bitter ADHD medications, with flavoring options;

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Prevention of "cheeking", the practice of hiding medication in the mouth and later spitting it out rather than swallowing it; and

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Convenient single-unit blister-packaging, which is both portable and discrete.

Our product candidate, NT-0201, is a ready-to-use, XR liquid suspension that does not require reconstitution or refrigeration, and offers an attractive dosing option for younger children who prefer to ingest liquid medicine.

We believe that an XR-ODT, such as Adzenys XR-ODT and Cotempla XR-ODT, and an XR liquid suspension, such as NT-0201, may solve the swallowing issue that undermines compliance with tablet and capsule medication regimens.

OUR PRODUCT CANDIDATES AND CURRENTLY MARKETED PRODUCT

Utilizing our proprietary modified-release drug delivery technology platform, we are developing our three branded product candidates and currently manufacture and market our generic Tussionex. We are developing each of our product candidates to seek FDA approval in accordance with Section 505(b)(2). The table below summarizes our pipeline of product candidates and currently marketed product.

Product	Active Drug and Indication	Formulation	Status
Adzenys XR-ODT	Amphetamine for ADHD	XR-ODT	Approved
Cotempla XR-ODT	Methylphenidate for ADHD	XR-ODT	Expect to resubmit NDA in Q4 2016
NT-0201	Amphetamine for ADHD	XR Liquid Suspension	Expect to submit NDA in Q4 2016
Generic Tussionex	Hydrocodone and chlorpheniramine for cough and upper respiratory symptoms of a cold	XR Liquid Suspension	Approved and marketed
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The 505(b)(2) regulatory approval pathway allows for a potentially streamlined and targeted clinical development program. During the development process, we communicated with the FDA on several occasions and received feedback on our clinical development plans for Adzenys XR-ODT and our two product candidates. In general, our clinical development program for our branded product and two product candidates comprised single-dose clinical pharmacology studies, each designed to evaluate the bioequivalence and bioavailability of these dosage forms under different test conditions. Each product candidate was studied in adult volunteers and children with ADHD. In addition, a clinical efficacy and safety trial in children with ADHD was conducted for Cotempla XR-ODT, our methylphenidate XR-ODT. During each phase of the clinical trials, safety and tolerability were systematically assessed. A summary of each program is presented below. For the purposes of our clinical trials, unless otherwise indicated, we refer to children as individuals ages 6 to 12, adolescents as individuals ages 13 to 17, and adults as individuals 18 and older.

Adzenys XR-ODT: Amphetamine XR-ODT for the treatment of ADHD

We received approval from the U.S. Food and Drug Administration, or FDA, for Adzenys XR-ODT, our amphetamine XR-ODT, on January 27, 2016. We believe Adzenys XR-ODT is the first amphetamine XR-ODT for the treatment of ADHD. Our NDA for Adzenys XR-ODT relies on the efficacy and safety data that formed the basis of FDA approval for the listed drug, Adderall XR, 30 mg, together with bioequivalence, bioavailability and aggregate safety data from our Adzenys XR-ODT clinical program.

Adzenys XR-ODT contains amphetamine loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, which are formulated and compressed into an ODT along with other typical tableting excipients using our patented RDIM technology. The result is amphetamine with an in vivo extended-release profile delivered through a tablet that quickly disintegrates in the mouth without the need for water. We plan to offer Adzenys XR-ODT in 30-day supply, child-resistant blister packs. We have composition-of-matter patents for Adzenys XR-ODT that are scheduled to expire in 2026 and 2032. We expect these patents to be listed in the Orange Book, which we believe will provide additional protection for Adzenys XR-ODT. Additionally, we have received a Notice of Allowance for one additional US patent application covering the product.

Adzenys XR-ODT clinical program

The clinical program for Adzenys XR-ODT consisted of five Phase 1 single-dose human pharmacokinetic studies under fasted and/or fed conditions. Four of the five single-dose clinical studies were submitted to the FDA with the original NDA in December 2012. The fifth study was conducted using commercial-scale material, and was included in our resubmission to the FDA. The four original studies were a Phase 1 bioequivalence study versus Adderall XR, 30 mg, in healthy adult volunteers under fasted conditions; a Phase 1 bioavailability study in healthy adult volunteers under both fed and fasted conditions; a Phase 1 study to determine the impact of alcohol on the bioavailability of Adzenys XR-ODT; and a bioavailability study in children with ADHD under fasted conditions.

The data from the pilot-scale bioequivalence study versus Adderall XR, 30 mg, is shown in Figure 4 and shows that Adzenys XR-ODT is bioequivalent to the listed drug, Adderall XR, 30 mg, under fasted conditions.

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 Figure 4: Bioequivalence Study of Adzenys XR-ODT versus Adderall XR, 30 mg, in Healthy Adult Volunteers under Fasted Conditions

Other key observations from our original clinical program for Adzenys XR-ODT included:

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No alcohol dose-dumping:    The extended-release properties of Adzenys XR-ODT were maintained in the presence of varying concentrations of alcohol, indicating that Adzenys XR-ODT is a "rugged" formulation that does not cause premature and intentional release of the drug product, or dose-dump, in the presence of alcohol.

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Similar exposure rate:    Consistent with the listed drug, there was a higher mean amphetamine exposure in children, which decreased with increasing age.

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Safety and Tolerability:    There were no unexpected adverse events, serious adverse events, deaths or other safety signals. The aggregate data suggested that Adzenys XR-ODT has a similar safety profile to that of the listed drug and is well-tolerated.

Following the Complete Response Letter, we received feedback from the FDA on the design of an additional bioequivalence and bioavailability study of Adzenys XR-ODT produced at commercial scale to support the NDA resubmission. This study was designed to compare the pharmacokinetic profile of the commercial-scale product to the listed drug in adult volunteers under fasted conditions; compare the pilot-scale manufacturing batches to the commercial-scale batches; and evaluate the oral bioavailability of Adzenys XR-ODT under fed and fasted conditions in adult volunteers.

The bioequivalence data for the commercial-scale product demonstrated that Adzenys XR-ODT has a similar pharmacokinetic profile to the listed drug under fasted conditions, meeting bioequivalence criteria for key exposure parameters (AUC5-t, Cmax, AUClast, and AUCinf). The lower 90% confidence interval for early exposure (AUC0-5) of Adzenys XR-ODT produced at commercial scale fell just below the 80% lower criterion when compared to the listed drug. However, the concentration-time profiles for Adzenys XR-ODT produced at commercial scale and pilot scale are virtually identical, as shown in Figure 5, indicating that scale-up of the Adzenys XR-ODT process did not affect the rate and extent of absorption of amphetamine.

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 Figure 5: Comparison of Adzenys XR-ODT Pilot Scale versus Adzenys XR-ODT Commercial Scale

Our settlement agreement with Shire, the producer of Adderall XR, precludes the possibility of a 30-month stay of approval under the Hatch-Waxman Act.

We have committed to the FDA to conduct the following three trials as a post-marketing requirement after approval of the Adzenys XR-ODT NDA: 1) a single-dose, open-label, randomized pharmacokinetic study of Adzenys XR-ODT (amphetamine extended-release orally disintegrating tablets), in male and female children (4 to less than 6 years of age) with ADHD; 2) a randomized, double-blind, placebo-controlled, flexible-dose titration study of Adzenys XR-ODT (amphetamine extended-release orally disintegrating tablets), in children ages 4 to 5 years diagnosed with ADHD; and 3) a one year Pediatric Open-Label Safety Study of patients age 4 to 5 years (at the time of entry into the first or second study, or at the time of enrollment if directly enrolled into this study) diagnosed with ADHD treated with Adzenys XR-ODT (amphetamine extended-release orally disintegrating tablets).

Cotempla XR-ODT: Methylphenidate XR-ODT for the treatment of ADHD

We believe our most advanced methylphenidate product candidate, Cotempla XR-ODT, if approved, will be the first methylphenidate XR-ODT for the treatment of ADHD, providing onset-of-effect within one hour and a 12-hour duration. We submitted a 505(b)(2) NDA for Cotempla XR-ODT on January 9, 2015. On October 16, 2015, we received notification from the FDA stating that, as part of its ongoing review of our NDA for Cotempla XR-ODT, it had identified deficiencies that precluded discussion of labeling and post marketing requirements or commitments at that time. On November 10, 2015, we announced that we received a Complete Response Letter from the FDA, which requires us to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and the to-be-marketed drug product, including an assessment of food effect, and to provide process validation and three months of stability data. The FDA did not raise any safety or efficacy issues with the clinical data previously provided beyond the need for an adequate bridge between the clinical trial material and the to-be-marketed drug product. Our Cotempla XR-ODT NDA relies on the efficacy and safety data that formed the basis of FDA approval for the listed drug, Metadate CD®,

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together with bioavailability/bioequivalence data and efficacy/safety data from our Cotempla XR-ODT clinical program. The FDA conducted a cGMP and pre-approval inspection related to our NDA for Cotempla XR-ODT from May 27 to June 4, 2015. At the end of the inspection, the agency issued a Form FDA 483 with one observation finding that appropriate controls are not exercised over one of our computer systems in order to assure that changes in records are instituted only by authorized personnel. On June 19, 2015, we responded to the FDA and we implemented corrective action related to this observation, and the FDA closed the inspection. Additionally, the FDA has concluded that the trade name Cotempla XR-ODT for our methylphenidate XR-ODT product candidate is provisionally acceptable.

Cotempla XR-ODT contains methylphenidate loaded onto a mixture of immediate-release and polymer-coated delayed-release resin particles, which are formulated and compressed into an ODT along with other typical tableting excipients using our patented rapidly disintegrating ionic masking, or RDIM, technology. The result is methylphenidate with an in vivo extended-release profile delivered through a tablet that quickly disintegrates in the mouth. We plan to offer Cotempla XR-ODT in 30-day supply, child-resistant blister packs. We have been granted two U.S. patents , each of which covers our Cotempla XR-ODT composition-of-matter and which we expect will provide Cotempla XR-ODT intellectual property protection until 2032. If any of our composition-of-matter patents are also listed in the Orange Book, we believe this will provide additional market protection for Cotempla XR-ODT.

Cotempla XR-ODT Clinical Program

The clinical program for Cotempla XR-ODT consists of four Phase 1 clinical pharmacology studies and a Phase 3 clinical efficacy and safety trial. Three of the clinical pharmacology studies have been completed. They were single-dose pharmacokinetic studies conducted under fasted and/or fed conditions: a Phase 1 bioequivalence study versus Metadate CD in healthy adult volunteers under fasted conditions; a Phase 1 bioavailability study in healthy adult volunteers under both fed and fasted conditions; and a Phase 1 bioavailability study in children and adolescents with ADHD under fasted conditions. We plan to conduct a fourth clinical pharmacology study,designed to be a Phase 1 bioequivalence study to demonstrate equivalence between our clinical trial formulation and our to-be-marketed formulation in healthy adult volunteers under fed and fasted conditions, and it is scheduled to begin in the first half of 2016. We believe that this will complete the clinical program for Cotempla XR-ODT and we expect to complete the bioequivalence bridging study for Cotempla XR-ODT in the third quarter of 2016.

The data from our bioequivalence study versus Metadate CD is presented in Figure 1, and shows that Cotempla XR-ODT has a similar plasma concentration-time profile to the listed product, Metadate CD, with a peak exposure that is about 25% higher. The potential efficacy benefits of this increased maximum exposure, as well as any impact on safety parameters, were evaluated in a clinical efficacy and safety trial.

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 Figure 1: Bioequivalence Study of Cotempla XR-ODT versus Metadate CD, 60 mg, in Healthy Adult
Volunteers under Fasted Conditions

Other key observations from the Cotempla XR-ODT clinical pharmacology program included:

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No formulation-related food effect:    The pharmacokinetic profile of Cotempla XR-ODT was similar under fed and fasted conditions.

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Similar exposure rate:    There was higher mean methylphenidate exposure in children, which decreased with increasing age.

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Safety and tolerability:    There were no unexpected adverse events, serious adverse events, deaths or other safety signals. The aggregate data suggested that Cotempla XR-ODT has a similar safety profile to that of the listed drug and is well-tolerated.

Cotempla XR-ODT Phase 3 classroom efficacy and safety trial

The efficacy, safety and tolerability of Cotempla XR-ODT were evaluated in a multicenter, double-blind, placebo-controlled laboratory classroom trial in 87 children with ADHD. The laboratory classroom was a controlled study environment designed to model the community school classroom setting while allowing detailed assessments of behavior over time by trained observers. The primary efficacy variable was the Swanson, Kotkin, Agler, M-Flynn and Pelham, or SKAMP, Combined Score, a validated rating of attention and behavior, averaged over the test day, with higher scores indicating a higher degree of functional impairment. Time to onset and duration of effect were also evaluated as key secondary endpoints. Additional secondary efficacy endpoints included the Permanent Product Measure of Performance, or PERMP, a ten-minute, level-adjusted math test that measures the child's ability to focus on written schoolwork by determining the number of problems attempted and the number answered correctly.

Cotempla XR-ODT met the primary and key secondary efficacy endpoints, showing statistically significant improvement versus placebo on the SKAMP (p<0.0001). Statistical significance expresses the

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probability that the results of a particular study could have occurred purely by chance. Results are said to be statistically significant when the p-value obtained is less than the pre-established significance level, which in this case was p<0.05 for the primary efficacy endpoint. The SKAMP-Combined score averaged over the classroom testing day was 25.3 for the placebo group and 14.3 in the Cotempla XR-ODT group indicating greater symptom severity in the placebo group. The least squares mean difference was –11.04. Figure 2 shows SKAMP-Combined Scores for Cotempla XR-ODT versus placebo over the classroom day from our Phase 3 efficacy trial. Time to onset was observed within one hour, with a 12-hour duration of effect.

Figure 2: Change from Baseline in Mean SKAMP Score During the Test Day

Statistically significant improvement versus placebo was also observed on both attempted and correct PERMP scales (p<0.0001). Figure 3 shows PERMP scores for Cotempla XR-ODT versus placebo from our Phase 3 classroom efficacy trial. Taken together, the data demonstrate clinically meaningful differences on both the rater-evaluated assessment of attentiveness and behavior and the objective measure of sustained attention.

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 Figure 3: Mean Profiles for PERMP Measurements During the Test Day

All of the other secondary endpoints were also statistically significant, indicating a robust effect of the drug, as well as internal consistency in the study results. There was no impact on safety parameters as Cotempla XR-ODT was well-tolerated with no unexpected adverse events, serious adverse events, deaths or other safety signals.

Our 505(b)(2) application for Cotempla XR-ODT referenced the FDA's previous findings of safety and effectiveness for Metadate CD. The NDA submission included a Paragraph IV certification notification to UCB, Inc., or UCB, the NDA holder of Metadate CD, in accordance with the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Hatch-Waxman Act. UCB has acknowledged that they will not initiate a suit against us, and the 45-day period following Paragraph IV notification has since passed which precludes the possibility of a 30-month stay of approval under the Hatch-Waxman Act.

NT-0201: Amphetamine XR liquid suspension for the treatment of ADHD

We plan to conduct a bridging study of our clinical trial material and our to-be-marketed drug material, which we expect will complete the required clinical development program for NT-0201 and expect to submit an NDA for in the fourth quarter of 2016. With a 10-month Prescription Drug User Fee Act, or PDUFA, review period, we would expect a PDUFA date in the second half of 2017. We are pursuing a Section 505(b)(2) regulatory strategy, which allows us to rely in part on the FDA's findings of safety and efficacy of the listed drug, Adderall XR, together with bioavailability/bioequivalence data for NT-0201 from our own clinical program. We have completed a clinical trial demonstrating that NT-0201 was bioequivalent to Adderall XR, 30 mg.

NT-0201 contains amphetamine loaded onto a mixture of immediate-release and polymer coated delayed-release resin particles, and using our patented dynamic time release suspension, or DTRS, technology, we are able to create an amphetamine XR liquid suspension. NT-0201 is designed to be shelf stable for 24 months, without requiring refrigeration or reconstitution. We have composition-of-matter patents for NT-0201 that are scheduled to expire in 2032. Additionally, we have

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received a Notice of Allowance for an additional US patent application that covers this product. If NT-0201 receives FDA approval, we expect to list these patents in the Orange Book, which we believe will provide additional market protection for NT-0201.

NT-0201 clinical program

The clinical program for NT-0201 consists of four Phase 1 single-dose human pharmacokinetic studies under fasted and/or fed conditions. Three of these studies are complete: a Phase 1 bioequivalence study versus Adderall XR (30mg) in healthy adult volunteers under fasted conditions; a Phase 1 bioavailability and bioequivalence study in healthy adult volunteers under both fed and fasted conditions; and a Phase 1 bioavailability study in a pediatric population under fasted conditions. The fourth clinical pharmacology study, a Phase 1 bioequivalence study demonstrating equivalence between our clinical trial formulation and our to-be-marketed formulation in healthy adult volunteers under fed and fasted conditions, is scheduled to begin in second quarter 2016.

The data from our bioequivalence study versus Adderall XR is shown in Figure 6 and shows that NT-0201 is bioequivalent to the listed drug, Adderall XR, 30 mg, under fasted conditions.

Figure 6: Bioequivalence Study of NT-0201 versus Adderall XR, 30 mg, in
Healthy Adult Volunteers under Fasted Conditions

Other key observations from our clinical program for NT-0201 included:

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No significant food effects: When administered under fasted and fed conditions, no significant food effects were observed for NT-0201, and the observed food effects of NT-0201 were less than those for the listed drug.

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Similar exposure rate: Consistent with the listed drug, there was a higher mean amphetamine exposure in children, which decreased with increasing age.
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Safety and Tolerability: There were no unexpected adverse events, serious adverse events, deaths or other safety signals. The aggregate data suggested that NT-0201 has a similar safety profile to that of the listed drug and is well-tolerated.

Upon completion of the final clinical pharmacology study, we plan to submit a 505(b)(2) NDA in the fourth quarter of 2016. We intend to include a Paragraph IV certification in the NDA submission, and that will require a Paragraph IV certification notification to the producer of Adderall XR, Shire Pharmaceuticals, in accordance with the Hatch-Waxman Act. If Shire initiates a suit against us within 45 days of receiving the notice, the FDA will stay final approval for NT-0201 for 30 months absent a settlement agreement or court decision that Shire's Orange Book-listed patents are not infringed, or are invalid or unenforceable.

Generic Tussionex

We manufacture and market a generic equivalent to the branded product Tussionex. Our generic Tussionex is a hydrocodone polistirex and chlorpheniramine polistirex XR liquid suspension that is a Schedule II narcotic, antitussive and antihistamine combination. This product is indicated for the relief of cough and upper respiratory symptoms associated with allergies or colds in adults and children six years of age and older. In 2014, approximately 2.1 million prescriptions of Tussionex and related generic products were sold.

Since its launch in September 2013, we have manufactured and utilized our DTRS technology in the production of our generic Tussionex at our facilities in Grand Prairie, Texas. In August 2014, we acquired all commercialization and profit rights to this formulation of the generic Tussionex product from Cornerstone BioPharma, Inc. and Coating Place, Inc. We have an exclusive supply agreement, or Supply Agreement, with Coating Place, Inc., or CPI, which expires in August 2021, pursuant to which CPI (i) is the exclusive supplier of the active ingredient complexes in our generic Tussionex and (ii) has agreed to not supply anyone else engaged in the production of generic Tussionex with such active ingredient complexes. Under the terms of the Supply Agreement, we must deliver a 24-month rolling forecast, or Forecast, of our expected product requirements to CPI on a quarterly basis; however, only the first calendar quarter commencing on or after the 90th day after the delivery of a Forecast constitutes a binding purchase commitment with respect to the products listed in such Forecast. In October 2014, we re-launched the product under our own label. We sell our product to drug wholesalers in the United States. We have also established indirect contracts with drug, food and mass retailers that order and receive our product through wholesalers. We have obtained required state licenses, set up distribution channels and established trade relations in order to commercialize our generic Tussionex. We intend to utilize this infrastructure should any of our ADHD product candidates be approved.

Commercialization

We plan to commercialize Adzenys XR-ODT and, if approved, Cotempla XR-ODT and NT-0201, in the United States using our own commercial infrastructure. In the United States, approximately 10,000 physicians prescribe approximately 40% of all ADHD prescriptions. We plan to initially build a specialty sales force of approximately 125 sales representatives primarily targeting the highest-volume prescribers of ADHD medication. We intend to divide the sales force into 16 regions, each managed by a regional sales manager. Furthermore, since our target physicians tend to prescribe both methylphenidate and amphetamine, we intend to leverage our sales force by promoting all three of our ADHD products, after they are approved, to the same audience.

We plan to focus our commercialization efforts on delivering the right message for each of our three ADHD products. Data indicates that ADHD-indicated extended-release methylphenidate and

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extended-release amphetamine products are widely prescribed. Based on this, our messaging can focus on anticipated benefits of our XR-ODT and XR liquid suspension dosage forms. We plan to use multi-channel tactics to reach physicians, payers, patients and patient caregivers with the right frequency to drive behavior. In addition to personal promotion, we intend to reach physicians through medical education, direct marketing, journal advertising and electronic health record communication.

Advocacy groups, patients and caregivers are extremely active and vocal in the ADHD space. The period from initial diagnosis to symptom control is difficult, and caregivers actively seek and pass on useful information. We plan for our direct-to-patient and direct-to-consumer plan to tap into this social group through focused education and advertising, as well as by employing appropriate social media listening and engagement to inform these consumers.

We expect to launch Adzenys XR-ODT, our amphetamine XR-ODT, in the second quarter of 2016. This launch schedule will allow our sales representatives time to establish themselves in their territories and complete several call cycles prior to the important "back-to-school" period from the beginning of July through September.

If approved, we expect to follow with the launch of Cotempla XR-ODT, our methylphenidate XR-ODT, in the third quarter of 2017. This would allow our sales force time to prepare for a second wave of new prescriptions in the fourth quarter of the year, as follow up from the "back-to-school" dosing period begins and parent-teacher conferences drive new patients to doctors' offices. If approved, our plan is to also launch NT-0201, our amphetamine XR liquid suspension, in the fourth quarter of 2017.

Our proprietary technology platform

We believe that we can apply the XR-ODT and XR liquid suspension technologies that underlie our product, product candidates and generic Tussionex to other active pharmaceutical ingredients, or APIs. This would allow us to offer more patient- and caregiver-friendly dosage forms, potentially improving compliance rates due to difficulty swallowing and providing other clinical advantages. We have the ability to produce drug-loaded micro-particles with complex release profiles, which allows us to develop ODT or liquid suspension formulations that mimic or improve existing therapies not otherwise available in XR-ODT or XR liquid suspension form.

Our proprietary modified-release drug delivery technology platform, as illustrated below in Figure 7, allows us to produce drug-loaded micro-particles through an ion exchange process that creates new salt forms of existing drug compounds that have been proven safe and effective. By applying a uniform modified-release coating to these drug-loaded micro-particles and avoiding agglomeration, or clumping, we are able to create particle structures that can withstand compression and osmotic forces without rupturing, sloughing or leaking. This allows us to compress the modified-release micro-particles into ODT or suspend them in a liquid formulation without destroying their integrity or causing dose-dumping. By applying different types of coatings, we can modify the drug release characteristics of a micro-particle. Additionally, by mixing combinations of these micro-particles, each of which has its own release profile, we are able to produce complex drug release profiles. These micro-particles are further blended with excipients to form a final drug product, which we incorporate into a patient-friendly dosage form such as an ODT or liquid suspension. We are also able to utilize this technology to achieve tamper-resistant formulations and taste-masking.

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 Figure 7: Our Proprietary Modified-Release Drug Delivery Technology Platform

We believe our technology platform is able to deliver a proprietary portfolio of commercially available drugs in highly desirable dosage forms.

Our XR-ODT Technology: Rapidly Disintegrating Ionic Masking

Our Rapidly Disintegrating Ionic Masking, or RDIM, technology utilizes an orally disintegrating, modified-release, taste-masked pharmaceutical composition that can withstand compression forces associated with standard tableting technology, allowing for a drug to be incorporated into the ODT dosage form using ion resin technology. This technology not only provides extended-release and controlled-release properties, it masks the unpleasant taste of the active drug. Flavor and coloring can also be added to the compression blend to further enhance the pharmaceutical elegance of the finished XR-ODT. The finished product is then packaged in blister packs making them extremely portable, child resistant and stable for 24 months. Our RDIM technology is protected by a U.S. patent that is scheduled to expire in 2026.

Although ODT are one of the most preferred solid oral dosage forms in the market, there is currently no approved XR-ODT product for the treatment of ADHD. We expect to have the first XR-ODT dosage form on the market using our patented XR-ODT technology.

Our XR Liquid Suspension Technology: Dynamic Time Release Suspension

Our Dynamic Time Release Suspension, or DTRS, technology encompasses a set of process technologies and know-how to manufacture and test modified-release liquid suspension products that are shelf-stable. By matching the specific gravity, osmotic and ionic characteristics of the drug resin particle to that of the suspension, we are able to obtain shelf-stable liquids with a 24-month shelf life that do not require reconstitution or refrigeration.

XR liquid suspension provides a patient-friendly dosage form for patients who find swallowing an intact tablet or capsule to be difficult, or for whom more precise dose-titration may be preferred or required. Our DTRS technology not only provides for an extended-release, ready-to-use Liquid Suspension but also provides excellent taste-masking of the drug itself. Our DTRS technology is protected by a series of patents and patent applications.

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Our Tamper Resistant Technology: Kinetically Controlled Tamper Protection

Ion resin drug products inherently deter some forms of abuse, such as inhalation, smoking and injection; however, the most common form of abuse for many drugs is to induce dose-dumping by crushing, chewing or extraction. Our Kinetically Controlled Tamper Protection, or KCTP, technology is designed to prevent abuse by altering the kinetics of the drug product and can be used in conjunction with both our XR-ODT and XR liquid suspension dosage forms. KCTP is designed to discourage common methods of tampering associated with certain classes of medications which can be abused and misused. KCTP utilizes an additional ion resin particle with an aversive agent bound to it. The aversive resin complex is then coated so that it passes through the body without material release. If an attempt is made to tamper with the XR-ODT or XR liquid suspension to cause dose-dumping, the aversive agent will also be released and block or disrupt the properties of the active drug product.

We believe that our KCTP technology may be especially useful for opioid-based pain products or other DEA scheduled drug products for which abuse and dose dumping are known problems. Our KCTP technology is the subject of a patent application and, if granted, this patent will provide protection until 2032.

Our product pipeline potential

Beyond our initial focus on ADHD, our strategy is to apply our proprietary drug delivery technology platform for the development of additional drug candidates where patients may benefit from either XR-ODT or XR liquid suspension dosage forms of existing extended-release medications. Difficulty and inability to swallow tablets and capsules are not limited to ADHD medications. Patients with CNS conditions, such as stroke, Parkinson's disease and Alzheimer's, often have difficulty swallowing their medication and would benefit from ODT and liquid suspension dosage forms.

In addition, our technology can be applied to existing drugs that are currently not optimized for their kinetic delivery. We believe that our technology is capable of overcoming some of the common issues in oral drug delivery, such as high peak to trough ratios, blood level spikes that induce unwanted side effects, wide variations in fed-fasted effect, suboptimal onset of action, suboptimal duration of effect, dose-dumping and single point failures of the delivery system, while providing an oral dosage form that is preferred by patients, caregivers and physicians.

We have an active development pipeline that includes product candidates in complementary therapeutic areas such as psychiatry and neurology, along with novel treatment options in the pain, sleep and ADHD categories. We have completed feasibility studies on several of these product candidates thus far. We believe several of these product candidates will be synergistic to our existing commercial infrastructure and the others would allow us to expand into adjacent therapeutic categories. We plan to complete feasibility work on approximately a dozen potential product candidates by mid-2016 and then select two to three candidates for further clinical development. We intend to initiate investigational new drug application, or IND, -enabling studies for one of our pipeline candidates during the second half of 2016.

Our screening criteria for future potential product candidates to initially assess technical feasibility include whether the target drug compound can be ionized and bound to a resin micro-particle. We are assessing drug loading efficiency and coating polymers and conducting initial coating work to determine whether the desired release profile can be achieved for a particular drug resin micro-particle.

We are also assessing regulatory criteria to minimize regulatory approval risk. We intend to continue to use the 505(b)(2) regulatory approval pathway in an effort to mitigate approval risk, and also simplify the clinical development program. We intend to address clinical study design, study endpoints and labeling advantages early in the development process so that we can tailor a given clinical

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program that produces a product candidate with attributes that allow for the optimal strategic positioning, if approved.

Finally, we are evaluating criteria when systematically choosing a potential product candidate for our pipeline. We have looked for product candidates that we believe have a market potential in excess of $50.0 million, a concentrated specialty physician prescribing base, in the case of complementary candidates, and a patent landscape that can be navigated and protected through the lifespan of our potential product candidate.

We have designed our development process to be targeted and relatively efficient. If we are able to effectively execute our development process, we may be able to initiate clinical trials in approximately 18 months, and submit our NDA in as few as 36 months, after identifying a potential product candidate. We believe we have identified several product candidates that fit our screening criteria and that are attractive candidates for our branded product portfolio.

OUR MANUFACTURING CAPABILITIES

Overview

We lease one manufacturing site in Grand Prairie, Texas that handles the development, production, quality control testing and packaging of our products. This facility has 77,112 square feet of manufacturing and laboratory space, and contains dedicated cGMP manufacturing suites for both XR-ODT and XR liquid suspension. We hold DEA manufacturing and analytical licenses, and maintain storage and use of Schedule II through IV controlled substances. The manufacture of our products is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control. We have operated and maintained these facilities dating back to when we operated as a contract manufacturer by our predecessor corporation, PharmaFab, Inc., or PharmaFab.

In April 2007, the FDA announced entry of a Consent Decree of Permanent Injunction, or the Consent Decree, against PharmaFab, one of its subsidiaries and two of its officials, including Mark Tengler, who was, at the time, PharmaFab's president, or jointly, the Defendants. The Consent Decree arose out of several perceived cGMP deficiencies related to the manufacture of unapproved drugs or Drug Efficacy Study Implementation, or DESI, drugs that we no longer manufacture. Pursuant to the Consent Decree, the Defendants were permanently restrained and enjoined from directly or indirectly manufacturing, processing, packing, labeling, holding or distributing any prescription drugs that are not the subject of an NDA or an abbreviated NDA. Among other things, the Consent Decree also granted the FDA the ability to, without prior notice, inspect PharmaFab's place of business and take any other measures necessary to monitor and ensure continuing compliance with the terms of the Consent Decree. The FDA has inspected the Grand Prairie facility several times since the Consent Decree was entered, and we have been able to manufacture and ship our generic Tussionex and drug products for our clinical trials. We have also concluded the required annual audit program as prescribed by the Consent Decree. For our most recent annual audit by a cGMP expert in November 2014, the cGMP expert concluded our corrective actions satisfactorily addressed the observations noted by the cGMP expert in its audit report. However, on May 22, 2015, the FDA's Dallas District Office identified three ongoing cGMP deviations based on our response to the audit report related to batch failure investigations, quality control unit procedures, and in-process specifications. We implemented corrective actions and submitted additional information in our response to the FDA pursuant to the Consent Decree. To date, the consent decree has had no material impact on our current business operations or our ability to pursue approval of our product candidates.

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To date, we are producing Adzenys XR-ODT in commercial size batches, which also proves our scale-up capability, and have produced Cotempla XR-ODT and NT-0201 for use in our clinical trials and stability studies. We are in the process of scaling up Cotempla XR-ODT for full commercial-size batches. We currently produce commercial size batches of our generic Tussionex. We believe that our current facilities have the manufacturing capacity for potential commercialization of Adzenys XR-ODT, Cotempla XR-ODT and NT-0201 in quantities sufficient to meet what we believe will be our commercial needs, and to accommodate the manufacturing of materials for future clinical trials of other potential product candidates that we may identify for our product pipeline. We believe that maintaining our internal manufacturing capabilities enables us to obtain our products at-cost without manufacturer's margins and to better control supply quality and timing.

Drug substances

We currently purchase the APIs used in Adzenys XR-ODT and NT-0201 (amphetamine), and Cotempla XR-ODT (methylphenidate), anionic resins, excipients and other materials from third-party providers, on a purchase order basis from manufacturers based outside and within the United States. We anticipate entering into commercial supply agreements with many of these manufacturers at a later date.

Both amphetamine and methylphenidate are classified as controlled substances under U.S. federal law. Adzenys XR-ODT, Cotempla XR-ODT and NT-0201 are classified by the DEA as Schedule II controlled substances, meaning that these drug products have a high potential for abuse and dependence among drugs that are recognized as having an accepted medical use. Consequently, the procurement, manufacturing, shipping, dispensing and storing of our product candidates will be subject to a high degree of regulation, as described in more detail under the caption "Governmental Regulation—DEA Regulation" included elsewhere in this prospectus.

INTELLECTUAL PROPERTY

Proprietary protection

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, manufacturing and process discoveries and other know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing on our proprietary rights. We have been building and continue to build our intellectual property portfolio relating to our ADHD drug candidates, our generic Tussionex and our technology platform. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and certain foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also intend to rely on trade secrets, know-how, continuing technological innovation, and potential in-licensing opportunities to develop and maintain our proprietary position. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

Patent rights

Our intellectual property portfolio consists of 10 patents and 10 patent applications in the United States, and 6 patents and 2 patent applications in foreign countries and regions. Our intellectual property strategy emphasizes specific drug products, product groups, and technology platforms. Our patents and patent applications covering specific drug products include claims to the drug products

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and to methods of using those products. Our patents and patent applications covering technology platforms include claims to methods of making products as well as claims to the products made by those methods.

Our XR-ODT product Adzenys XR-ODT patent portfolio includes three granted U.S. patents and five pending U.S. non-provisional applications. The issued patents contain pharmaceutical composition-of-matter claims covering controlled-release direct compression ODT with drug-resin particles. The composition-of-matter patents are scheduled to expire in 2026 and 2032. In addition, we have received a Notice of Allowance for one U.S. non-provisional application, which also contains claims directed to, among other things, compositions of matter for Adzenys XR-ODT, which if such claims are ultimately issued, would expire in 2032.

Our XR-ODT product candidate Cotempla XR-ODT patent portfolio includes three granted U.S. patents, including pharmaceutical composition-of-matter claims covering controlled-release direct compression ODT with drug-resin particles and, among other things, composition of matter for Cotempla XR-ODT. These patents are scheduled to expire in 2026 and 2032, respectively. This portfolio also includes four other pending U.S. non-provisional applications.

Our XR liquid suspension product candidate NT-0201 patent portfolio contains five granted U.S. patents and six other pending U.S. non-provisional applications. These patents contain claims directed to, among other things, compositions of matter, as well as methods of preparing liquid controlled-release formulations and for predicting bioequivalence for liquid suspension. The longest-term composition-of-matter patent is scheduled to expire in 2032, and the method patents are scheduled to expire in 2029 and 2031, respectively.

Our generic Tussionex is covered by four of our granted U.S. patents which include claims directed to, among other things, a composition-of-matter, as well as methods-of-making, and for predicting bioequivalence for liquid suspension. Our generic Tussionex is also covered by two other pending non-provisional applications. The composition-of-matter patent is scheduled to expire in 2031. We expect protection under granted patents and/or patents granted on pending applications to extend until 2031.

Upon receiving FDA approval for any of these products, we intend to list both applicable platform patents and relevant specific drug patents in the Orange Book. We own all of the above patents and pending applications.

Adzenys XR-ODT and Cotempla XR-ODT are not currently protected by patents outside of the United States and our generic Tussionex and NT-0201 are currently protected by method patents only in the United States, Australia, Canada, China, Mexico and South Africa. As such, competitors may be free to sell products that incorporate the same or similar technologies that are used in our products in countries in which the relevant product does not have patent protection.

Patent life determination depends on the date of filing of the application and other factors as promulgated under the patent laws. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country.

Trade secret and other protection

In addition to patented intellectual property, we also rely on trade secrets and proprietary know-how to protect our technology and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement

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before beginning their employment, consulting or advisory relationship with us. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual's relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us.

Other intellectual property rights

We seek trademark protection in the United States when appropriate. We have filed for trademark protection for the Neos Therapeutics mark, which we use with our pharmaceutical research and development as well as products, as well as trade names that could be used with our potential products. We currently have registered trademarks for Neos Therapeutics in the United States as well as for our DTRS technology.

From time to time, we may find it necessary or prudent to obtain licenses from third party intellectual property holders.

COMPETITION

Our industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition and potential competition from a number of sources, including pharmaceutical and biotechnology companies, generic drug companies, drug delivery companies and academic and research institutions. We believe the key competitive factors that will affect the development and commercial success of our product candidates include ease of administration and convenience of dosing, therapeutic efficacy, safety and tolerability profiles and cost. Many of our potential competitors have substantially greater financial, technical and human resources than we do, as well as more experience in the development of product candidates, obtaining FDA and other regulatory approvals of products, and the commercialization of those products. Consequently, our competitors may develop modified-release products for the treatment of ADHD or for other indications we may pursue in the future, and such competitors' products may be more effective, better tolerated and less costly than our product candidates. Our competitors may also be more successful in manufacturing and marketing their products than we are. We will also face competition in recruiting and retaining qualified personnel and establishing clinical trial sites and patient enrollment in clinical trials.

Adzenys XR-ODT and our two branded product candidates also face competition from commercially available generic and branded medications currently produced by companies that are promoting products in the ADHD market, including Shire (Vyvanse, Adderall XR, Intuniv), Janssen (Concerta), Eli Lilly (Strattera), Pfizer (Quillivant XR and QuilliChew ER), Concordia (Kapvay), Noven (Daytrana), Novartis (Focalin XR and Ritalin LA), Tris Pharmaceuticals (Dyanavel XR), Rhodes Pharmaceuticals (Aptensio XR) and related generics. We are also aware of efforts by several pharmaceutical companies with ADHD medications in clinical development, including Shire, Noven, Alcobra, Highland Therapeutics, Sunovion and Neurovance. Tris Pharmaceuticals is also working in this space to reformulate existing methylphenidate and amphetamine medications.

The FDA recently issued revised guidance for bioequivalence testing of extended-release methylphenidate, which makes it more difficult to seek approval on the basis of bioequivalence for new generic products. We believe this will result in limited competition for the generic Concerta market and a new branded, extended-release methylphenidate drug with 12-hour duration of effect, such as Cotempla XR-ODT, if approved, would benefit from the lack of competition. In light of these developments, we believe that along with Concerta and Aptensio XR, Cotempla XR-ODT is

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positioned to be one of only three branded solid oral dosage formulations of extended-release methylphenidate with 12-hour coverage, and its ODT formulation would offer a unique and patient-and caregiver-friendly dosage form. While two additional generic manufacturers launched generic versions of Concerta, Mallinckrodt in 2011 and KUDCO in 2013, both have lost their AB-rating, are now BX-rated, and may no longer be substituted for Concerta. This results in a market with a higher barrier to entry.

GOVERNMENT REGULATION

Government authorities in the United States at the federal, state and local levels and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and ultimately approved by the applicable regulatory authority.

U.S. drug development

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approval and maintaining subsequent compliance with applicable federal, state and local statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during product development, the approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA's refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, voluntary product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution injunctions, fines, consent decrees, refusals of government contracts, restitution, disgorgement or civil and criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. For a description of a consent decree our predecessor corporation entered into with the FDA and to which we remain subject, see "Our manufacturing capabilities—Overview" and "Risk factors—Risks related to commercialization." If we fail to manufacture Adzenys XR-ODT, or if approved, Cotempla XR-ODT or NT-0201 in sufficient quantities and at acceptable quality and pricing levels, or fail to obtain adequate DEA quotas for controlled substances, or to fully comply with cGMP regulations, we may face delays in the commercialization of this product candidate or be unable to meet market demand, and may be unable to generate potential revenues.

Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States. We intend to submit our NDAs under the 505(b)(2) regulatory approval pathway. Development and approval of drugs generally involves the following:

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Submission to the FDA of an IND, which must become effective before clinical trials involving humans may begin;

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Approval by an independent institutional review board, or IRB, or ethics committee at each clinical trial site before a trial may be initiated at that site;

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Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations and other good clinical practices, or GCPs;
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Submission of an NDA to the FDA;

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The FDA's decision within 60 days of its receipt of an NDA to accept it for filing and review;

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Satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with cGMPs and assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

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Possible FDA audit of the clinical trial sites that generated the data in support of the NDA; and

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FDA review and approval of the NDA.

The nonclinical testing, clinical trials and review process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. The data required to support an NDA are generated in two distinct developmental stages: nonclinical and clinical. The nonclinical development stage generally involves synthesizing the active component, developing the formulation and control procedures and determining the manufacturing process, as well as carrying out non-human toxicology, pharmacology and drug metabolism studies in the laboratory, which may support subsequent clinical testing in humans. In the case of documentation to support a 505(b)(2) NDA, this nonclinical data may be referenced in literature or the FDA's previous findings of safety and efficacy for a listed drug. The sponsor must submit the results of the nonclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational drug product to humans, and must become effective before clinical trials may begin. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

The clinical stage of development involves the administration of the product candidate to healthy volunteers and patients under the supervision of qualified investigators, generally physicians not employed by or under the sponsor's control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent IRB for each institution where the trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each subject or his or her legal representative and must monitor the clinical trial until completed.

Clinical trials

Clinical trials are generally conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

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Phase 1 clinical trials generally involve a small number of healthy volunteers who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of
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  these clinical trials is to assess the metabolism, pharmacology, side effect tolerability and safety of the drug.

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Phase 2 clinical trials typically involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamics information is collected, possible adverse effects and safety risks are identified and a preliminary evaluation of efficacy is conducted.

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Phase 3 clinical trials generally involve large numbers of patients at multiple sites and are designed to provide the data necessary to demonstrate the product candidate's safety and effectiveness for its intended use, establish its overall benefit/risk relationship, and provide an adequate basis for approval.

By following the 505(b)(2) regulatory approval pathway, the applicant may reduce some of the burdens of developing a full clinical program by relying on investigations not conducted by the applicant and for which the applicant has not obtained a right of reference, such as prior investigations involving the listed drug. In such cases, some clinical trials may not be required or may be otherwise limited.

Post-approval trials, sometimes referred to as Phase 4, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Before approval, progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important rate increase of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the trial is not being conducted in accordance with the IRB's requirements or the use of the drug raises any safety concerns. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial.

There are also requirements governing the reporting of ongoing clinical trials and completed trial results to public registries. Sponsors of certain clinical trials of FDA-regulated products are required to register and disclose specified clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. However, there are evolving rules and increasing requirements for publication of all trial-related information, and it is possible that data and other information from trials involving drugs that never garner approval could require disclosure in the future.

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Concurrent with clinical trials, companies usually develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing it in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and, among other things, a drug manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

NDA and FDA review process

The results of nonclinical studies and clinical trials, together with other detailed information, including extensive information on manufacturing and drug composition and proposed labeling, are submitted to the FDA in the form of an NDA requesting approval to market the drug for one or more specified indications. The FDA reviews an NDA to determine, among other things, whether a drug is safe and effective for its intended use and whether the product is being manufactured in accordance with cGMPs to assure and preserve the product's identity, strength, quality and purity. FDA approval of an NDA must be obtained before a drug may be legally marketed in the United States.

Under the PDUFA as amended, each NDA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. According to the FDA's fee schedule, effective through September 30, 2016, the user fee for an application requiring clinical data, such as an NDA, is $2,374,200. Clinical data, as interpreted by the FDA to assess fees under PDUFA, include (1) study reports or literature reports of what are explicitly or implicitly represented by the applicant to be adequate and well-controlled trials for safety or effectiveness or (2) reports of comparative activity (other than bioequivalence and bioavailability studies), immunogenicity, or efficacy, where those reports are necessary to support a claim of comparable clinical effect. The term does not include bioequivalence and bioavailability studies submitted in support of an NDA. NDAs for which clinical data are not required to demonstrate safety and effectiveness are reduced to half of the amount of the prescribed user fee, or $1,187,100 for 2016. PDUFA also imposes an annual product fee for human drugs ($114,450 per product) and an annual establishment fee ($585,200 per establishment) on facilities used to manufacture prescription drugs. Fee waivers or reductions are available in certain circumstances, including waiver of the application fee for the first application filed by a small business.

The FDA reviews submitted NDAs before it accepts them for filing, and may request additional information rather than accepting the applications. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has ten months from the filing date in which to complete its initial review of a standard NDA and respond to the applicant, and six months from the filing date for an NDA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often significantly extended by FDA requests for additional information or clarification.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product to specifications. The FDA may also audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that

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includes clinicians and other experts, for review, evaluation and a recommendation regarding whether the application should be approved and, if so, under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers them carefully when making decisions. NDAs submitted under Section 505(b)(2) are typically not referred to an Advisory Panel for consideration unless new safety information is revealed in the review cycle. The FDA likely will re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. The review and evaluation of an NDA by the FDA is extensive and time consuming and may take longer than originally planned to complete, and we may not receive a timely approval, if at all.

After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA identified by the FDA, and may require additional clinical data, such as an additional pivotal Phase 3 clinical trial, and other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than the sponsor interprets the same data.

There is no assurance that the FDA will approve a product candidate for marketing, and the sponsor may encounter significant difficulties or costs during the review process. If a product receives marketing approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling, or it may condition approval on changes to the proposed labeling. The FDA also may condition approval on the development of adequate controls and specifications for manufacturing and a commitment to conduct post-marketing testing and surveillance to monitor the potential effects of approved products. For example, the FDA may require Phase 4 trials designed to further assess a drug's safety and efficacy.

The FDA may also place other conditions on approval including the requirement for a risk evaluation and mitigation strategy, or REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Marketing approval may be withdrawn for non-compliance with regulatory requirements or if problems occur following initial marketing.

Section 505(b)(2) regulatory approval pathway

Section 505(b)(2) of the FDCA provides an alternate regulatory pathway for approval of a new drug by allowing the FDA to rely on data not developed by the applicant. Specifically, Section 505(b)(2) permits the submission of an NDA where one or more of the investigations relied upon by the applicant for approval was not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon published literature and/or the FDA's

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findings of safety and effectiveness for an approved drug already on the market. Approval or submission of a 505(b)(2) application, like those for abbreviated new drugs, or ANDAs, may be delayed because of patent and/or exclusivity rights that apply to the previously approved drug.

A 505(b)(2) application may be submitted for a new chemical entity, or NCE, when some part of the data necessary for approval is derived from studies not conducted by or for the applicant and when the applicant has not obtained a right of reference. Such data are typically derived from published studies, rather than FDA's previous findings of safety and effectiveness of a previously approved drug. For changes to a previously approved drug however, an applicant may rely on the FDA's finding of safety and effectiveness of the approved drug, coupled with information needed to support the change from the approved drug, such as new studies conducted by the applicant or published data. When based on an approved drug, the 505(b)(2) drug may be approved for all of the indications permitted for the approved drug, as well as any other indication supported by additional data.

Section 505(b)(2) applications also may be entitled to marketing exclusivity if supported by appropriate data and information. As discussed in more detail below, three-year new data exclusivity may be granted to the 505(b)(2) application if one or more clinical investigations conducted in support of the application, other than bioavailability/bioequivalence studies, were essential to the approval and conducted or sponsored by the applicant. Five years of marketing exclusivity may be granted if the application is for an NCE, and pediatric exclusivity is likewise available.

Orange Book listing and Paragraph IV certification

For NDA submissions, including those under Section 505(b)(2), applicants are required to list with the FDA certain patents with claims that cover the applicant's product. Upon approval, each of the patents listed in the application is published in Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the Orange Book. Any applicant who subsequently files an ANDA or 505(b)(2) NDA that references a drug listed in the Orange Book must certify to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a Paragraph IV certification.

If an applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the holder of the NDA for the approved drug and the patent owner once the application has been accepted for filing by the FDA. The NDA holder or patent owner may then initiate a patent infringement lawsuit in response to notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification prevents the FDA from approving the ANDA or 505(b)(2) application until the earlier of 30 months from the date of the lawsuit, the applicant's successful defense of the suit, or expiration of the patent.

Pursuant to our settlement agreement with Shire, we stipulated that Shire's two Orange Book-listed patents covering Adderall XR were valid, enforceable and infringed by our 505(b)(2) NDA covering Adzenys XR-ODT and Adzenys XR-ODT itself. The agreement with Shire applies solely with respect to Adzenys XR-ODT.

Pediatric information

Under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric

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subpopulations and to support dosing and administration for each pediatric subpopulation in which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers.

The Food and Drug Administration Safety and Innovation Act, or FDASIA, which was signed into law on July 9, 2012, amended the FDCA to require that a sponsor who is planning to submit an NDA for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 trial. The initial PSP must include an outline of the pediatric trial(s) that the sponsor plans to conduct, including objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such information and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric trials. The FDA and the sponsor must reach an agreement on the PSP, but the sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from nonclinical studies, early phase clinical trials and other clinical development programs.

Post-marketing requirements

Following approval, the company and the new product are subject to continuing regulation by the FDA, which include monitoring and recordkeeping activities, reporting of adverse experiences and complying with promotion and advertising requirements, which include prohibitions on the promotion of the drugs for unapproved, or "off-label" uses. Although physicians may prescribe legally available drugs for off-label treatments, manufacturers may not promote such non-FDA approved uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use on an on-going basis. Further, if there are any modifications to the drug, including changes to indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a supplemental NDA or new NDA, which may require the applicant to develop additional data or conduct additional nonclinical studies or clinical trials.

The FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. These regulations require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMPs. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic, unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs. The discovery of violative conditions, including failure to conform to cGMPs, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including voluntary recalls and product seizures.

Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, untitled or warning letters from the FDA, mandated corrections to advertising or communications to doctors and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product's approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. New government requirements, including those

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resulting from new legislation, may be established, or the FDA's policies may change, which could delay or prevent regulatory approval of our products under development.

U.S. marketing exclusivity

The FDCA provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, for a drug product that contains a previously approved NCE if new clinical investigations, other than bioavailability/bioequivalence studies, were essential to the application's approval (e.g., for new indications, dosages or strengths of an existing drug). This three-year exclusivity for new data covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the active agent for the original indication. Furthermore, this exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the nonclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and efficacy.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States, which, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protections or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued "Written Request." The FDA issues a written request for pediatric clinical trials before approval of an NDA only where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may produce health benefits in that population.

DEA regulation

Because our products and product candidates are subject to the Controlled Substances Act, or CSA, we must comply with various requirements set forth by that legislation, as amended, its implementing regulations and as enforced by the DEA. The CSA imposes various registration, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls, prescription and order form requirements and restrictions on prescription refills for certain kinds of pharmaceutical products. A principal factor for determining the particular requirements of the CSA applicable to a product, if any, is its actual or potential abuse profile. A product may be listed as a Schedule I, II, III, IV or V controlled substance, with Schedule I presenting the highest perceived risk of abuse and Schedule V presenting the least. For example, Schedule I controlled substances have no currently accepted medical use in treatment in the United States and a lack of accepted safety for use under medical supervision. The active ingredients in our product, hydrocodone, and product candidates, amphetamine and methylphenidate, are Schedule II controlled substances and under various restrictions, including, but not limited to, mandatory written prescriptions and the prohibition of refills.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized. Similarly, separate registrations are also required for separate facilities.

The DEA typically inspects a facility to review its security measures prior to issuing a registration and on a periodic basis. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II controlled substances. Required security measures include background checks on employees and physical control of inventory through measures

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such as vaults and inventory reconciliations. Records must be maintained for the handling of all controlled substances, and periodic reports made to the DEA, for example distribution reports for Schedule I and II controlled substances. Reports must also be made for thefts or losses of any controlled substance, and to obtain authorization to destroy any controlled substance.

In addition, a DEA quota system controls and limits the availability and production of controlled substances in Schedule I or II. Distributions of any Schedule I or II controlled substance must also be accompanied by special order forms, with copies provided to the DEA. Because our products are, and our product candidates are expected to be, regulated as Schedule II controlled substances, they will be subject to the DEA's production and procurement quota scheme. The DEA establishes annually an aggregate quota for how much of a controlled substance may be produced in total in the United States based on the DEA's estimate of the quantity needed to meet legitimate scientific and medicinal needs. The limited aggregate amount that the DEA allows to be produced in the United States each year is allocated among individual companies, which must submit applications annually to the DEA for individual production and procurement quotas. We must receive an annual quota from the DEA in order to produce or procure any Schedule I or Schedule II controlled substance for use in manufacturing of our product and product candidates. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments.

To enforce these requirements, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in administrative, civil or criminal enforcement action. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate administrative proceedings to revoke those registrations. In some circumstances, violations could result in criminal proceedings.

In addition to federal scheduling, some drugs may be subject to state-controlled substance regulation and thus more extensive requirements than those determined by the DEA and FDA.

Pharmaceutical coverage, pricing and reimbursement

Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. In the United States no uniform policy of coverage and reimbursement for drug products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor by payor basis. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of any products, in addition to the costs required to obtain regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

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The U.S. government and state legislatures have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for brand-named prescription drugs. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies' share of sales to federal health care programs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

As noted above, even if we are able to secure regulatory approval, sales of any of our products may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. An increasing emphasis on cost containment measures in the United States has increased, and we expect this sentiment will continue to increase the pressure on drug pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other healthcare laws and compliance requirements

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the U.S. Department of Justice, the DEA, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments.

We also are subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•
The federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either (1) the referral of an individual to a person for furnishing any item or service for which payment is available under a federal health care program, or (2) the purchase, lease, order or recommendation thereof of any good, facility, service or item for which payment is available under a federal health care program;

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The False Claims Act and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment from the federal government or making or using, or causing to be made or used, a false record or statement material to a false or fraudulent claim;

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program, obtaining money or property of the health care benefit program through false representations or knowingly and willingly falsifying, concealing or covering up a material fact,
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  making false statements or using or making any false or fraudulent document in connection with the delivery of, or payment for, health care benefits or services;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

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The provision under the ACA commonly referred to as the Sunshine Act, which requires applicable manufacturers of covered drugs, devices, biologics and medical supplies to track and annually report to CMS payments and other transfers of value provided to physicians and teaching hospitals and certain ownership and investment interests held by physicians or their immediate family members in applicable manufacturers and group purchasing organizations; and

•
State law equivalents of each of the above federal laws, such as the Anti-Kickback Statute and False Claims Act, and state laws concerning security and privacy of health care information, which may differ in substance and application from state-to-state thereby complicating compliance efforts.

The ACA broadened the reach of the fraud and abuse laws by, among other things, amending the intent requirement of the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. Section 1320a-7b. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act or the civil monetary penalties statute. Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

As noted above, the federal False Claims Act prohibits anyone from, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment from federal programs, including Medicare and Medicaid. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to "cause" the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state, and third-party reimbursement for our products, and the sale and marketing of our products are subject to scrutiny under this law. For example, pharmaceutical companies have been prosecuted under the federal False Claims Act in connection with their off-label promotion of drugs. Penalties for such violations could include three times the actual damages sustained by the government, mandatory civil penalties between $5,500 and $11,000 for each separate false claim, exclusion from participation in federal healthcare programs, and the potential implication of various federal criminal statutes. Private individuals also have the ability to bring actions under the federal False Claims Act, or qui tam actions, and certain states have enacted laws based on the federal False Claims Act.

EMPLOYEES

As of December 31, 2015, we employed 81 full-time employees and three part time employees. Of these, 45 are engaged in full-time manufacturing activities, 16 in full-time research and development activities, and 20 in full-time general and administrative functions. All of our employees are located in the United States. We have never had a work stoppage, and none of our employees are represented by

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a labor organization or are under a collective-bargaining arrangement. We consider our employee relations to be good.

FACILITIES

Our corporate headquarters are located in Grand Prairie, Texas, where we lease approximately 97,282 square feet of office, laboratory and manufacturing space. Our lease expires on December 31, 2024, with an option to extend. We believe our current office, laboratory and manufacturing space is sufficient to meet our needs until the expiration of the lease. We may seek to negotiate new leases or evaluate additional or alternate space to accommodate operations relating to commercialization. We believe that appropriate alternative space is readily available on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings. From time to time we may be subject to legal proceedings and claims arising in the ordinary course of business.

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EXECUTIVE OFFICERS AND DIRECTORS

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)

Executive Officers:
Vipin Garg, Ph.D.	58	Chief Executive Officer, President and Director
Richard Eisenstadt	57	Chief Financial Officer
Mark Tengler	48	Chief Technology Officer
Thomas McDonnell	44	Chief Commercial Officer
Dorothy Engelking	54	Vice President of Regulatory Affairs
Non-Employee Directors:
Alan Heller(3)	62	Director; Chairman
Greg Robitaille(1)(2)	52	Director
Bryant Fong(1)(2)	43	Director
John Schmid(1)(3)	53	Director
Paul Edick(2)(3)	60	Director
Beth Hecht (3)	52	Director

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of the nominating and corporate governance committee.

Each executive officer serves at the discretion of our board of directors and holds office until his successor is duly elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE OFFICERS

Vipin Garg, Ph.D., has served as our Chief Executive Officer and a member of our board of directors since October 2013, and was named our President in July 2014. Prior to joining us, Dr. Garg served as President, Chief Executive Officer and a director of Tranzyme Inc., now Ocera Therapeutics, Inc. (NASDAQ: OCRX) from September 2001 to July 2013. Dr. Garg has also served as Vice President of Operations and Business Development, and later Chief Operating Officer, of Apex Bioscience, Inc. from 1994 to 2000, as Vice President of Development at DNX Bio-Therapeutics, Inc. from 1992 to 1994, as Director of Technical Services and Marketing at Sepracor, Inc., now Dainippon Sumitomo Pharma, from 1989 to 1992, and as Manager, Contract Services at Bio-Response Inc. from 1986 to 1989. Dr. Garg has served on the board of North Carolina Biotechnology Center and on the Executive Committee of CED (formerly the Council for Entrepreneurial Development), and is the recipient of the Ernst & Young Entrepreneur of the Year Award for the Carolinas Region in 2009. Dr. Garg received his Ph.D. in Biochemistry from the University of Adelaide, Australia, his M.Sc. from the Indian Agricultural Research Institute in New Delhi, India, and his B.Sc. from Meerut University, India.

We believe that Dr. Garg's perspective and experience as our Chief Executive Officer and President, as well as his depth of experience in the biopharmaceutical industry in a wide range of therapeutic areas provide him with the qualifications and skills to serve on our board of directors.

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Richard Eisenstadt has served as our Chief Financial Officer since May 2014. Prior to joining us, he served as Chief Financial Officer of ArborGen Inc. from January 2013 to May 2014, and as Vice President of Finance and Chief Financial Officer of Tranzyme, Inc. now Ocera Therapeutics, Inc. (NASDAQ: OCRX) from June 2003 to December 2012. He previously held financial leadership positions at Cogent Neuroscience, Inc. and Nimbus CD International, Inc. Mr. Eisenstadt received his M.B.A. from James Madison University and his B.A. in Economics from the University of North Carolina, Chapel Hill.

Mark Tengler has served as our Chief Technology Officer since November 2005. From 2009 to 2013, Mr. Tengler also served as our Co-President, and as our President from 2006 to 2009 after joining us in 2001. Mr. Tengler is the principal inventor of our DTRS, RDIM and KCTP drug delivery technologies. He previously served as Director of Operations for PharmaPrint Inc. from 1998 to 2001. He served as Director of Operations at McZand Herbal Inc. from 1995 to 1998. From 1990 to 1995, he served in various roles at Hauser Chemical Research, Inc. Mr. Tengler holds a B.S. in Biochemistry from Colorado State University.

Thomas McDonnell has served as our Chief Commercial Officer since April 2015. Prior to joining us, Mr. McDonnell spent ten years with Shire (NASDAQ:SHPG), most recently as Vice President of U.S. Marketing in the Neuroscience Business Unit from December 2013 to March 2015. From August 2012 to November 2013, he was Vice President, General Manager of Adult Psychiatry at Shire. Previously, he held several commercial and marketing positions at Shire, including Senior Director, General Manager for Equasym XL, Senior Director of Marketing for Intuniv, Director of Marketing for Vyvanse, and Senior Product Manager for Adderall XR. From 1997 to 2005, he held various sales, sales management and marketing positions at Abbott Laboratories and Knoll Pharmaceuticals. Mr. McDonnell received his B.A. in Marketing from Muhlenberg College.

Dorothy Engelking has served as our Vice President of Regulatory Affairs since April 2010. Prior to joining us, Ms. Engelking served as Vice President of Kendle International, Inc. from July 2008 to July 2009, Senior Vice President of Regulatory Affairs at Xanodyne Pharmaceutics, Inc. from March 2006 to July 2008, and as Vice President of Regulatory Affairs at Watson Pharmaceuticals Inc., now Actavis plc (NYSE: ACT) from January 1999 to March 2006. She received her B.S. in Chemistry and M.S. in Analytical Chemistry from South Dakota School of Mines and Technology, and holds a Regulatory Certificate from the Regulatory Affairs Professional Society.

NON-EMPLOYEE DIRECTORS

Alan Heller has served as Chairman of our board of directors since June 2009. Mr. Heller has been an Operating Partner at Water Street Healthcare Partners, LLC, since January 2006. Mr. Heller was President and CEO of American Pharmaceutical Partners from October 2004 until May 2005, and prior to that was President of Global Renal Operations at Baxter International from September 2000 until January 2004. Earlier, Mr. Heller served as President of Searle Operations at the time of its integration with Pharmacia Corporation. He currently serves as Chairman of the boards of directors of privately-held Capstone Development, Inc. and Custopharm, Inc. and as a member of the board of directors of BioClinica, Inc. (NASDAQ: BIOC). Mr. Heller holds an M.B.A. from DePaul University and a B.S. from the University of Illinois, Chicago.

We believe that Mr. Heller is qualified to serve on our board of directors based on his experience in product launch and commercialization in the pharmaceutical industry and his knowledge in financial and corporate development matters.

Greg Robitaille has served on our board of directors since June 2009. Since July 2011, Mr. Robitaille has managed Corporate Development activities at Water Street Healthcare Partners. From April 2009

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to July 2011, Mr. Robitaille served as Executive Vice President for Corporate Development for Sarnova LLC, a portfolio company of Water Street Healthcare Partners. Mr. Robitaille holds a B.A. from Hamilton College and an M.B.A. from Columbia University.

We believe that Mr. Robitaille is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

Bryant Fong has served on our board of directors since June 2009. Since October 2013, he has served as founding General Partner at Biomark Capital, LLP a life sciences venture capital fund. Prior to Biomark Capital, Mr. Fong was a Managing Director at Burrill & Company, from 1998 to 2013. Mr. Fong received his B.A. in Biochemistry from the University of California at Berkeley. Mr. Fong currently serves on the boards of several life science companies including ADMA Biologics (NASDAQ: ADMA), where he serves on the audit and compensation committee, JHL Biotech, Biozeus and i2Dx.

We believe that Mr. Fong is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

John Schmid has served on our board of directors since June 2015. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc., a publicly traded biotechnology company, from September 2013 until its sale to Teva Pharmaceuticals, Inc. (NYSE: TEVA) in June 2015. Prior to that, he co-founded Trius Therapeutics, Inc., where he served as Chief Financial Officer from June 2004 until its merger with Cubist Pharmaceuticals, Inc. in September 2013. Mr. Schmid also served as Chief Financial Officer at GeneFormatics, Inc. from 1998 to 2003 and as Chief Financial Officer at Endonetics, Inc. from 1995 to 1998. He currently serves on the board of directors of AnaptysBio, Inc. and as chairman of the board of directors of Speak, Inc. Mr. Schmid holds a B.A. in Economics from Wesleyan University and an M.B.A. from the University of San Diego.

We believe that Mr. Schmid is qualified to serve on our board of directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

Paul R. Edick has served on our board of directors since June 2015. He is currently the Founding Partner of 3G Advisors, LLC, a consultancy to the pharmaceutical, healthcare and healthcare investor communities, a company he founded in 2007. From July 2010 until November 2014, Mr. Edick was the Chief Executive Officer of Durata Therapeutics Inc , a biopharmaceutical company acquired by Actavis plc (NYSE: ACT) in November 2014. Prior to starting Durata, Mr. Edick was Chief Executive Officer of Ganic Pharmaceuticals from 2008 to 2010, Chief Executive Officer of MedPointe Healthcare Inc. (acquired by Meda AB of Sweden in 2007) from 2006 to 2008, and President of Pharmaceutical Operations at MedPointe Inc. from 2002 to 2006. Mr. Edick has served on the boards of directors of NewLink Genetics Inc. (NASDAQ: NLNK) and Circassia Ltd. (LSE: CIR.L) since 2011 and joined the board of directors of PDL BioPharma, Inc. (NASDAQ: PDLI) and Iterum Therapeutics, Inc. in 2015. Between 1994 and 2002, Mr. Edick held a series of executive positions at G. D. Searle and its acquirer, Pharmacia Corporation. From 1978 to 1994, Mr. Edick held sales, marketing, advertising and advisory positions in Procter & Gamble, Ortho Pharmaceutical and The Hamilton Group. Mr. Edick holds a B.A. in Psychology from Hamilton College in Clinton, NY.

We believe that Mr. Edick is qualified to serve on our board of directors based on his experience in the life sciences industry and service on the board of directors of other public companies in the life science industry.

Beth Hecht has served on our board of directors since September 2015. Since October 2012, she has served as Managing Director and Chief Legal and Administrative Officer of Auven Therapeutics, a global private equity firm that acquires and develops pharmaceutical products that address unmet medical needs. From November 2013 through November 2014, Ms. Hecht also served as Corporate

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Secretary and Legal and Compliance Advisor at Durata Therapeutics, which merged with Actavis plc in November 2014. Prior to that, she was Senior Vice President, General Counsel and Corporate Secretary at the Sun Products Corporation from March 2009 through September 2012, and prior to that Executive Vice President and General Counsel of MedPointe Inc. Ms. Hecht received a J.D. from Harvard Law School and a B.A. from Amherst College.

We believe that Ms. Hecht is qualified to serve on our board of directors based on her experience in the life sciences industry and for her knowledge of corporate compliance matters.

In addition to the individual attributes of each of our directors listed above, we highly value the collective qualifications and experiences of our board members. We believe the collective viewpoints and perspectives of our directors results in a board that is dedicated to advancing the interests of our stockholders.

BOARD COMPOSITION

Our board of directors currently consists of seven members, five of whom were elected pursuant to the board composition provisions of our voting agreement that we entered into with the holders of our preferred stock prior to our IPO, which terminated upon the closing of our IPO. Dr. Garg was appointed to our board in connection with his appointment as Chief Executive Officer in 2013, and Ms. Hecht was appointed to our board in September 2015. Our nominating and governance committee and board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and governance committee's and board of directors' priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director independence

Our common stock is listed on the NASDAQ Global Market, or NASDAQ. Applicable NASDAQ rules require a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ rules require that, (1) on the date of the completion of the offering, at least one member of each of a listed company's audit, compensation and nominating and corporate governance committees be independent, (2) within 90 days of the date of the completion of the offering, a majority of the members of such committees be independent and (3) within one year of the date of the completion of the offering, all the members of such committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under applicable NASDAQ rules, a director will only qualify as an "independent director" if, in the opinion

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of the listed company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

On January 28, 2016, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, our board of directors has determined that, none of the members of the board of directors, except for Dr. Garg, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable NASDAQ rules. Our board of directors has also determined that Messrs. Schmid, Robitaille and Fong, who comprise our audit committee, Messrs. Robitaille, Fong and Edick, who comprise our compensation committee, and Messrs. Edick, Schmid and Heller and Ms. Hecht, who comprise our corporate governance and nominating committee, satisfy the independence standards for those committees established by applicable SEC rules and the applicable NASDAQ rules. In making this determination, our board of directors considered our relationships with each non-employee director and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Staggered board

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

•
Our Class I directors will be Messrs. Heller and Fong;

•
Our Class II directors will be Dr. Garg and Mr. Robitaille; and

•
Our Class III directors will be Messrs. Schmid and Edick and Ms. Hecht.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board committees

Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. Our board of directors may

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establish other committees from time to time. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ and SEC rules and regulations.

Audit committee

Our audit committee is composed of Messrs. Schmid, Robitaille and Fong, with Mr. Schmid serving as chairman of the committee. Our board of directors has determined that each member of the audit committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable NASDAQ rules. Our board of directors has determined that Mr. Schmid is an "audit committee financial expert" within the meaning of the SEC regulations and applicable NASDAQ rules. The audit committee's responsibilities include:

•
appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;

•
pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•
reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•
reviewing the adequacy of our internal control over financial reporting;

•
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•
recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•
preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

•
reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•
reviewing policies related to risk assessment and risk management; and establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation committee

Our compensation committee is composed of Messrs. Robitaille, Fong and Edick, with Mr. Robitaille serving as chairman of the committee. Our board of directors has determined each member of the

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compensation committee is "independent" as defined under the applicable NASDAQ rules. The compensation committee's responsibilities include:

•
annually reviewing and recommending for approval by the independent directors of the board individual and corporate goals and objectives relevant to the compensation of our executive officers;

•
evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;

•
appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•
conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•
annually reviewing and reassessing the adequacy of the committee charter in its compliance with the applicable NASDAQ rules;

•
overseeing and administering our compensation and similar plans;

•
reviewing and approving our policies and procedures for the grant of equity-based awards;

•
reviewing and making recommendations to the board of directors with respect to director compensation;

•
reviewing and approving stock option grants, and making recommendations to the board of directors with respect to stock option grants made to directors, executive officers, senior vice presidents or anyone reporting directly to our chief executive officer;

•
reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement; and

•
reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other senior management positions.

Nominating and corporate governance committee

Our nominating and corporate governance committee is composed of Messrs. Edick, Schmid and Heller and Ms. Hecht, with Mr. Edick serving as chairman of the committee. Our board of directors has determined that each member of the nominating and corporate governance committee is "independent" as defined under the applicable NASDAQ rules. The nominating and corporate governance committee's responsibilities include:

•
developing and recommending to the board of directors criteria for board and committee membership;

•
establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•
identifying individuals qualified to become members of the board of directors;

•
recommending to the board of directors the persons to be nominated for election as directors and to each of the board's committees; and

•
developing and recommending to the board of directors a set of corporate governance principles.
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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been employed by us. For a description of transactions between us and members of our compensation committee and affiliates of such members, see "Certain relationships and related party transactions."

BOARD LEADERSHIP STRUCTURE AND BOARD'S ROLE IN RISK OVERSIGHT

The positions of our chairman of the board and chief executive officer are separated. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure also is preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Although our bylaws do not require our chairman and chief executive officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under the section "Risk factors" located elsewhere in this prospectus. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

Our board of directors satisfy this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

CODE OF BUSINESS CONDUCT AND ETHICS

On July 9, 2015 we adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website, which is located at www.neostx.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website, or in a current report on Form 8-K as may be required by law or applicable NASDAQ rules.

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OVERVIEW

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of Dr. Garg, our Chief Executive Officer, and the other executive officers identified in the Summary Compensation Table below, whom we refer to as our named executive officers, has consisted of a combination of base salary, cash incentive bonus and long-term incentive compensation in the form of stock options and grants of common stock. Our named executive officers and all salaried employees are also eligible to receive health and welfare benefits. On July 10, 2015 we entered into employment agreements with certain of our executive officers that entitle those executive officers to, among other things, severance upon a termination of employment following a change of control. For a description of these agreements, please see "Employment Agreements." To assist with evaluating and designing our executive compensation programs, we have engaged the services of an independent executive compensation consulting firm to review our current compensation plans and procedures and to provide additional information about comparative compensation offered by peer companies, market survey information and information about trends in executive compensation. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2015 and 2014.

Name and principal position	Year	Salary ($)	Bonus ($)		Option awards ($)		All other compensation ($)(1)	Total ($)

Vipin Garg	2015	417,285		(2)	2,895,141	(3)	37,255	3,349,681
Chief Executive	2014	386,154	139,563		321,369	(4)	36,847	883,932
Officer and President
Richard Eisenstadt	2015	315,030		(2)	854,524	(5)	11,870	1,181,424
Chief Financial Officer	2014	187,692	77,627		129,743	(6)	26,500	421,562
Tom McDonnell	2015	209,693		(2)	1,019,962	(7)	4,154	1,233,809
Chief Commercial Officer
Mark Tengler	2014	255,453	64,867		—		8,864	329,184
Chief Technology Officer

(1)
The amounts reported include 401(k) matching contributions, executive life insurance premiums and certain relocation benefits and temporary living expenses.

(2)
2015 annual cash incentive awards each of Messrs. Garg, Eisenstadt and McDonnell are not calculable at this time. The compensation committee is expected to determine such awards on or before March 31, 2016, and we will file a Current Report on Form 8-K with this information when those amounts are determined.

(3)
Dr. Garg was granted an option to purchase 50,000 shares of our common stock at an exercise price of $9.32 on February 19, 2015. In addition, Dr. Garg was granted an option to purchase 201,259 shares of our common stock at an exercise price of $25.50 on September 1, 2015. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Dr. Garg in 2015. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included elsewhere in this prospectus.
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(4)
Dr. Garg was granted 82,577 stock options at an exercise price of $7.49 on August 28, 2014. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Dr. Garg in 2014. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included elsewhere in this prospectus.

(5)
Mr. Eisenstadt was granted an option to purchase 12,500 shares of our common stock at an exercise price of $9.32 on February 19, 2015. In addition, Mr. Eisenstadt was granted an option to purchase 60,230 shares of our common stock at an exercise price of $25.50 on September 1, 2015. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. Eisenstadt in 2015. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included elsewhere in this prospectus.

(6)
Mr. Eisenstadt was granted 86,167 stock options at an exercise price of $2.91 in connection with his hiring in 2014. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. Eisenstadt in 2014. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included elsewhere in this prospectus.

(7)
Mr. McDonnell was granted an option to purchase 80,000 shares of our common stock at an exercise price of $10.73 in connection with his hiring in May 2015. In addition, Mr. McDonnell was granted an option to purchase 43,586 shares of our common stock at an exercise price of $25.50 on September 1, 2015. The amounts reported represent the aggregate grant-date fair value of the stock options awarded to Mr. McDonnell in 2015. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 14 to the notes to our audited financial statements included elsewhere in this prospectus.

EMPLOYMENT AGREEMENTS

We have entered into amended and restated employment agreements with each of our named executive officers, the material terms of which are described below.

Dr. Vipin Garg

On July 10, 2015, we entered into an amended and restated employment agreement with Dr. Garg for the position of Chief Executive Officer. Dr. Garg's current base salary is $445,900, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 50% of his base salary. Dr. Garg is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Garg's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Dr. Garg resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over 12 months following his termination, and (ii) if Dr. Garg was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Garg's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Garg had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Garg's employment is terminated by us without cause or Dr. Garg resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 1.5 times the sum of (A) his then-current base salary (or his

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base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Dr. Garg was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Dr. Garg's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Dr. Garg that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Dr. Garg as of date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

In addition, Dr. Garg's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Dr. Garg's employment and for one year thereafter.

Richard Eisenstadt

On July 10, 2015, we entered into an amended and restated employment agreement with Mr. Eisenstadt for the position of Chief Financial Officer. Mr. Eisenstadt's current base salary is $325,000, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 35% of his base salary. Mr. Eisenstadt is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. Eisenstadt's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Mr. Eisenstadt resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over 12 months following his termination, and (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Eisenstadt's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Eisenstadt's employment is terminated by us without cause or Mr. Eisenstadt resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to one times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Mr. Eisenstadt was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Eisenstadt's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Mr. Eisenstadt that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Mr. Eisenstadt as of the date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

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In addition, Mr. Eisenstadt's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Mr. Eisenstadt's employment and for one year thereafter.

Thomas McDonnell

On July 10, 2015, we entered into an amended and restated employment agreement with Mr. McDonnell for the position of Chief Commercial Officer. Mr. McDonnell's current base salary is $290,000, which is subject to annual review, and he is eligible to earn an annual incentive bonus with a target amount equal to 35% of his base salary. Mr. McDonnell is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. McDonnell's amended and restated employment agreement provides that, in the event that his employment is terminated by us without "cause" (as defined in his amended and restated employment agreement) or Mr. McDonnell resigns for "good reason" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary plus any incentive compensation earned but unpaid as of the date of termination, payable in substantially equal installments over nine months following his termination, and (ii) if Mr. McDonnell was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Mr. McDonnell's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. McDonnell's employment is terminated by us without cause or Mr. McDonnell resigns for good reason, in either case within 12 months following a "change in control" (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to one times the sum of (A) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus (B) his target annual incentive compensation for the then-current year, (ii) if Mr. McDonnell was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. McDonnell's COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all stock options and other stock-based awards held by Mr. McDonnell that were granted after the date of the amended and restated employment agreement. All stock options and other stock-based awards held by Mr. McDonnell as of the date of the amended and restated employment agreement will be treated as indicated in the applicable award agreement.

In addition, Mr. McDonnell's amended and restated employment agreement contains non-competition and non-solicitation provisions that apply during the term of Mr. McDonnell's employment and for one year thereafter.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2015:

	Option awards
				Equity incentive plan awards: number of securities underlying unexercised unearned options (#)			Stock awards
Name and principal position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable			Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of stock that have not vested ($)(1)

Vipin Garg		—		—	—	—	71,025	(2)	1,017,078
	71,024	71,025	(3)	—	2.55	10/15/2023	—		—
	20,644	61,933	(4)	—	7.49	8/27/2024	—		—
	—	50,000	(5)	—	9.32	2/19/2025	—		—
	—	201,259	(6)	—	25.50	9/1/2025	—		—
Richard Eisenstadt	21,541	64,626	(7)	—	2.91	5/12/2024	—		—
	—	12,500	(5)	—	9.32	2/19/2025	—		—
	—	60,230	(6)	—	25.50	9/1/2025	—		—
Thomas McDonnell	—	80,000	(8)	—	10.73	5/26/2015	—		—
	—	43,586	(6)	—	25.50	9/1/2025	—		—
	—

(1)
Amounts calculated in accordance with FASB ASC Topic 718 using a per share fair market value as of December 31, 2015 at $14.32.

(2)
Dr. Garg received a grant of 142,049 shares of restricted common stock. 25% of the shares of restricted stock subject to this grant vested on each of October 16, 2014 and October 16, 2015, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting date.

(3)
25% of the shares of our common stock subject to this option vested on each of October 16, 2014 and October 16, 2015, and the balance vests in two successive equal annual installments, subject to continued service through each such vesting.

(4)
25% of the shares of our common stock subject to this option vested on August 28, 2015, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(5)
25% of the shares of our common stock subject to this option vest on February 19, 2016, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(6)
25% of the shares of our common stock subject to this option vest on September 1, 2016, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(7)
25% of the shares of our common stock subject to this option vested on May 12, 2015, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

(8)
25% of the shares of our common stock subject to this option vest on May 26, 2016, and the balance vests in three successive equal annual installments, subject to continued service through each such vesting.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

In May 2015, our board of directors adopted a non-employee director compensation policy, that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee

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directors. Under the policy, each director who is not an employee will be paid cash compensation, as set forth below:

Annual Retainer

Board of Directors:
All non-employee members	$35,000
Additional retainer for chair	25,000
Audit Committee:
Members	7,500
Chair	15,000
Compensation Committee:
Members	5,000
Chair	10,000
Nominating and Corporate Governance Committee:
Members	3,750
Chair	7,500

In addition, each non-employee director will be granted an initial non-qualified stock option to purchase 12,500 shares of common stock, vesting in equal quarterly installments over two years from the grant date, subject to continued service as a director through each applicable vesting date. On the date of each annual meeting of our stockholders, each continuing non-employee director will be granted a non-qualified stock option to purchase 6,250 shares of common stock, vesting quarterly over one year from the grant date, subject to continued service as a director through each applicable vesting date.

EMPLOYEE BENEFIT PLANS

Neos Therapeutics, Inc. 2009 equity plan

The 2009 Neos Therapeutics, Inc. Equity Plan, or the 2009 Plan, was approved by our board of directors and our stockholders, effective as of November 25, 2009, and was most recently amended on October 23, 2014. Effective upon the closing of our initial public offering, our board of directors determined not to grant any further awards under our 2009 Plan. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us, satisfied without the issuance of stock or otherwise terminated (other than by exercise) under the 2009 Plan are added back to the shares of common stock available for issuance under the 2015 Plan. The shares issued under the 2009 Plan are authorized but unissued shares, or shares reacquired by us and held in treasury.

The 2009 Plan is administered by our board of directors.

The 2009 Plan provides that upon a "sale event" as defined in the 2009 Plan, except as otherwise provided by the compensation committee in the award agreement, the compensation committee may take one or more of the following actions without the consent or approval of any participant, which may vary among individual participants and which may vary among the awards held by any individual participant: (1) accelerate the vesting schedule otherwise applicable to options and permit the holders thereof to exercise the options in full prior to a specified date (after which date any unexercised options will terminate); (2) accelerate the vesting or lapse of restrictions applicable to any award of restricted stock as of a specified date; (3) cancel outstanding awards for the payment of cash equal to the excess of "sale price" as defined in the 2009 Plan of the shares subject to such awards over any

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applicable exercise price (or, if there is no excess, with no payment to the participant); or (4) generally make other appropriate adjustments to outstanding awards (including by assumption or substitution).

The board of directors may amend or discontinue the 2009 Plan (subject to stockholder approval if required by law) and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or for any other lawful purpose, provided that no such action may adversely affect rights under an outstanding award without the holder's consent.

Neos Therapeutics, Inc. 2015 stock option and incentive plan

In July 2015, our board of directors, upon the recommendation of the compensation committee of the board of directors, adopted our 2015 Stock Option and Incentive Plan, or the 2015 Plan, which was subsequently approved by our stockholders. The 2015 Plan became effective immediately prior to the closing of our initial public offering. The 2015 Plan replaced the 2009 Plan as our board of directors determined not to make additional awards under that plan following our initial public offering. Our 2015 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce.

We initially reserved 767,330 shares of our common stock, or the Initial Limit, for the issuance of awards under the 2015 Plan. The 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2016, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee, or the Annual Increase. The share limits under the 2015 Plan are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2015 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan and 2009 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

Stock options and stock appreciation rights with respect to no more than 600,000 shares of stock may be granted to any one individual in any one calendar year. The maximum aggregate number of shares that may be issued in the form of incentive stock options shall not exceed the Initial Limit cumulatively increased on January 1, 2016 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 800,000 shares of common stock.

The 2015 Plan will be administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by our compensation committee in its discretion. Our compensation committee may delegate authority to grant certain awards to our chief executive officer.

The 2015 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed ten years from the date of

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grant. Our compensation committee will determine at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as we may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of the fair market value of the common stock on the date of grant.

Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2015 Plan. Unrestricted stock may be granted to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant performance share awards to participants that entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine.

Our compensation committee may grant cash bonuses under the 2015 Plan to participants, subject to the achievement of certain performance goals.

Our compensation committee may grant awards of restricted stock, restricted stock units, performance shares or cash-based awards under the 2015 Plan that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. Those awards would only be earned or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that would be used with respect to any such awards are limited to: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, economic value-added, development, clinical or regulatory milestones, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is 600,000 shares of common stock with respect to a stock-based award and $2,000,000 with respect to a cash-based award.

The 2015 Plan provides that in the case of, and subject to, the consummation of a "sale event" as defined in the 2015 Plan, all outstanding awards may be assumed, substituted or otherwise continued by the successor entity. To the extent that the successor entity does not assume, substitute or otherwise continue such awards, then (1) all stock options and stock appreciation rights will automatically become fully exercisable as of the time of the sale event and all other awards with time-based conditions or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the compensation committee's

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discretion and (2) upon the effectiveness of the sale event, all awards granted under the 2015 Plan will automatically terminate. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights prior to the sale event. In addition, in connection with the termination of the 2015 Plan upon a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights. The 2015 Plan provides that in the event of a reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the compensation committee will make an appropriate adjustment in the number of shares, the repurchase price and the exercise price, each as may be applicable to an award.

Our board of directors may amend or discontinue the 2015 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder's consent. Certain amendments to the 2015 Plan require the approval of our stockholders.

No awards may be granted under the 2015 Plan after the date that is ten years from the date of stockholder approval. No awards under the 2015 Plan have been made prior to the date hereof.

Senior executive cash incentive bonus plan

In July 2015, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

Our compensation committee may select corporate performance goals from among the following: achievement of certain milestones (including, but not limited to, clinical, regulatory and commercial milestones); cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue; employee satisfaction, employee turnover or other employee based metrics, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, measured against the market as a whole and/or as compared to any applicable market indices, measured on a pre-tax or post-tax basis (as applicable), or as compared to another company or companies or to results of a peer group.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in

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any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

Retirement plans

We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, employees may elect to defer up to 50% of their eligible compensation, subject to applicable annual limits set pursuant to the Internal Revenue Code of 1986, as amended, or the Code. We also provide matching contributions. Employees are 100% vested in their personal contributions and non-elective employer contributions to the 401(k) plan, and vest in additional matching employer contributions over a four-year period. We intend for the plan to qualify under Sections 401(a) and 501(a) of the Code.

Indemnification of officers and directors

We have agreed to indemnify our directors and officers in certain circumstances. See "Certain relationships and related party transactions—Limitation of liability and indemnification of officers and directors."

Compensation risk assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

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Certain relationships and related party transactions

In addition to the compensation arrangements, including change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled "Management" and "Executive Compensation" and the registration rights described in the section titled "Description of capital stock—Registration rights" located elsewhere in this prospectus, the following is a description of each transaction since January 1, 2012 and each currently proposed transaction in which:

•
we have been or are to be a participant;

•
the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's length transactions.

SALES AND PURCHASES OF SECURITIES

Series C Financing

Between July 16, 2012 and February 23, 2015, we issued and sold to investors an aggregate of 11,378,483 shares of Series C redeemable convertible preferred stock, or Series C preferred stock, for aggregate consideration of $56,892,415, pursuant to subscription agreements entered into with investors. In connection with the Series C Financing, we also issued warrants to purchase up to 1,947,185 shares of Series C preferred stock, which have an exercise price of $5.00 per share of Series C preferred stock.

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The following table summarizes the participation in the Series C Financing by any of our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons.

Name	Shares of Series C preferred stock	Warrants to purchase Series C preferred stock	Aggregate purchase price

Burrill Life Sciences Capital Fund III(1)	1,348,655	—	6,743,275
Jack W. Schuler and related entities(2)	2,080,000	300,000	10,400,000
Delaware Street Capital Master Fund, L.P.(3)	1,496,521	170,766	7,482,605
Presidio Partners 2007, L.P. and related entity(4)	1,667,994	400,000	8,339,970
Essex Capital Corporation and related entities(5)	375,500	55,500	1,877,500
CAC, LLC and DRD Family Partnership LP(6)	1,022,438	149,967	5,112,190
Deerfield Private Design Fund III, L.P. and related entity(7)	1,000,000	500,000	5,000,000
John Patience Trust Dated July 23, 1993 and related entity(8)	1,052,838	300,000	5,264,190
Alan Heller(9)	220,700	—	1,103,500
Greg Robitaille(10)	20,890	4,200	104,450
Mark Tengler(11)	6,000	—	30,000
Vipin Garg(12)	6,000	—	30,000
Dorothy Engelking(13)	1,000	—	5,000

(1)
Burrill Life Science Capital Fund III is a holder of 5% or more of our capital stock. Bryant Fong, a member of our board of directors, is a former principal of Burrill Capital Management, the general partner of Burrill Life Science Capital Fund III.

(2)
Consists of (i) 1,680,000 shares and 200,000 warrants held by Jack W. Schuler, (ii) 80,000 shares and 20,000 warrants held by JS Grandchildren 2010 Continuation Trust, (iii) 80,000 shares and 20,000 warrants held by Schuler Grandchildren LLC, (iv) 80,000 shares and 20,000 warrants held by Tanya Eve Schuler Trust, (v) 80,000 shares and 20,000 warrants held by Therese Heidi Schuler Trust and (vi) 80,000 shares and 20,000 warrants held by Tino Hans Schuler Trust. These entities hold, in the aggregate, more than 5% of our capital stock.

(3)
Delaware Street Capital Master Fund, L.P. is a holder of 5% or more of our capital stock.

(4)
Consists of (i) 1,626,294 shares and 390,000 warrants held by Presidio Partners 2007, L.P. and (ii) 41,700 shares and 10,000 warrants held by Presidio Partners (Parallel), L.P. These entities hold, in the aggregate, more than 5% of our capital stock. Edward Schnipper, a former member of our board of directors, served as a Venture Partner at CMEA Capital, now Presidio Partners, the general partner of Presidio Partners 2007, L.P.

(5)
Consists of (i) 136,500 shares held by Essex Capital Corporation, (ii) 195,000 shares and 35,500 warrants held by KF Investment Partners, LP and (iii) 44,000 shares and 20,000 warrants held by SIU Capital LLC. These entities hold, in the aggregate, more than 5% of our capital stock.

(6)
Consists of (i) 681,624 shares and 99,978 warrants held by CAC, LLC and (ii) 340,814 shares and 49,989 warrants held by DRD Family Partnership LP. These entities hold, in the aggregate, more than 5% of our capital stock.

(7)
Consists of (i) 500,000 shares and 250,000 warrants held by Deerfield Private Design Fund III, L.P. and (ii) 500,000 shares and 250,000 warrants held by Deerfield Special Situations Fund, L.P. These entities hold, in the aggregate, more than 5% of our capital stock.

(8)
Consists of (i) 652,838 shares and 150,000 warrants held by John Patience Trust Dated July 23, 1993 and (ii) 400,000 shares and 150,000 warrants held by Patience Enterprises L.P. These entities hold, in the aggregate, more than 5% of our capital stock.

(9)
Mr. Heller is a member of our board of directors.

(10)
Mr. Robitaille is a member of our board of directors.
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(11)
Mr. Tengler is our Chief Technology Officer.

(12)
Dr. Garg is our President and Chief Executive Officer and a member of our board of directors.

(13)
Ms. Engelking is our Vice President of Regulatory Affairs.

On July 22, 2015, upon consummation of our initial public offering, each share of Series C preferred stock converted into one share of common stock. On July 28, 2015, to the extent the Series C warrants had not been previously exercised, these warrants were deemed to be exercised, and payment was made by a surrender of the warrants with an aggregate fair market value equal to the aggregate exercise price. The fair market value for one share of common stock acquired upon the conversion of Series C preferred stock was the initial "Price to Public" specified in the final prospectus with respect to the initial public offering, or $15.00 per share. For a description of the material rights and privileges of the Series C preferred stock, please see Note 13 to the notes to our audited financial statements included elsewhere in this prospectus.

Modifications to and conversion of promissory note

On June 5, 2012, we entered into a letter agreement with Essex Capital Corporation and KF Investment Partners, LP, an affiliate of Essex Capital Corporation, whereby $1.0 million of outstanding principal under a promissory note issued to Essex Capital Corporation on October 30, 2009, which Essex Capital Corporation later assigned to KF Investment Partners, LP on March 10, 2011, would be converted into 200,000 shares of our Series B redeemable convertible preferred stock. The letter agreement also provided that Essex Capital Corporation or its affiliates would invest at least $770,000 in our Series C financing, granted Essex Capital Corporation the option to purchase shares of our Series C preferred stock in excess of its $770,000 commitment through further conversion of the principal amount of the promissory note, and extended the maturity date of the promissory note. Such option expired on January 2, 2013. We amended and restated the promissory note with Essex Capital Corporation on December 31, 2013, to provide for a 10% annual interest rate with a principal amount $5.9 million, due and payable on March 31, 2017, and interest due and payable monthly. The note is subordinated to both our senior debt facility with Hercules Technology III, L.P., and to the payments to our redeemable convertible preferred stock upon certain liquidation events, as defined in our amended and restated certificate of incorporation, as amended.

On July 21, 2014, we entered into an amendment to the amended and restated promissory note with Essex Capital Corporation whereby the annual interest on the promissory note was reduced from 10% to 6% through July 31, 2015 in exchange for a cash payment of $128,000. The amendment also clarified that accrued interest on the promissory note shall not be compounded.

On March 13, 2015, we entered into an amendment to the promissory note with Essex Capital Corporation whereby, upon prior written consent of our senior lender, Essex Capital Corporation may assign, pledge and/or grant security interests in the promissory note.

SALE AND LEASE AGREEMENTS

On November 27, 2012, our subsidiary, Neos Therapeutics, LP, entered into a sale and lease agreement with Essex Capital Corporation, pursuant to which we sold equipment to Essex Capital Corporation for $3.0 million, or the Sale Payment, and subsequently leased that equipment back from Essex Capital Corporation for 42 monthly lease payments of $85,000 each, or the Lease Installments, at the conclusion of which we could repurchase the equipment for the lesser of the then-fair market value of the equipment or $300,000. On July 1, 2013, we amended the agreement to split the Sale Payment into a $1.0 million payment to be paid to us on July 22, 2013, or the Initial Sale Payment, and a $2.0 million payment to be paid to us on October 15, 2013, or the Second Sale Payment. The

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Lease Installments were reduced to $28,000 for the period between the Initial Sale Payment and the Second Sale Payment, and increased to $57,000 after the Second Sale Payment. On October 15, 2013, we further amended the sale and lease arrangement such that the Second Sale Payment would be paid out in two payments of $1.0 million on each of November 1, 2013 and on a date to be selected by Essex Capital Corporation between December 15, 2013, and December 31, 2013, or the Final Sale Payment, with corresponding Lease Installments due after October 15, 2013 reduced to $28,000. On March 13, 2014, we again amended the agreement to reduce the Final Sale Payment to $795,000 paid to us to March 31, 2014, further reducing the Lease Installments to $23,000.

On February 11, 2013, Neos Therapeutics, LP entered into a sale and lease agreement with Essex Capital Corporation, pursuant to which we sold equipment to Essex Capital Corporation for $1.0 million and subsequently leased that equipment back from Essex Capital Corporation for 42 monthly lease payments of $28,000, at the conclusion of which we could repurchase the equipment for the lesser of the then-fair market value of the equipment or $110,000.

On February 12, 2013, Neos Therapeutics, LP entered into a sale and lease agreement with Essex Capital Corporation, pursuant to which we sold equipment to Essex Capital Corporation for $2.5 million and subsequently leased that equipment back from Essex Capital Corporation for 42 monthly lease payments of $70,000, at the conclusion of which we could repurchase the equipment for the lesser of the then-fair market value of the equipment or $275,000.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with certain of our executive officers. For more information regarding these change of control agreements, see "Executive compensation—Employment agreements."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•
any breach of their duty of loyalty to our company or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provides that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture,

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trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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AGREEMENTS WITH OUR STOCKHOLDERS

In connection with our preferred stock financings, we entered into an investors rights agreement with certain purchasers of our redeemable convertible preferred stock.

Our amended and restated investors' rights agreement, or Investor Rights Agreement, provides certain holders of our capital stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. For additional information regarding such registration rights, see "Description of capital stock—Registration rights."

OTHER TRANSACTIONS

We have granted stock options and restricted stock to our executive officers. For a description of these stock options, see "Executive compensation."

RELATED PERSON TRANSACTIONS POLICY

In July 2015, we adopted a written related party transaction approval policy that governs the review of related party transactions following the closing of this offering. Pursuant to this policy, the audit committee of our board of directors will have the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Pursuant to this policy, our audit committee will review the material facts of all related party transactions. The audit committee will take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party's interest in the related party transaction.

All of the transactions described above were entered into prior to the adoption of this policy. Historically, related party transactions were typically approved by disinterested members of our board of directors.

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Principal stockholders

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2015, and as adjusted to reflect the sale of common stock offered by us in this offering assuming no exercise of the underwriters' option to purchase additional shares, for:

•
each of our named executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group; and

•
each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, all of the shares reflected in the table are shares of common stock and, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2015 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

We have based percentage ownership of our common stock before this offering on 16,015,958 shares of our common stock outstanding as of December 31, 2015. Percentage ownership calculations for beneficial ownership of our common stock after this offering assumes our sale of              shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' option to purchase additional shares. The presentation in this table regarding ownership by existing stockholders does not give effect to any purchases in this offering by such stockholders.

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Unless otherwise indicated in the table below, the address of each beneficial owner listed in the table below is c/o Neos Therapeutics, Inc., 2940 N. Hwy 360, Grand Prairie, TX 75050.

	Percentage of shares beneficially owned
Name and address of beneficial owner	Number of shares beneficially owned**	Before offering	After offering

5% or greater stockholders:
Burrill Life Sciences Capital Fund III(1)	1,282,737	8.01%		%
Entities affiliated with Jack W. Schuler(2)	1,299,977	8.12%		%
Delaware Street Capital Master Fund, L.P.(3)	938,598	5.86%		%
Entities affiliated with Presidio Partners, 2007 L.P.(4)	1,678,328	10.48%		%
Entities affiliated with Essex Capital Corporation(5)	1,006,907	6.29%		%
Entities affiliated with CAC, LLC(6)	866,570	5.41%		%
Entities affiliated with Deerfield Private Design Fund III, L.P.(7)	858,332	5.36%		%
Directors and named executive officers:
Vipin Garg(8)	204,008	1.27%		%
Alan Heller(9)	373,013	2.33%		%
Greg Robitaille(10)	53,964	*		*
Richard Eisenstadt(11)	24,666	*		*
Mark Tengler(12)	118,365	*		*
Dorothy Engelking(13)	36,671	*		*
Thomas McDonnell	—	*		*
Beth Hecht(14)	1,562	*		*
Bryant Fong(15)	3,125	*		*
John Schmid(16)	3,125	*		*
Paul Edick(17)	3,125	*		*
All executive officers and directors as a group (11 persons)	821,624	5.08%		%

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

**
Fractional shares have been rounded down to the nearest whole number.

(1)
Consists of: 1,282,737 shares of common stock held by Burrill Life Sciences Capital Fund III, L.P., or Burrill. Kearny Venture Associates II, LLC, or KVA II, is the General Partner of the Burrill Life Sciences Capital Fund III, L.P. Caley Castelein and Anupam Dalal are the managing members of KVA II and share both voting power and disposal power over the shares.

(2)
Consists of: (i) 1,071,652 shares of common stock held directly by Mr. Schuler, (ii) 41,665 shares of common stock held by JS Grandchildren 2010 Continuation Trust, or JS Grandchildren, (iii) 41,665 shares of common stock held by Schuler Grandchildren LLC, (iv) 41,665 shares of common stock held by Tanya Eve Schuler Trust, or TEST, (v) 41,665 shares of common stock held by Therese Heidi Schuler Trust, or THST, (vi) 41,665 shares of common stock held by Tino Hans Schuler Trust, or TiHST, and (vii) 20,000 shares of common stock held by Jack W. Schuler Trust. Mr. Schuler has voting and dispositive power with respect to the Schuler shares and H. George Schuler, Trustee, has voting and dispositive power with respect to the remaining shares.

(3)
Consists of: 938,598 shares of common stock held by Delaware Street Capital Master Fund, L.P., or DSC. DSC Managers, L.L.C., as the general partner of DSC, is deemed the indirect beneficial owner of such shares. DSC Advisors, L.P, as the investment manager of DSC, is deemed the indirect beneficial owner of such shares. DSC Advisors, L.L.C., or DSCA LLC, as the general partner of the investment manager, is deemed the indirect beneficial owner of such shares. Andrew Bluhm, as the Managing Member of DSCA LLC, is deemed the indirect beneficial owner of 782,063 shares of Common Stock.
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(4)
Consists of: (i) 1,446,372 shares of common stock held by Presidio Partners 2007, L.P., or Presidio 2007, and (ii) 231,956 shares of common stock held by Presidio Partners 2007 (Parallel), L.P., or Presidio 2007 Parallel. Presidio Partners 2007 GP, L.P. serves as the general partner of Presidio 2007 and Presidio 2007 Parallel and may be deemed to own beneficially the shares held by Presidio 2007 and Presidio 2007 Parallel. David J. Collier, James F. Watson and Faysal A. Sohail share voting and investment power over and may be deemed to own beneficially the shares held by Presidio 2007 and Presidio 2007 Parallel.

(5)
Consists of: (i) 783,418 shares of common stock held by Essex Capital Corporation, or ECC, (ii) 193,581 shares of common stock held by KF Investment Partners, LP, or KF, and (iii) 29,908 shares of common stock held by SIU Capital LLC, or SIU. Ralph Iannelli is the sole shareholder of ECC. Mr. Iannelli is the General Partner of KF, and the Managing Member of SIU, and may be deemed to have voting and dispositive power with respect to such shares.

(6)
Consists of: (i) 577,714 shares of common stock held by CAC, LLC, or CAC and (ii) 288,856 shares of common stock held by DRD Family Partnership LP, or DRD. Rod Dammeyer is the Sole Member of CAC and the General Partner of DRD, and may be deemed to share voting and dispositive power with respect to such shares.

(7)
Consists of: (i) 429,166 shares of common stock held by Deerfield Private Design Fund III, L.P., and (ii) 429,166 shares of common stock held by Deerfield Special Situations Fund, L.P., . Deerfield Management Company, L.P. (Series C) is the investment manager of each of Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. (collectively, the "Deerfield Funds"). Deerfield Mgmt, L.P. and Deerfield Mgmt III, L.P. are the general partners of each of the Deerfield Funds. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P., Deerfield Mgmt III, L.P., and Deerfield Management Company, L.P. (Series C). Each of Deerfield Mgmt, L.P., Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. (Series C) and Mr. Flynn may be deemed to beneficially own the shares held by the Deerfield Funds. Beneficial ownership is based solely on a Schedule 13G filed on July 28, 2015.

(8)
Consists of (i) 135,352 shares of restricted common stock held directly by Dr. Garg, and (ii) 68,656 shares issuable to Dr. Garg upon exercise of stock options exercisable within 60 days after December 31, 2015.

(9)
Consists of (i) 369,888 shares of common stock held directly by Mr. Heller, and (ii) 3,125 shares issuable to Mr. Heller upon exercise of stock options exercisable within 60 days after December 31, 2015.

(10)
Consists of: (i) 48,235 shares of common stock held directly by Greg Robitaille, and (ii) 5,729 shares issuable to Mr. Robitaille upon exercise of stock options exercisable within 60 days after December 31, 2015.

(11)
Consists of 24,666 shares issuable to Mr. Eisenstadt upon exercise of stock options exercisable within 60 days after December 31, 2015.

(12)
Consists of (i) 112,060 shares of common stock held directly by Mr. Tengler and (ii) 6,305 shares issuable to Mr. Tengler upon exercise of stock options exercisable within 60 days after December 31, 2015.

(13)
Consists of (i) 416 shares of common stock issuable upon conversion of shares of Series C preferred stock held directly by Ms. Engelking and (ii) 36,255 shares issuable to Ms. Engelking upon exercise of stock options exercisable within 60 days after December 31, 2015.

(14)
Consists of: 1,562 shares issuable to Ms. Hecht upon exercise of stock options exercisable within 60 days after December 31, 2015.

(15)
Consists of: 3,125 shares issuable to Mr. Fong upon exercise of stock options exercisable within 60 days after December 31, 2015. Mr. Fong is a former principal of Burrill Capital Management, the general partner of Burrill Life Science Capital Fund III.

(16)
Consists of: 3,125 shares issuable to Mr. Schmid upon exercise of stock options exercisable within 60 days after December 31, 2015.

(17)
Consists of: 3,125 shares issuable to Mr. Edick upon exercise of stock options exercisable within 60 days after December 31, 2015.
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Description of capital stock

GENERAL

The following description summarizes the most important terms of our capital stock as detailed in our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in "Description of capital stock," you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of December 31, 2015, there were 16,015,958 shares of our common stock outstanding, held by 125 stockholders of record, and no shares of our redeemable convertible preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NASDAQ Global Market, to issue additional shares of our capital stock.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. The amended and restated certificate of incorporation and amended and restated bylaws currently in effect do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

Upon the closing of our IPO, all outstanding shares of preferred stock converted into shares of our common stock, and there are no shares of preferred stock outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common

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stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. There are no shares of preferred stock currently outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

In connection with our loan and security agreement with Hercules Technology III, L.P., or Hercules, in March 2014 and as amended in September 2014, we issued to Hercules warrants exercisable for up to 170,000 shares of our Series C preferred stock. The warrants may be exercised at the option of the holder either by delivery of the exercise price in cash or by a cashless exercise. These warrants became warrants for the purchase of 70,833 shares of our common stock upon the closing of our initial public offering pursuant to the terms therein.

REGISTRATION RIGHTS

The holders of 9,721,757 shares our common stock are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the Investor Rights Agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand registration rights

The holders of 9,721,757 shares of our common stock are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of a majority of the then-outstanding shares of Registrable Securities, as such term is defined in the Investor Rights Agreement, requesting registration of at least 40% of the then-outstanding shares of Registrable Securities, to use our commercially reasonable efforts to effect the registration of such shares for public resale. We are required to effect only two registrations pursuant to this provision of the Investor Rights Agreement. A demand for registration may not be made until six months after the closing of this offering.

Form S-3 registration rights

If at any time we become entitled under the Securities Act to register our shares on Form S-3 and the holders of at least 20% of the then-outstanding Registrable Securities request in writing that we register their shares for public resale on Form S-3 with an aggregate price to the public of the shares to be registered, net of underwriting discounts and commissions, of at least $3.0 million, we will be required to effect such registration; provided, however, that if our board of directors determines, in good faith, that such registration would be materially detrimental to us and our stockholders at such time, we may defer the registration for up to 60 days. We are only obligated to effect up to two registrations on Form S-3 within any twelve month period.

Piggyback registration rights

The holders of 9,721,757 shares of our common stock are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to

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Description of capital stock

certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification

Our Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Termination of registration rights

The registration rights granted under the Investor Rights Agreement will terminate on July 28, 2020.

ANTI-TAKEOVER PROVISIONS

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

Classified board

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Our board of directors currently has seven members.

Action by written consent; special meetings of stockholders

Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and amended and restated bylaws also provides that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of directors

Our amended and restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.

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Description of capital stock

Advance notice procedures

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our amended and restated bylaws does not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Super majority approval requirements

The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws requires a greater percentage. A majority vote of our board of directors or the affirmative vote of holders of at least 75% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 75% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, any of the provisions in our certificate of incorporation relating to amendments to our certificate of incorporation and bylaws and as described under "Action by written consent; special meetings of stockholders", "Classified board" and "Removal of directors" above. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum

Our amended and restated certificate of incorporation provides that, subject to limited exceptions, the state or federal courts located in the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or

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Description of capital stock

otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 75% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LISTING

Our common stock is listed on the NASDAQ Global Market under the symbol "NEOS."

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Shares eligible for future sale

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future. Following the closing of this offering, based on the number of shares of our capital stock outstanding as of December 31, 2015, we will have a total of             shares of our common stock outstanding. Of these outstanding shares, all of the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be deemed "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, all of our executive officers and directors have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 90 days following the date of this prospectus. As a result of these agreements and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws described above under "Description of capital stock—Registration rights," subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•
beginning on the date of this prospectus, the             shares of common stock sold in this offering will be immediately available for sale in the public market;

•
beginning 91 days after the date of this prospectus,             additional shares of common stock will become eligible for sale in the public market, all of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•
the remainder of the shares of common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

LOCK-UP AGREEMENTS

In connection with this offering, we, and all of our directors and officers have agreed that, without the prior written consent of UBS Securities LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly announce an intention to do the same;

•
establish or increase a put equivalent position, or liquidate or decrease a call equivalent position with respect to any shares of our common stock or any securities convertible into or exchangeable
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Shares eligible for future sale

  or exercisable for shares of our common stock, or publicly announce an intention to do the same; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, or publicly announce an intention to do the same;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and all of our directors and officers, and the holders of substantially all of our outstanding capital stock and stock options have agreed that, without the prior written consent of UBS Securities LLC on behalf of the underwriters, during the restricted period, no registration statement with the SEC relating to the offering of any shares of common stock or any security convertible into or exercisable or exchangeable for our common stock will be filed.

The restrictions described in the immediately preceding paragraph do not apply to:

•
the sale of shares by us to the underwriters;

•
transactions relating to shares of common stock or other securities convertible into or exchangeable for common stock acquired in the offering or in the open market after completion of the offering;

•
certain gifts, if such transfer is not for value;

•
transfers to an immediate family member or any trust for the direct or indirect benefit of the party and/or an immediate family member of the party or to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held exclusively by the party and/or one or more immediate family members of the party, if such transfer is not for value;

•
transfers by will or intestate succession, if such transfer is not for value;

•
transfers to an affiliate of the party or distributions to partners, members of stockholders of the party, if such transfer is not for value;

•
transfers to us to satisfy tax withholding obligations or the exercise price upon a cashless net exercise pursuant to our equity incentive plans disclosed in this prospectus;

•
the exercise of any option, warrant or other rights to acquire shares of common stock, the settlement of any stock-settled stock appreciation rights, restricted stock or restricted stock units or the conversion of any convertible security into shares of common stock;

•
entrance into a trading plan pursuant to Rule 10b-5 under the Exchange Act, provided that such plan does not permit the sale of any common stock during the restricted period and no public announcement or filing is made regarding such plan during the restricted period;

•
transfers pursuant to a bona-fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control of us, provided that in the event such tender offer, merger, consolidation or other transaction is not completed, such securities held by a party will remain subject to the lock-up agreement;

provided that (1) in the case of any transfer or distribution pursuant to the second through (and including) the sixth clauses above, no filing under Section 16(a) of the Exchange Act or public announcement is required or voluntarily made during the restricted period (other than a filing on a Form 5 made after the expiration of the restricted period or, in the case of the second clause above,

154

Shares eligible for future sale

any required beneficial ownership filings under Section 13 of the Exchange Act), (2) in the case of any transfer or distribution pursuant to the seventh or eighth clauses above, no filing under Section 16(a) of the Exchange Act or public announcement, reporting a reduction in beneficial ownership of shares of our common stock, is required or voluntarily made during the restricted period, (3) in the case of any transfer or distribution pursuant to the third through (and including) the sixth clauses above, the transferee agrees to sign and deliver a lock-up agreement substantially in the form of the lock-up agreements described above, and (4) in the case of the exercise of any option, warrant or other right to acquire shares of common stock pursuant to the eighth clause above, the shares of common stock underlying such option, warrant or other right, and all other shares of common stock and other securities subject to the terms of the lock-up agreements continue to be subject to the terms of the lock-up agreement.

Following the lock-up periods set forth in the agreements described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

RULE 144

Affiliate resales of restricted securities

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•
1% of the number of shares of our common stock then outstanding, which will equal approximately             shares immediately after this offering; or

•
the average weekly trading volume in our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and NASDAQ Global Market concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

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Shares eligible for future sale

RULE 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

REGISTRATION RIGHTS

The holders of 9,721,757 shares of our common stock issued or issuable (as calculated as of December 31, 2015) will be entitled to specified rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. See the section of this prospectus titled "Description of capital stock—Registration rights" for additional information.

REGISTRATION STATEMENT ON FORM S-8

As of December 31, 2015, options to purchase a total of 740,407 shares of common stock pursuant to our 2009 Plan were outstanding, of which 222,752 options to purchase shares were exercisable, and options to purchase a total of 611,876 shares of common stock pursuant to our 2015 Plan were outstanding, of which options to purchase 4,686 shares were exercisable. We have filed registration statements on Form S-8 under the Securities Act to register shares that may be issued pursuant to our 2009 Plan and 2015 Plan. The shares covered by the registration statement are eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements. For a description of our equity incentive plans, see "Executive compensation—Employee benefits plans."

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Certain material U.S. federal income tax consequences

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is not a "United States person" or a partnership for U.S. federal income tax purposes. A United States person is any of the following:

•
an individual citizen or resident (for U.S. federal income tax purposes) of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or,

•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted, subject to certain exceptions not discussed herein. The tax treatment of U.S. citizens and residents (including individuals who meet the foregoing substantial presence test) who hold shares of our common stock is not discussed in this summary.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset, generally property held for investment.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax, or gift tax. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

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This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including without limitation:

•
insurance companies;

•
tax-exempt organizations;

•
financial institutions;

•
brokers or dealers in securities or currencies;

•
regulated investment companies;

•
pension plans;

•
controlled foreign corporations;

•
passive foreign investment companies;

•
persons that have a functional currency other than the U.S. dollar;

•
owners deemed to sell our common stock under the constructive sale provisions of the Code;

•
corporations that accumulate earnings to avoid U.S. federal income tax;

•
owners in special situations, such as those who have elected to mark securities to market, or those that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•
certain U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

DISTRIBUTIONS ON OUR COMMON STOCK

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated as a tax-free return of the non-U.S. holder's investment, up to such holder's adjusted tax basis in the common stock. A holder's adjusted tax basis in a share of our common stock is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Gain on sale, exchange or other disposition of our common stock." Any such distributions will also be subject to the discussion below under the section titled "Withholding and Information Reporting Requirements—FATCA."

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are

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attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to (1) provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and certify under penalties of perjury that such holder is not a United States person and is eligible for treaty benefits, or (2) if our common stock is held through certain foreign intermediaries, satisfy applicable certification and other requirements. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships). Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

GAIN ON SALE, EXCHANGE OR OTHER DISPOSITION OF OUR COMMON STOCK

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder's sale, exchange or other disposition of shares of our common stock unless:

•
the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in "Distributions on Our Common Stock" also may apply;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses (not including any capital loss carryovers) of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such disposition and capital losses;
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Certain material U.S. federal income tax consequences

•
we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation," unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. FEDERAL ESTATE TAX

Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual's gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in "Distributions on Our Common Stock," generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder (usually on IRS Form W-8BEN or W-8BEN-E) and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

WITHHOLDING AND INFORMATION REPORTING REQUIREMENTS—FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless (1) if the foreign entity is a "foreign financial institution," such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a "foreign financial institution," such foreign entity identifies certain of its U.S. investors, if any, or (3) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2018. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

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We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, BMO Capital Markets Corp. and RBC Capital Markets, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of shares

UBS Securities LLC
BMO Capital Markets Corp.
RBC Capital Markets, LLC
JMP Securities LLC

Total

The underwriting agreement provides that the underwriters must buy all of the shares of common stock if they buy any of them. However, the underwriters are not required to pay for the shares covered by the underwriters' option to purchase additional shares as described below.

Our common stock is offered subject to a number of conditions, including:

•
receipt and acceptance of our common stock by the underwriters; and

•
the underwriters' right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OPTION TO PURCHASE ADDITIONAL SHARES

We have granted the underwriters an option to buy up to an aggregate of additional shares of our common stock. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of common stock approximately in proportion to the amounts specified in the table above.

UNDERWRITING DISCOUNT

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

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The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to additional shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $                           . We have agreed to reimburse the underwriters for expenses related to the closing of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA, in an amount up to $15,000.

NO SALES OF SIMILAR SECURITIES

We and our officers and directors have entered into lock-up agreements with the underwriters. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus.

UBS Securities LLC may, at any time and in its sole discretion, release some or all the securities from these lock-up agreements. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price of our common stock.

INDEMNIFICATION

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ QUOTATION

Our common stock has been approved for listing on the NASDAQ Global Market under the symbol "NEOS."

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including:

•
stabilizing transactions;

•
short sales;

•
purchases to cover positions created by short sales;

•
imposition of penalty bids; and

•
syndicate covering transactions.
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Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

Naked short sales are short sales made in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

DETERMINATION OF OFFERING PRICE

In addition to prevailing market conditions, the offering price was determined by negotiation among us and the representatives of the underwriters. The principal factors considered in determining the offering price included:

•
the information set forth in this prospectus and otherwise available to the representatives;

•
our history and prospects and the history and prospects for the industry in which we compete;

•
our past and present financial performance;

•
our prospects for future earnings and the present state of our development;

•
the general condition of the securities market at the time of this offering;
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•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that the common stock will trade in the public market at or above the offering price.

AFFILIATIONS

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

ELECTRONIC DISTRIBUTION

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

NOTICE TO PROSPECTIVE INVESTORS

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser

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within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a "Relevant Member State", an offer to the public of any shares which are the subject of the offering contemplated by this prospectus, or the Shares, may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  (b)
  by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons falling within (1)-(3) together being referred to as relevant persons. The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

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Underwriting

Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (1) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to "professional investors" within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (2) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or

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sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law; or

  (4)
  as specified in Section 276(7) of the SFA.

Switzerland

This Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Greece

The securities have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. The securities

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may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

Dubai International Finance Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to Professional Clients who are not natural persons. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

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Goodwin Procter LLP, Boston, Massachusetts, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of common stock being offered by this prospectus. The underwriters have been represented by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts in connection with certain legal matters related to this offering.

Experts

The consolidated financial statements as of December 31, 2014 and 2013 included in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Additional information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We also maintain a website at www.neostx.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

170

F-1

Report of Independent Registered Public Accounting Firm

  To the Board of Directors and Stockholders
  Neos Therapeutics, Inc.

  We have audited the accompanying consolidated balance sheets of Neos Therapeutics, Inc. and Subsidiaries (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neos Therapeutics, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

  /s/ RSM US LLP

  New York, New York
  April 24, 2015
  except for the Reverse Stock Split paragraph
      of Note 13 as to which the date is
      July 10, 2015

F-2

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
			September 30, 2015
(In thousands, except share and per share data)	2013	2014

			(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,947	$13,343	$102,896
Short term investments	7,497	3,000	—
Accounts receivable, net of allowances of $264, $204 and $1 respectively	454	367	50
Inventories	419	2,031	2,661
Other current assets	163	264	819

Total current assets	20,480	19,005	106,426
Property and Equipment, net	7,039	5,831	5,210
Intangible Assets, net	12,332	18,167	17,046
Other Assets	2,027	2,227	2,427

Total assets	$41,878	$45,230	$131,109

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$973	$1,257	$2,376
Accrued expenses	1,210	2,715	5,086
Current portion of long-term debt	3,994	1,653	5,775

Total current liabilities	6,177	5,625	13,237

Long-Term Liabilities:
Long-term debt, net of current portion	16,454	23,121	28,579
Earnout liability	—	756	353
Deferred gain on leaseback	2,107	1,383	760
Deferred rent	1,148	1,189	1,163
Warrant liabilities	—	1,789	—

Total long-term liabilities	19,709	28,238	30,855

Redeemable Preferred Stock, $0.001 par value
Series A—1,170,000 authorized; issued and outstanding; liquidation preference of $5,850 in 2013 and 2014; no shares authorized, issued or outstanding as of September 30, 2015	1,068	1,068	—
Series B—4,000,000 authorized; 3,113,099 issued and outstanding; liquidation preference of $15,565 in 2013 and 2014; no shares authorized, issued or outstanding as of September 30, 2015	14,207	14,559	—
Series B-1—8,830,000 authorized; 5,461,802 issued and outstanding; liquidiation preference of $59,457 and $61,647 in 2013 and 2014, respectively; no shares authorized, issued or outstanding as of September 30, 2015	29,527	32,391	—
Series C—9,000,000 authorized in 2013 and 13,500,000 authorized in 2014, respectively; 5,267,026 and 8,753,547 issued and outstanding in 2013 and 2014, respectively, liquidation preference of $26,335 and $43,768, in 2013 and 2014; no shares authorized, issued or outstanding as of September 30, 2015	26,034	42,131	—

	70,836	90,149	—

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value, no shares authorized, issued or outstanding as of December 31, 2013 and 2014; 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2015	—	—	—
Common stock, $0.001 par value, 30,000,000, 35,000,000 and 100,000,000 authorized at December 31, 2013, December 31, 2014 and September 30, 2015, respectively; 925,451 and 869,546 issued and outstanding in 2013, respectively; 938,859 and 882,954 issued and outstanding in 2014, respectively; and 15,839,064 issued and outstanding as of September 30, 2015	1	1	16
Additional paid-in capital	4,617	4,831	194,682
Accumulated deficit	(59,462)	(83,614)	(107,681)

Total stockholders' equity (deficit)	(54,844)	(78,782)	87,017

Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	$41,878	$45,230	$131,109

See notes to consolidated financial statements.

F-3

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2013	2014	2014	2015

			(Unaudited)
Revenues:
Product	$—	$316	$(120)	$2,133
Manufacturing	137	113	113	—
Profit Sharing	226	169	169	—
Development	681	160	160	—

	1,044	758	322	2,133
Cost of Goods Sold	2,534	3,354	2,225	3,833

Gross loss	(1,490)	(2,596)	(1,903)	(1,700)
Research and Development	9,974	10,601	8,195	9,123
Selling and marketing expenses	153	212	117	2,271
General and administrative expenses	5,471	5,063	4,196	5,069

Loss from operations	(17,088)	(18,472)	(14,411)	(18,163)
Interest Expense	(2,115)	(2,954)	(2,199)	(2,685)
Other Income, net	603	826	618	623
Change in fair value of earnout and warrant liabilities	—	(249)	—	(1,452)

Net loss from continuing operations	(18,600)	(20,849)	(15,992)	(21,677)
Loss from discontinued operations, including $544 of impairment charges in 2013	(437)	—	—	—

Net loss	$(19,037)	$(20,849)	$(15,992)	$(21,677)

Net loss from continuing operations	$(18,600)	$(20,849)	$(15,992)	$(21,677)

Preferred Stock Accretion to Redemption Value	(1,227)	(1,118)	(850)	(1,169)
Preferred Stock Dividends	(2,185)	(2,185)	(1,634)	(1,221)

Net loss from continuing operations attributable to common stock	$(22,012)	$(24,152)	$(18,476)	$(24,067)

Loss from discontinued operations, including $544 of impairment charges in 2013	(437)	—	—	—

Net loss	(19,037)	(20,849)	(15,992)	(21,677)
Preferred Stock Accretion to Redemption Value	(1,227)	(1,118)	(850)	(1,169)
Preferred Stock Dividends	(2,185)	(2,185)	(1,634)	(1,221)

Net loss attributable to common stock	$(22,449)	$(24,152)	$(18,476)	$(24,067)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	788,964	876,318	874,480	4,767,479

Net loss per share of common stock, basic and fully diluted:
Net loss per share from continuing operations
attributable to common stock	$(27.90)	$(27.56)	$(21.13)	$(5.05)

Loss per share from discontinued operations	$(0.55)	$—	$—	$—

Net loss per share attributable to common stock	$(28.45)	$(27.56)	$(21.13)	$(5.05)

See notes to consolidated financial statements.

F-4

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
Years ended December 31, 2013 and 2014 and Nine Months Ended September 30, 2015

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital		Total Stockholders' Equity (Deficit)
								Accumulated Deficit
(In thousands, except shares)	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 2012	—	—	770,412	$1	—	$—	$4,514	$(37,012)	$(32,497)
Restricted stock grants	—	—	149,244	—	—	—	—	—	—
Proceeds from exercise of options and warrants	—	—	5,795	—	—	—	2	—	2
Share-based compensation expense	—	—	—	—	—	—	101	—	101
Series B Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(394)	(394)
Series B-1 Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(756)	(756)
Series B-1 accrued dividend	—	—	—	—	—	—	—	(2,185)	(2,185)
Series C Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(78)	(78)
Treasury shares purchased	—	—	—	—	(55,905)	—	—	—	—
Net loss	—	—	—	—	—	—	—	(19,037)	(19,037)

Balance, December 31, 2013	—	—	925,451	$1	(55,905)	$—	$4,617	$(59,462)	$(54,844)

Proceeds from exercise of options and warrants	—	—	13,408	—	—	—	4	—	4
Share-based compensation expense	—	—	—	—	—	—	210	—	210
Series B Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(352)	(352)
Series B-1 Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(679)	(679)
Series B-1 accrued dividend	—	—	—	—	—	—	—	(2,185)	(2,185)
Series C Preferred Stock accretion to redemption value	—	—	—	—	—	—	—	(87)	(87)
Net loss	—	—	—	—	—	—	—	(20,849)	(20,849)

Balance, December 31, 2014	—	$—	938,859	$1	(55,905)	$—	$4,831	$(83,614)	$(78,782)

Proceeds from exercise of options and warrants (unaudited)			139,201				72	—	72
Share-based compensation expense (unaudited)	—	—	—	—	—	—	552	—	552
Cancellation of treasury stock (unaudited)	—	—	(55,905)	—	55,905	—	—	—	—
Series B Preferred Stock accretion to redemption value (unaudited)	—	—	—	—	—	—	—	(192)	(192)
Series B-1 Preferred Stock accretion to redemption value (unaudited)	—	—	—	—	—	—	—	(370)	(370)
Series B-1 accrued dividend (unaudited)	—	—	—	—	—	—	—	(1,221)	(1,221)
Series C Preferred Stock accretion to redemption value (unaudited)	—	—	—	—	—	—	—	(607)	(607)
Conversion of Redeemable Preferred Stock (unaudited)			9,217,983	9			110,767	—	110,776
Cashless exercise of Series C warrants issued with Series C financing (unaudited)			78,926	—			2,842		2,842
Reclassification of Series C warrants issued with senior debt (unaudited)							611		611
Net proceeds from issuance of common stock in IPO (unaudited)			5,520,000	6			75,007	—	75,013
Net loss (unaudited)	—	—	—	—	—	—	—	(21,677)	(21,677)

Balance, September 30, 2015 (unaudited)	—	$—	15,839,064	$16	—	$—	$194,682	$(107,681)	$87,017

See notes to consolidated financial statements.

F-5

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Nine Months Ended September 30,
(In thousands)	2013	2014	2014	2015

			(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(19,037)	$(20,849)	$(15,992)	$(21,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,330	1,645	1,228	1,277
Amortization of intangible assets	842	1,037	664	1,121
Changes in fair value of warrant and earnout liabilities	—	249	—	1,452
Amortization of patents	—	31	—	17
Amortization and write-off of senior debt fees	141	627	487	426
Gain on sale of equipment	(601)	(824)	(616)	(623)
Provision for bad debts	227	(264)	(204)	—
Loss on impairment of intangible assets	544	—	—	—
Share-based compensation expense	101	210	136	552
Interest accrued on note payable	592	511	414	372
Change in deferred rent	385	41	49	(26)
Changes in operating assets and liabilities:
Accounts receivable	971	417	558	317
Inventories	637	(1,612)	(1,174)	(630)
Other current assets	(97)	(167)	(1)	(555)
Other assets	(343)	(231)	(136)	(217)
Accounts payable	(349)	284	35	919
Accrued expenses	(298)	1,505	1,087	2,356

Net cash used in operating activities	(14,955)	(17,390)	(13,465)	(14,919)

Cash Flows From Investing Activities:
Net proceeds from sale of short-term investments	(7,498)	4,497	4,499	3,000
Capital expenditures	(2,019)	(339)	(105)	(656)
Intangible asset acquisition	—	(6,283)	(6,283)	—

Net cash provided by (used in) investing activities	(9,517)	(2,125)	(1,889)	2,344

Cash Flows From Financing Activities:
Proceeds from senior debt note	—	15,000	15,000	10,000
Proceeds from sale of equipment	5,500	795	795	—
Net proceeds from issuance of stock	8,523	17,350	9,906	18,119
Net proceeds from initial public offering, net of underwriting discounts and commissions	—	—	—	77,004
Payments of initial public offering costs	—	—	—	(1,778)
Payments made on borrowings	(890)	(11,671)	(11,293)	(1,217)
Deferred financing costs	—	(563)	(563)	—

Net cash provided by financing activities	13,133	20,911	13,845	102,128

Increase (decrease) in cash and cash equivalents	(11,339)	1,396	(1,509)	89,553
Cash and Cash Equivalents:
Beginning	23,286	11,947	11,947	13,343

Ending	$11,947	$13,343	$10,438	$102,896

Noncash Investing and Financing Activities:
Earnout liability incurred in connection with intangible asset acquisition	$—	$589	$589	$—

Initial public offering costs included in accounts payable and accrued expenses	$—	$—	$—	$213

Issuance of stock warrants	$—	$1,707	$372	$2,131

Exercise of Series C warrants for Series C Preferred Stock	$—	$—	$—	$2,322

Cashless exercise of Series C warrants from Series C financing in IPO closing	$—	$—	$—	$2,842

Conversion of Redeemable Preferred Stocks into Common Stock	$—	$—	$—	$110,776

Reclassification of Series C warrants issued with senior debt upon IPO closing	$—	$—	$—	$611

Preferred Stock Accretion	$1,227	$1,118	$850	$1,169

Preferred Stock Dividend	$2,185	$2,185	$1,634	$1,221

Supplemental Cash Flow Information:
Interest paid	$1,324	$1,793	$1,314	$1,820

See notes to consolidated financial statements.

F-6

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Note 1. Basis of presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or GAAP.

Unaudited Interim Financial Information:    The accompanying interim balance sheet as of September 30, 2015 and the statements of operations, cash flows and stockholders' equity (deficit) for the nine months ended September 30, 2014 and 2015 and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with GAAP. In management's opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of September 30, 2015 and its results of operations and its cash flows for the nine months ended September 30, 2014 and 2015. The results for the nine months ended September 30, 2015 are not necessarily indicative of the results expected for the full fiscal year or any other period.

Note 2. Organization and nature of operations

Neos Therapeutics, Inc., a Delaware corporation, and its subsidiaries (the "Company") is a fully integrated pharmaceutical company. The Company has developed a broad, proprietary modified-release drug delivery technology that enables the manufacture of single and multiple ingredient extended-release pharmaceuticals in patient- and caregiver-friendly orally disintegrating tablet and liquid suspension dosage forms. The Company has a pipeline of extended-release pharmaceuticals including three proprietary product candidates for the treatment of attention deficit hyperactivity disorder ("ADHD") which are in late-stage development and/or regulatory review. In addition, the Company manufactures and markets a generic Tussionex (hydrocodone and chlorpheniramine) ("generic Tussionex") extended-release liquid suspension for the treatment of cough and upper respiratory symptoms of a cold. These products are developed and manufactured using the Company's proprietary and patented modified-release drug delivery technology. The Company's predecessor company was incorporated in Texas on November 30, 1994 as PharmaFab, Inc. and subsequently changed its name to Neostx, Inc. On June 15, 2009, the Company completed a reorganization pursuant to which substantially all of the capital stock of Neostx, Inc. was acquired by a newly formed Delaware corporation, named Neos Therapeutics, Inc. The remaining capital stock of Neostx, Inc. was acquired by the Company on June 29, 2015. Historically, the Company was primarily engaged in the development and contract manufacturing of unapproved or Drug Efficacy Study Indication ("DESI"), pharmaceuticals and, to a lesser extent, nutraceuticals for third parties. The unapproved or DESI pharmaceuticals contract business was discontinued in 2007 and the manufacturing of nutraceuticals for third parties was discontinued in March 2013.

On August 28, 2014, the Company completed an acquisition of all of the rights to the Tussionex Abbreviated New Drug Application ("Tussionex ANDA"), which included the rights to produce, develop, market and sell, as well as all the profits from such selling activities, the Company's generic Tussionex, which the Company previously owned the rights to manufacture, but which was marketed and sold by the generic drug division of Cornerstone Biopharma, Inc. ("Cornerstone"). These rights were acquired from the collaboration of the Company, Cornerstone and Coating Place, Inc. ("CPI"), a supplier of the resins for the product (see Note 9). Prior to the acquisition, the Company, Cornerstone

F-7

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

and CPI shared profits generated by the sale and manufacture of the product under a development and manufacturing agreement with those companies.

On July 28, 2015, the Company closed its initial public offering ("IPO") whereby the Company sold 5,520,000 shares of common stock, at a public offering price of $15.00 per share, which includes 720,000 shares of common stock resulting from the underwriters' exercise of their over-allotment option at the IPO price on July 23, 2015. Proceeds from the Company's IPO, net of underwriting discounts and commissions and other offering costs, were $75.0 million.

In connection with the IPO, the Company's Board of Directors approved a 1-for-2.4 reverse stock split of the Company's common stock which also resulted in a proportional adjustment to the conversion ratios of the preferred stock and the preferred stock warrants. All references to common stock and per share amounts in these condensed financial statements and accompanying footnotes have been retroactively adjusted for all periods presented to give effect to this reverse stock split.

Between June 30, 2015 and July 27, 2015, the Company issued a total of 1,000,000 shares of its Series C redeemable convertible preferred stock ("Series C") to several existing investors upon the exercise of warrants to purchase Series C preferred stock ("Series C warrants") held by those investors at an exercise price of $5.00 per share, for an aggregate exercise price of $5.0 million. On the IPO closing date, all outstanding shares of redeemable preferred stock converted into 9,217,983 shares of common stock and all remaining outstanding Series C warrants issued in conjunction with purchases of Series C were net exercised at the IPO price for 78,926 shares of common stock. Upon the closing of the Company's IPO, all of the shares of the Company's redeemable convertible preferred stock ("Preferred Shares") were retired and cancelled and shall not be reissued as shares of such series, and all rights and preferences of those Preferred Shares were cancelled including the right to receive undeclared accumulated dividends. These transactions produced a significant increase in the number of shares outstanding which will impact the year-over-year comparability of the Company's loss per share calculations. Additionally, in connection with the closing of the IPO, the Company amended and restated its certificate of incorporation to increase the number of authorized shares of common stock to 100,000,000 and to authorize 5,000,000 shares of undesignated preferred stock.

Note 3. Summary of significant accounting policies

Principles of consolidation:    At September 30, 2015, the consolidated financial statements include the accounts of the Company and its four wholly-owned subsidiaries. At December 31, 2014, Neos Therapeutics, Inc. owned, directly or indirectly, 100% of two of its subsidiaries and 99.9% of the third subsidiary, Neostx, Inc. ("NTX"). The remaining 0.1% ownership of NTX was held by a third party and all such remaining capital stock was acquired by the Company on June 29, 2015, and NTX was merged with and into the Company. The amounts attributable to the noncontrolling interest were not material to the consolidated financial statements. On September 16, 2015, the Company established two new wholly-owned subsidiaries, Neos Therapeutics Brands, LLC and Neos Therapeutics Commercial, LLC. All significant intercompany transactions have been eliminated.

Cash equivalents:    The Company invests its available cash balances in bank deposits and money market funds. The Company considers highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that

F-8

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company's primary objectives for investment of available cash are the preservation of capital and the maintenance of liquidity.

Short-term investments:    Short-term investments consist of U.S. Treasury Bills that have original maturities greater than three months but less than or equal to one year and are classified as available-for-sale securities. These investments are recorded at fair value. Realized gains and losses are reported in the consolidated statements of operations. Unrealized gains and losses are immaterial.

Allowance for doubtful accounts:    The allowance for doubtful accounts is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management determines the adequacy of the allowance based on reviews of individual accounts, historical losses, existing economic conditions and estimates based on management's judgments in specific matters. Accounts are written off as they are deemed uncollectible based on periodic review of the accounts. There is no allowance for doubtful accounts at December 31, 2014 or September 30, 2015, as management believes that all receivables are fully collectible.

Fair value of financial instruments:    The carrying value of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, other current assets, accounts payable, accrued expenses, and debt, approximates fair value due to the short-term nature of the instruments and/or the current interest rates payable in relation to current market conditions. The fair value of the Company's warrants and earnout liabilities is disclosed in Note 5.

Inventories:    Inventories, comprised of raw materials, labor, and manufacturing overhead, as well as finished goods inventory, are stated at the lower of cost (actual, which approximates first-in, first-out) or market, net of an allowance for obsolete inventory.

Property and equipment:    Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or the estimated useful lives of the assets.

Intangible assets:    Intangible assets subject to amortization, which principally include proprietary modified-release drug delivery technology and the costs to acquire the rights to Tussionex ANDA, are recorded at cost and amortized over the estimated lives of the assets ranging from 10 to 20 years.

Impairment of long-lived assets:    Long-lived assets such as property and equipment and intangibles subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. Such assets are also evaluated for impairment in light of the Company's continuing losses. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. No impairment charges were recorded for the year ended December 31, 2014 or the nine months ended September 30, 2015. Impairment charges of intangible assets related to the discontinued nutraceutical manufacturing operations of $544,000 were recognized in the year ended December 31, 2013.

Patent costs:    The Company estimates that the patents it has filed have a future beneficial value. Therefore, costs associated with filing for its patents are capitalized. Once the patent is approved and

F-9

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

commercial revenue realized, the costs associated with the patent are amortized over the useful life of the patent. If the patent is not approved, the costs will be expensed.

Deferred Offering Costs:    The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs (non-current) until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders' equity (deficit) as a reduction of additional paid-in capital generated as a result of the financing.

Revenue recognition:    Revenue is generated from product sales, recorded on a net sales basis, and historically, manufacturing, development and profit sharing from a development and manufacturing agreement. Product revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Revenue from sales transactions where the buyer has the right to return the product is recognized at the time of sale only if (1) the price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid for the product, or the buyer is obligated to pay for the product and the obligation is not contingent on resale of the product, (3) the buyer's obligation to pay would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from that provided by the Company, (5) the Company does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and (6) the amount of future returns can be reasonably estimated.

The Company sells its generic Tussionex to a limited number of pharmaceutical wholesalers. Pharmaceutical wholesalers buy drug products directly from manufacturers. Title to the product passes upon delivery to the wholesalers, when the risks and rewards of ownership are assumed by the wholesaler (freight on board destination). These wholesalers then resell the product to retail customers such as food, drug and mass merchandisers.

The Company expects that manufacturing, profit sharing and development revenue will end as the Company has terminated the Company's development and manufacturing agreement. As a result of the Company's acquisition of the rights to commercialize and derive future profits from the Tussionex ANDA, the Company will utilize its manufacturing capability to derive revenue directly from sales made by the Company, rather than through the Company's commercial partner.

Net product sales

Net product sales for the Company's generic Tussionex product represent total gross product sales less gross to net sales adjustments. Gross to net sales adjustments include wholesaler fees and estimated allowances for product returns, government rebates, chargebacks and prompt-payment discounts to be incurred on the selling price of the respective product sales. Wholesale distribution fees are incurred on the management of these products by wholesalers and are recorded within net product sales based on definitive contractual agreements. The Company estimates gross to net sales adjustments for allowances for product returns, government rebates and chargebacks based upon analysis of third-party information, including information obtained from the Company's third party logistics provider, or 3PL, with respect to their inventory levels and sell-through to the wholesalers' customers, data available from third parties regarding prescriptions written for our products, as well as actual

F-10

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

experience as reported by the Company's customers and previous commercialization partners. Due to estimates and assumptions inherent in determining the amount of returns, rebates and chargebacks, the actual amount of returns and claims for rebates and chargebacks may be different from the estimates, at which time reserves would be adjusted accordingly. Allowances and accruals are recorded in the same period that the related revenue is recognized.

Product returns

Wholesalers' contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting six months prior to expiry date to twelve months post expiry date. Generic Tussionex product returns are estimated based upon data available from sales of the Company's product by its previous commercialization partner and from actual experience as reported by retailers. Historical trend of returns will be continually monitored and may result in future adjustments to such estimates. On August 26, 2014, the U.S. Drug Enforcement Agency reclassified the Company's generic Tussionex from a Schedule III controlled substance to a Schedule II controlled substance which had the effect of requiring unsold product at the wholesalers and the 3PL to either be relabeled or returned. This new ruling was effective October 6, 2014. As such, the Company established reserves for the estimated returns of such product outstanding at the wholesalers as of October 6, 2014. The Company had no inventory labeled as Schedule III at the 3PL as of the effective date.

Medicaid rebates

The Company's product is subject to state government-managed Medicaid programs whereby discounts and rebates are provided to participating state governments. Estimated rebates payable under governmental programs, including Medicaid, are recorded as a reduction of revenue at the time revenues are recorded. Calculations related to these rebate accruals are estimated based on sales of the Company's product by its previous commercialization partner. Historical trend of Medicaid rebates will be continually monitored and may result in future adjustments to such estimates.

Wholesaler Chargebacks

The Company's products are subject to certain programs with wholesalers whereby pricing on products is discounted below wholesaler list price to participating entities. These entities purchase products through wholesalers at the discounted price, and the wholesalers charge the difference between their acquisition cost and the discounted price back to the Company. Chargebacks are accounted for by establishing an accrual in an amount equal to the Company's estimate of chargeback claims at the time of product sale based on information provided by the distributor. Due to estimates and assumptions inherent in determining the amount of chargebacks, the actual amount of claims for chargebacks may be different from estimates, which may result in adjustments to such reserves.

Manufacturing

Manufacturing revenue is derived from product manufactured by the Company and sold by the Company's commercial partner under a development and manufacturing agreement. Manufacturing

F-11

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

revenue is derived from a contractual supply price paid to the Company by the Company's commercial partners.

Profit sharing

Profit sharing revenue is recorded as the product is sold by the Company's commercial partner. The profit share is the Company's share of the net profits after taking into account net revenue, which is gross product sales by the Company's commercial partner, net of discounts, returns and allowances incurred by the Company's commercial partner, less collaboration expenses.

Development revenue

Development revenue from the development and manufacturing agreement has been recognized as the related services are completed. Development revenue in the form of milestone payments is recognized upon achievement of the related milestones and provided that collectability is reasonably assured and other revenue recognition criteria are met. Amounts received under cost reimbursement arrangements for production and research and development are recorded as offsets to the costs incurred and not recognized as revenue.

Distribution expenses:    Costs invoiced to the Company by its third party logistics firm are classified as cost of goods sold in the consolidated statements of operations.

Shipping and handling costs:    Amounts billed to customers for shipping and handling fees for the delivery of goods are classified as cost of goods sold in the consolidated statements of operations.

Research and development costs:    Research and development costs are charged to operations when incurred, include salaries and benefits, facilities costs, overhead costs, clinical trial costs, contract services, fees paid to regulatory authorities for review and approval of the Company's product candidates and other related costs, and are included in research and development in the consolidated statements of operations.

Income taxes:    Income taxes are accounted for using the liability method, under which deferred taxes are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

Management evaluates the Company's tax positions in accordance with guidance on accounting for uncertainty in income taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination. As of December 31, 2013 and 2014 and September 30, 2015, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements. Tax benefits are recognized when it is more likely than not that a tax position will be sustained during an audit. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized.

Warrants:    The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on the Company's balance sheet at their fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes

F-12

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

recognized as increases or reductions to other income (expense) in the statements of operations. The Company estimates the fair value of its derivative liabilities using third party valuation analysis that utilizes option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. Prior to the closing of the IPO, the Company's Series C warrants were determined to be derivative liabilities and they were revalued at each subsequent balance sheet date. Upon closing the IPO, the warrants issued in conjunction with the Series C financing were exchanged in a cashless exercise for 947,185 shares of Series C which converted into 78,926 shares of the Company's common stock. The remaining Series C warrants issued with the senior debt to purchase 170,000 pre-split shares of Series C ("Hercules Warrants") were converted into warrants to purchase 70,833 shares of the Company's common stock and the warrant liability was reclassified to Additional Paid in Capital within Stockholders' Equity (Deficit).

Share-based compensation:    Share-based compensation awards, including grants of employee stock options and restricted stock and modifications to existing stock options, are recognized in the statement of operations based on their fair values. Compensation expense related to awards to employees is recognized on a straight-line basis, based on the grant date fair value, over the requisite service period of the award, which is generally the vesting term. The fair value of the Company's stock-based awards to employees and directors is estimated using the Black-Scholes option pricing model, which requires the input of and subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends. Due to the lack of a public market for the trading of its common stock and a lack of company-specific historical and implied volatility data, the Company has utilized third party valuation analyses to determine the fair value. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

Use of estimates:    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Concentration of credit risk:    Accounts receivable subjects the Company to concentrations of credit risk. Two customers accounted for substantially all revenue in each of the years ended December 31, 2013 and 2014 and in the nine months ended September 30, 2014 and four customers accounted for all the revenue in the nine months ended September 30, 2015. Accounts receivable at December 31, 2013 and 2014 and at September 30, 2015 were due from two, one and three customers, respectively.

Segment information:    Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the development, manufacturing and commercialization of pharmaceuticals.

Liquidity:    During 2013 and 2014 and the nine months ended September 30, 2015, the Company produced operating losses and used cash to fund operations. Management intends to achieve profitability through revenue growth from pharmaceutical products developed with its extended-release technologies. The Company does not anticipate it will be profitable until after the launch of one or

F-13

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

more of its ADHD product candidates. With the completion of the Company's IPO in July 2015, management believes the Company presently has sufficient liquidity to continue to operate for at least the next 12 months.

Application of revised accounting standards:    In April 2012, the Jumpstart Our Business Startups Act (the "JOBS Act"), was enacted in the United States. Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has irrevocably elected not to avail itself of this extended transition period and, as a result, will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Recent accounting pronouncements:    In April 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update, ("ASU"), No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (topic 360); Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 provides additional requirements to classify a disposal of a component of an entity or a group of components of an entity in discontinued operations only if the disposal represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with an option for early adoption. The Company adopted this guidance in the first quarter of 2015, and the adoption of this standard did not have a material impact on the Company's financial statements.

In May 2014, the FASB issued ASU, No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard will become effective for the Company on January 1, 2018. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company does not expect the adoption of this standard will have a material impact on the Company's financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. ASU 2014-15 is intended to define management's responsibility to evaluate whether

F-14

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. This ASU is for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company has performed the review required by this ASU and believes the Company presently has sufficient liquidity to continue to operate into the first quarter of 2016.

On April 7, 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest—Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this ASU. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The Company elected to early adopt this standard which did not have a material impact on the Company's financial position or results of operations.

In July 2015, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") No. 2015-11, Inventory—Simplifying the Measurement of Inventory (Topic 330). The amendments in this ASU require an entity to measure inventory that is not measured using the last-in, first-out (LIFO) or retail inventory methods at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

From time to time, additional new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Reclassifications:    Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the current period's presentation.

Subsequent events:    The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Note 4. Net loss per share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. Potentially dilutive securities, which include redeemable convertible preferred stock, warrants, and outstanding stock options under the stock option plan, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company's net loss position.

F-15

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

The following potentially dilutive securities were excluded from consideration in the computation of diluted net loss per share of common stock for the periods presented because including them would have been anti-dilutive:

	December 31,		September 30,
	2013	2014	2014	2015

			(unaudited)
Series A Redeemable Convertible Preferred Stock (as converted)	487,494	487,494	487,494	—
Series B Redeemable Convertible Preferred Stock (as converted)	1,297,100	1,297,100	1,297,100	—
Series B-1 Redeemable Convertible Preferred Stock (as converted)	2,275,733	2,275,733	2,275,733	—
Series C Redeemable Convertible Preferred Stock (as converted)	2,194,569	3,647,274	3,022,306	—
Series C Redeemable Convertible Preferred Stock Warrants (as converted)	—	383,316	70,833	70,833
Common Stock Warrants	337,133	337,133	337,133	235,695
Stock options	326,062	511,775	523,184	1,224,227

Note 5. Fair value of financial instruments

Financial instruments are categorized into a three-level fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the categorization of the financial instrument is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

F-16

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Financial assets recorded at fair value on the Company's consolidated balance sheets are categorized as follows:

Level 1:	Unadjusted quoted prices for identical assets in an active market.
Level 2:	Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full-term of the asset. Level 2 inputs include the following:
	•	Quoted prices for similar assets in active markets.
	•	Quoted prices for identical or similar assets in nonactive markets.
	•	Inputs other than quoted market prices that are observable.
	•	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.
Level 3:
Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management's own assumptions about the assumptions a market participant would use in pricing the asset.

The following table presents the hierarchy for the Company's financial instruments measured at fair value on a recurring basis for the indicated dates:

	Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$11,947	$—	$—	$11,947
Short term investments	7,497	—	—	7,497

	$19,444	$—	$—	$19,444

	Fair Value as of December 31, 2014
	(in thousands)
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$13,343	$—	$—	$13,343
Short term investments	3,000	—	—	3,000
Earnout liability	—	—	756	756
Series C Redeemable Preferred Stock Warrants	—	—	1,789	1,789

	$16,343	$—	$2,545	$18,888

F-17

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

	Fair Value as of September 30, 2015
	(unaudited) (in thousands)
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$102,896	$—	$—	$102,896
Earnout liability	—	—	353	353

	$102,896	$—	$353	$103,249

The Company's Level 1 assets include bank deposits, U.S. Treasury bills and money market funds with quoted prices in active markets.

Level 3 liabilities include the fair values of the earnout liability and the outstanding warrants to purchase Series C . There were no outstanding warrants to purchase preferred stock as of September 30, 2015.

Various methodologies were utilized to value the Level 3 liabilities including Black-Scholes, Probability-Weighted Expected Return ("PWERM"), Option Pricing and Monte Carlo. The methodologies and significant inputs used in the determination of the fair value of the Hercules Warrants were as follows:

	Series C Warrants Issued With March 28, 2014 Senior Debt	Series C Warrants Issued With September 25, 2014 Senior Debt	Revalue Series C Warrants Issued with Senior Debt at December 31, 2014	Revalue Series C Warrants Issued with Senior Debt at March 31, 2015	Revalue Series C Warrants Issued with Senior Debt at June 30, 2015	Revalue Series C Warrants Issued with Senior Debt at July 22, 2015

				(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except $5 and $12 Exercise Prices)
Date of Valuation	3/28/2014	9/25/2014	12/31/2014	3/31/2015	6/30/2015	7/22/2015
Valuation Method	Black-Scholes	PWERM and Black-Scholes	PWERM and Option Pricing	PWERM and Option Pricing	PWERM and Option Pricing	Black-Scholes-Merton Option-Pricing
Dividend yield (per share)	0	0	0	0	0	0
Exercise price	$5	$5	$5	$5	$5	$12
Volatility (annual)	60%	60%	60%	60%	60%	60%
Risk-free rate (annual)	0.34%	2.03%	.25% - 2.47%	.19% - 2.31%	.14% - 2.83%	1.78%
Contractual term (years)	1.76	5.76	1 - 5	.75 - 5	.5 - 5	5
Number of warrants	60,000	110,000	170,000	170,000	170,000	70,833

Fair value of liability at valuation date	$124	$248	$454	$486	$573	$611

As the Hercules Warrants converted into warrants for common stock effective on July 22, 2015 with the IPO, with a term of five years from the IPO date, it was determined that the Black-Scholes-Merton Option-Pricing model would provide a better indication of the fair value as it was designed to calculate the value of a put or call option over time.

F-18

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

The methodologies and significant inputs used in the determination of the fair value of the Series C warrants issued with the Series C were as follows:

	Initial Valuation of December 31, 2014 Warrants Issued With Series C Redeemable Preferred Stock	Initial Valuation of January 2015 Warrants Issued With Series C Redeemable Preferred Stock	Initial Valuation of February 2015 Warrants Issued With Series C Redeemable Preferred Stock	Revalue All Warrants Issued With Series C Redeemable Preferred Stock at March 31, 2015	Revalue All Warrants Issued With Series C Redeemable Preferred Stock at June 30, 2015	Revalue All Warrants Issued With Series C Redeemable Preferred Stock at July 22, 2015

		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except $5 and $12 Exercise Prices)
Date of Valuation	12/31/2014	1/31/2015	2/28/2015	3/31/2015	6/30/2015	7/22/2015
Valuation Method	PWERM and Option Pricing	PWERM and Option Pricing	PWERM and Option Pricing	PWERM and Option Pricing	PWERM and Option Pricing
Dividend yield (per share)	0	0	0	0	0	0
Exercise price	$5	$5	$5	$5	$5	$12
Volatility (annual)	60%	60%	60%	60%	60%
Risk-free rate (annual)	.25% - 2.47%	.25% - 2.47%	.25% - 2.47%	.19% - 2.31%	.14% - 2.83%
Contractual term (years)	1 - 5	1 - 5	1 - 5	.75 - 5	.5 - 5
Number of warrants	749,967	590,906	606,312	1,947,185	1,797,185	1,347,185

Fair value of liability at valuation date	$1,335	$1,052	$1,079	$3,233	$3,361	$4,042

The methodologies and significant inputs used in the determination of the fair value of the earnout liability were as follows:

	Initial Valuation Earnout Liability	December 31, 2014 Earnout Liability	March 31, 2015 Earnout Liability	June 30, 2015 Earnout Liability	September 30, 2015 Earnout Liability

			(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands)
Date of Valuation	8/28/2014	12/31/2014	3/31/2015	6/30/2015	9/30/2015
Valuation Method	Monte Carlo	Monte Carlo	Monte Carlo	Monte Carlo	Monte Carlo
Volatility (annual)	50%	50%	50%	50%	50%
Risk-free rate (annual)	.03% - 3.56%	.15% - 3.21%	.14% - 3.00%	.09% - 3.51%	.15% - 3.21%
Time period from valuation until end of earnout	.1708 - 9.8417	.5 - 9.5	.375 - 9.375	.25 - 9.0	.125 - 8.75
Earnout Target 1	$13,700	$13,700	$13,700	$13,700	$13,700
Earnout Target 2	$18,200	$18,200	$18,200	$18,200	$18,200
Discount rate	8.03% - 10.51%	7.96% - 11.03%	8.18% - 11.04%	7.96% - 11.39%	8.16% - 11.22%

Fair value of liability at valuation date	$589	$756	$314	$356	$353

Significant changes to these assumptions would result in increases/decreases to the fair value of the outstanding Series C warrants and the earnout liability.

F-19

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Changes in Level 3 liabilities measured at fair value for the periods indicated were as follows:

	Earnout Liability	Series C Warrants Issued With Senior Debt	Series C Warrants Issued With Series C Redeemable Preferred Stock Financing

	(in thousands)
Balance at December 31, 2013	$—	$—	$—
Additions during the period	589	372	1,335
Changes in fair value	167	82	0

Balance at December 31, 2014	$756	$454	$1,335

Additions during the period (unaudited)	—	—	2,131
Changes in fair value (unaudited)	(403)	157	1,698
Warrants exercised (unaudited)	—	—	(2,322)
Cashless warrant exercise due to IPO (unaudited)	—	—	(2,842)
Conversion to common stock warrant (unaudited)	—	(611)

Balance at September 30, 2015 (unaudited)	$353	$—	$—

The reductions in fair value of the earnout liability shown above resulted from new information regarding the projected impact of the DEA's reclassification of Tussionex from a Schedule III controlled substance to a Schedule II controlled substance and a review of the launch dates of the Company's three ADHD product candidates. The increases in the fair value of the Series C warrants were due to the increased weighting of the IPO scenario in the PWERM model.

Note 6. Inventories

Inventories at the indicated dates consist of the following:

	December 31,
			September 30, 2015
	2013	2014

			(unaudited)
	(in thousands)
Raw materials	$221	$646	$1,149
Work in progress	1	82	86
Finished goods	284	1,499	1,506

Inventory at cost	506	2,227	2,741
Inventory reserve	(87)	(196)	(80)

	$419	$2,031	$2,661

F-20

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Note 7. Property and equipment

Property and equipment, net at the indicated dates consists of the following:

	December 31,
			September 30, 2015
	2013	2014

			(unaudited)
	(in thousands)
Assets under capital lease	$5,500	$6,271	$6,271
Leasehold improvements	3,377	3,388	3,469
Manufacturing, packaging and lab equipment	844	189	711
Office furniture and equipment	71	118	294
Assets under construction	76	215	92

	9,868	10,181	10,837
Accumulated depreciation and amortization (including $958 and $2,317 at December 31, 2013 and 2014, and $3,361 at September 30, 2015, respectively, applicable to capital leases)	(2,829)	(4,350)	(5,627)

	$7,039	$5,831	$5,210

Depreciation and amortization expense related to property and equipment was $1,330,000 and $1,645,000 for the years ended December 31, 2013 and 2014, respectively, and $1,227,000 and $1,277,000 for the nine months ended September 30, 2014 and 2015, respectively. Depreciation and amortization expense is recorded in cost of goods sold, research and development, or selling, general and administrative expenses in the accompanying consolidated statements of operations. As noted in Note 8, the Company sold and leased back a substantial portion of its operating assets in a series of capital lease transactions.

Included in the total of assets under capital lease as of December 31, 2013 and 2014 and September 30, 2015, are certain manufacturing, packaging and lab equipment that are temporarily idle as a result of the cessation of contract manufacturing. The cost of these assets was $1,728,000, and the accumulated depreciation of these assets was $432,000, $925,000 and $1,296,000 at December 31, 2013 and 2014 and September 30, 2015, respectively.

Note 8. Sale-leaseback transaction

In 2012, the Company negotiated financing arrangements with a related party which provided for the sale-leaseback of up to $6.5 million of the Company's property and equipment with a bargain purchase option at the end of the respective lease. The transactions are accounted for as capital leases under the provisions of Accounting Standards Codification ("ASC") Topic 840-40, Leases—Sale Leaseback Transactions. Accordingly, the leased assets are recorded in property and equipment and the capitalized lease obligations are included in long-term liabilities at the present value of the future lease payments in accordance with the terms of each lease (see Note 12 for further details). Lease payments are applied using the effective interest rate inherent in each lease. Depreciation of the property and equipment is included within depreciation and amortization in the consolidated statements of operations and consolidated statements of cash flows.

F-21

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

The financing arrangements referred to in the preceding paragraph were executed in five separate tranches that occurred in February, July and November 2013, and March 2014. In the aggregate, the Company sold groups of assets for $5.5 million and $795,000, which resulted in a net gains of approximately $2.7 million and $116,000, in the years ended December 31, 2013 and 2014, respectively, and executed capital leases for these assets with repurchase options at the end of each respective lease term. Gains on the transactions are recognized on a straight-line basis over each respective 42-month lease term. For the years ended December 31, 2013 and 2014 approximately $601,000 and $824,000, respectively, of the net gain was recognized in other income on the consolidated statements of operations. For the nine months ended September 30, 2014 and 2015 approximately $616,000 and $623,000, respectively, of the net gain was recognized in other income on the consolidated statements of operations.

A summary of the sale-leaseback transactions are as follows:

	Leases 1 & 2 February 2013	Lease 3 July 2013	Lease 4 November 2013	Lease 5 March 2014	Total

	(in thousands)
Capitalization of leased assets	$3,500	$1,000	$1,000	$—	$5,500
2013 Amortization	(875)	(65)	(18)	—	(958)

Carrying value at December 31, 2013	2,625	935	982	—	4,542
2014 Capitalization of leased assets				795	795
Assets retired in 2014	(24)				(24)
2014 Amortization	(988)	(143)	(143)	(85)	(1,359)

Carrying value at December 31, 2014	$1,613	$792	$839	$710	$3,954

2015 Amortization (unaudited)	(745)	(107)	(107)	(85)	(1,044)

Carrying value at September 30, 2015 (unaudited)	$868	$685	$732	$625	$2,910

F-22

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Note 9. Intangible assets

Intangible assets, net at the indicated dates consist of the following:

	December 31,
			September 30, 2015
	2013	2014

			(unaudited)
	(in thousands)
Proprietary modified-release drug delivery technology	$15,600	$15,600	$15,600
Tussionex ANDA	—	4,829	4,829
CPI profit sharing	—	2,043	2,043
Other	284	284	284

	15,884	22,756	22,756
Accumulated amortization	(3,552)	(4,589)	(5,710)

	$12,332	$18,167	$17,046

As part of the June 15, 2009 reorganization of the Company as Neos Therapeutics, Inc., the Company performed a purchase price allocation analysis. The proprietary modified-release drug delivery technology was valued at $15.6 million based on projected cash flows expected to be generated from this technology. The $15.6 million is being amortized over 20 years. Amortization expense of $780,000 was recorded in each of the years ended December 31, 2013 and 2014 and amortization expense of $585,000 was recorded for both the nine months ended September 30, 2014 and 2015.

On August 28, 2014, the Company completed an acquisition of the rights to Tussionex ANDA from Cornerstone and CPI which was accounted for as an asset acquisition. Prior to the acquisition, the Company, Cornerstone and CPI shared profits generated by the sale and manufacture of the product under a development and manufacturing agreement, and Cornerstone had commercialization rights to the product. The Company paid $4.2 million to Cornerstone to buy out their rights to commercialize and derive future profits from the product and entered into an agreement whereby Cornerstone transferred certain assets associated with the product to the Company. Legal fees of $90,000 associated with this buyout agreement have been capitalized as part of the purchase price. Additional estimated earnout costs due to Cornerstone of $589,000, recorded at fair value by the Company based upon a valuation provided by a third party valuation firm, were capitalized as part of the purchase price of this intangible asset. This earnout amount was revalued at December 31, 2014, resulting in a $167,000 increase in the estimated fair value of the earnout which is recorded in other income (expense), net in the Company's consolidated statements of operations. This earnout amount was revalued at September 30, 2015, resulting in a $403,000 decrease in the estimated fair value of the earnout which is recorded in other income (expense), net in the Company's consolidated statements of operations for the nine months ended September 30, 2015. This net decrease resulted from new information regarding the projected impact of the DEA's reclassification of Tussionex from a Schedule III controlled substance to a Schedule II controlled substance. In addition, the Company paid $2.0 million to CPI to buy out their rights to future profits from the collaboration and entered into an agreement whereby CPI will continue to supply a component of the product. Legal fees of $43,000 associated with this buyout agreement have been capitalized as part of the purchase price of this intangible asset. These two intangible assets have an expected life of ten years and are being amortized on a straight-line basis

F-23

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

beginning September 2014. Total amortization expense related to these intangible assets was $229,000 for the year ended December 31, 2014, $57,000 for the nine months ended September 30, 2014 and $515,000 for the nine months ended September 30, 2015, respectively. As a result of the discontinuation of nutraceuticals operations in 2013, the Company determined that the customer relationships and trade name that were related to that activity were fully impaired and the remaining carrying value of $544,000 was charged to expense within discontinued operations during the year ended December 31, 2013 (see Note 18).

Aggregate amortization of intangible assets for each of the next five years and thereafter is as follows:

Period ending:	December 31 2014

(in thousands)
2015	$1,496
2016	1,496
2017	1,496
2018	1,496
2019	1,496
Thereafter	10,687

$18,167

Note 10. Other assets

Other assets at the indicated dates consist of the following:

	December 31,
			September 30, 2015
	2013	2014

			(unaudited)
	(in thousands)
Patents	$1,888	$2,051	$2,244
Deposits	139	176	183

	$2,027	$2,227	$2,427

Patents utilized in the manufacturing of the Company's generic Tussionex product which total $231,000 are being amortized over their expected useful life of 10 years. For the year ended December 31, 2014, $31,000 of patent amortization expense was recorded. There was no patent amortization expense for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, $17,000 of patent amortization expense was recorded. After consummation of the Company's IPO, the $1,991,000 balance of Deferred IPO Offering Costs incurred in 2015 was reclassified to stockholders' equity (deficit) as a reduction of additional paid-in capital.

Note 11. Income taxes

The Company applies FASB ASC topic 740, "Income Taxes" or ASC 740 which addresses the determination of whether tax benefits claimed, or expected to be claimed on a tax return should be

F-24

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. Changes in unrecognized benefits in any given year are recorded as a component of deferred tax expense. At December 31, 2013 and 2014, there were no unrecognized tax benefits.

The Company is generally subject to tax examination for a period of three years after tax returns are filed. Therefore, the statute of limitations remains open for tax years 2011 and forward. However, when a company has net operating loss carryovers, those tax years remain open until three years after the net operating losses are utilized. Therefore, the tax years remain open back to 2004.

F-25

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. The significant components of deferred income tax assets and liabilities consist of the following at December 31, 2013 and 2014:

	December 31,
	2013	2014

	(in thousands)
Deferred Tax Assets:
Net operating loss	$23,925	$29,325
Accrued expenses	72	469
Inventory reserve	—	67
Share-based compensation	39	179
R&D tax credit	1,589	2,029
Deferred lease liability	391	404
Property and equipment	—	518
Earnout liability	—	200
Deferred gain on sale-leaseback	—	476
Litigation costs	—	776
Other	91	1

Total deferred tax assets	26,107	34,444

Deferred Tax Liabilities:
Property and equipment	(60)	—
Inventory	(198)	—
Capital lease liability	(295)	(560)
Intangible assets	(4,096)	(3,990)

Total deferred tax liabilities	(4,649)	(4,550)

Valuation allowance	(21,458)	(29,894)

Net deferred tax asset (liability)	$—	$—

At December 31, 2013 and 2014, the Company has net operating loss carry-forwards of $70,367,000 and $86,551,000 and research and development credits of $1,589,000 and $2,029,000, respectively, which begin to expire in 2024. Utilization of the net operating loss carry-forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The Company is performing an analysis to determine the impact of any ownership change(s) under Section 382 of the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss and credit carry-forwards attributable to periods before the ownership change. Also reflected in the 2014 deferred tax asset for net operating losses of $29,325,000 are unrecognized tax benefits of $103,000.

The Company has recorded a valuation allowance of $21,458,000 at December 31, 2013 and $29,894,000 at December 31, 2014 to fully reserve its net deferred tax assets. The Company has assessed the likelihood that the deferred tax assets will be realized and determined that it is more likely

F-26

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

than not that all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due to the uncertainty of realizing the deferred tax asset, the Company has placed a valuation allowance against the entire deferred tax asset. The change in the valuation allowance was an increase of $6,280,000 and $8,436,000 for the years ended December 31, 2013 and 2014, respectively.

A reconciliation of the Company's Federal statutory tax rate of 34% to the Company's effective income tax rate is as follows:

	Year Ended December 31,
	2013	2014

Statutory Tax Rate	34%	34%
Provision to Return	0%	5%
R&D Credit	4%	2%
Change in Valuation Allowance	(33)%	(41)%
Other Adjustments	(5)%	0%

Tax Expense/(Benefit)	0%	0%

Note 12. Long-term debt

Long-term debt at the indicated dates consists of the following:

	December 31,
			September 30, 2015
	2013	2014

			(unaudited)
	(in thousands)
Senior debt, net of discount of $371, $1,743 and $1,317	$9,879	$14,320	$24,745
10% subordinated note payable to a related party	5,935	6,446	6,818
Capital leases, maturing through August 2017	4,634	4,008	2,791

	20,448	24,774	34,354
Less current portion	(3,994)	(1,653)	(5,775)

Long-term debt	$16,454	$23,121	$28,579

Senior debt:    On August 20, 2012, the Company entered into a credit agreement (the "Credit Agreement") with a financial institution. The Credit Agreement provided for a four-year $10.0 million term loan, with an annual interest rate of 9.5% payable monthly. In addition, a $250,000 fee payable at maturity was being amortized using the effective interest method. The loan was collateralized by a first priority security claim on substantially all of the assets except for the intellectual property, which was protected by a negative pledge on the grant of security, and assets under capital lease.

F-27

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

On March 28, 2014, the Company entered into a Loan and Security Agreement ("LSA") with Hercules Technology III, L.P., or Hercules for a total commitment of $20.0 million, available in two tranches of $10.0 million. The first draw ("Tranche 1") was available immediately and the second draw was available upon the Company meeting certain regulatory or financial milestones. The Company received the initial $10.0 million tranche on March 28, 2014. This loan had an annual interest rate of 9.0%. The LSA also contained an end of term charge of 4.25% of the amount drawn, or a maximum of $850,000 total, also payable at the earliest to occur of (1) maturity, (2) the date we prepay our outstanding Secured Obligations, as defined therein, or (3) the date the Secured Obligations become due and payable. In connection with the LSA, the Company issued a Hercules Warrant to purchase 60,000 shares of Series C at the then current price of $5.00 per share, and the LSA provided for an Hercules Warrant for 60,000 shares of Series C at a price per share of $5.00 to be issued upon the drawdown of the second tranche. The proceeds from the initial $10.0 million draw were used to repay the outstanding $10.0 million Credit Agreement balance and $697,000 of interest expense related to the Credit Agreement in March 2014. The early prepayment of the Credit Agreement resulted in a $445,000 loss (due to recording the $98,000 prepayment penalty and writing off the $154,000 unamortized exit fee and the $193,000 of unamortized loan cost) reflected in interest expense for the year ended December 31, 2014.

On September 25, 2014, the Company entered into an amendment ("LSA Amendment") to the LSA which was accounted for as a loan modification. The terms governing the $10.0 million previously drawn down under the LSA were not changed as a result of the LSA Amendment. The LSA Amendment modified, added or replaced the following key terms of the LSA:

•
Increased the maximum term loan amount from $20.0 million to $25.0 million, and modified the drawdown conditions for the remaining $15.0 million such that it is available in three $5.0 million tranches: $5.0 million being immediately available (which was drawn down immediately as "Tranche 2"), and two additional tranches being available upon meeting certain regulatory or financial milestones;

•
Adjusted the interest rate on $10.0 million of the remaining $15.0 million availability from 9.0% to 10.5%; the final $5.0 million tranche retains the original 9.0% interest rate;

•
Extended the end of term charge to the additional $5.0 million of availability such that the total end of term charge was increased from $850,000 to $1,062,500, and modified the end of term charge so that the full amount based on total commitment is payable regardless of whether additional tranches are actually drawn; and

•
Changed the interest and principal amortization dates if certain conditions are met to January 1, 2016 or May 1, 2016 if additional specified conditions are met.

In addition, on September 25, 2014, the Company issued a Hercules Warrant to purchase 110,000 shares of its Series C at an exercise price of $5.00 per share, and cancelled the remaining commitment to issue any further warrants due upon future draws.

F-28

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

The proceeds from the loan agreement draw-downs with the related stock purchase warrants were allocated to the two elements based on the fair value of the warrants at time of issuance and the remainder of the proceeds was allocated to the debt instrument portion of the transaction, resulting in a debt discount. The portion of the proceeds so allocated to the warrants is accounted for as warrant liability and periodically adjusted to fair value through the statement of operations. The related debt discount and end of term charges are amortized to interest expense over the contractual term of the debt using the effective interest method. The fair value of the 60,000 March 28, 2014 Hercules Warrants issued as part of the initial draw-down described above was $124,000 and the residual proceeds of $9,876,000 were allocated to the $10.0 million interest bearing note. The fair value of the 110,000 September 25, 2014 Hercules Warrants issued as part of the second draw-down described above was $248,000 and the residual proceeds of $4,752,000 were allocated to the $5.0 million interest bearing note. These warrants, known as the "Hercules Warrants", were recorded as a liability with a related debt discount to be amortized as interest over the term of the LSA. The Hercules Warrants became warrants for the purchase of 70,833 shares of common stock at a price of $12.00 per shares upon the closing of the Company's IPO and were therefore reclassified from warrant liability to Additional Paid in Capital within Shareholders' Equity (Deficit) at July 22, 2015.

On March 13, 2015, the Company received an advance from the lender for a $5.0 million tranche ("Tranche 3") under the LSA Amendment as a result of achievement of a certain regulatory milestone. In addition, on June 10, 2015, the Company received an advance from the lender for the final $5.0 million tranche (Tranche 4") under the LSA, as amended, prior to meeting the milestones associated with the final tranche. The Company met the Tranche 4 Milestones stated in the LSA prior to July 31, 2015.

Pursuant to the LSA as amended, each draw or tranche is to be repaid in monthly installments, comprised of interest-only monthly payments until May 2016, when installments of interest and principal calculated over a thirty-month amortization period commence. A balloon payment of the entire principal balance outstanding on October 1, 2017 and all accrued but unpaid interest thereunder is due and payable on October 1, 2017. The interest rate is 9% per annum for Tranche 1 and Tranche 4 and 10.5% per annum for Tranche 2 and Tranche 3. An end of term charge of $1.1 million is payable at the earliest to occur of (1) October 1, 2017, (2) the date the Company prepays its outstanding Secured Obligations, as defined therein, or (3) the date the Secured Obligations become due and payable.

The LSA, as amended, also contains certain financial and nonfinancial covenants, including limitations on the Company's ability to transfer assets, engage in a change of control, merge or acquire with or into another entity, incur additional indebtedness, repurchase or redeem stock or other equity interest other than pursuant to employee stock repurchase plans or other similar agreements, make investments and engage in transactions with affiliates. Upon an event of default, Hercules may declare the unpaid principal amount of all outstanding loans and interest accrued under the LSA, as amended to be immediately due and payable, and exercise its security interests and other rights under the Credit Agreement. As of December 31, 2014 and September 30, 2015, the Company was in compliance with the covenants under the LSA, as amended.

End of term charge amortization totaled $128,000 for the year ended December 31, 2014. End of term charge amortization totaled $53,000 and $230,000 for the nine months ended September 30, 2014 and September 30, 2015, respectively. Debt discount amortization to interest expense for the senior

F-29

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

debt totaled $140,000 for the year ended December 31, 2014. Debt discount amortization to interest expense for the senior debt totaled $64,000 and $196,000 for the nine months ended September 30, 2014 and September 30, 2015, respectively. As of July 22, 2015, the fair values of the Hercules Warrants were remeasured and a 2015 cumulative change in fair value of approximately $157,000 has been recorded in other income (expense), net in the Company's consolidated statements of operations for the nine months ended September 30, 2015.

10% subordinated related party note:    As of December 31, 2011, the Company issued a subordinated note (the "Note") in the aggregate principal amount of $5.8 million that was issued by the Company to Essex Capital Corporation, or Essex. Interest accrues and adds to the principal balance until such time as the Company achieves positive EBITDA for three consecutive months. On June 5, 2012, the Company amended and restated the Note, resulting in an extension of the maturity date from June 19, 2014 to March 31, 2017 and the conversion of $1.0 million of outstanding principal amount into 200,000 shares of the Series B Redeemable Convertible Preferred Stock ("Series B"). The conversion was executed in December 2012 and the Note was amended to reflect the new aggregate principal amount of $5.3 million. At December 31, 2013, the Note was amended and restated to reflect the addition of accrued interest due at maturity with a new aggregate principal amount of $5.9 million. On July 19, 2014, the interest rate on the Note was reduced to 6% for the period from July 19, 2014 through June 28, 2015 pursuant to an amendment to the Note entered into as consideration for the $128,000 payment made by the Company to Essex as part of the Settlement and Release of Claims Agreement with Essex and a third party (see Note 19). The Company recorded this amendment as a loan modification. At each of December 31, 2014 and September 30, 2015, the aggregate principal amount of the Note was $5.9 million, and $511,000 and $883,000 in interest had been accrued through the year ended December 31, 2014 and through the nine months ended September 30, 2015, respectively.

Capital lease obligations to related party:    As described in Note 8, during the years ended December 31, 2013 and 2014, the Company entered into agreements with a related party for the sale-leaseback of existing and newly acquired assets with a total capitalized cost of $5.5 million and $795,000, respectively, which are classified as capital leases. The approximate imputed interest rate on these leases is 14.5% and interest expense on these leases was $474,000 and $662,000 for the years ended December 31, 2013 and 2014, respectively. Interest expense on these leases was $507,000 and $169,000 for the nine months ended September 30, 2014 and 2015, respectively.

Future minimum capital lease payments are as follows:

Year ending:	December 31,

(in thousands)
2015	$2,131
2016	2,124
2017	473
Thereafter	—

Total minimum lease payments	4,728
Less amount representing interest	720

Future minimum lease payments	$4,008

F-30

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Future principal payments of long-term debt, including capital leases, are as follows:

Period ending:	December 31, 2014	September 30, 2015

		(unaudited)
	(in thousands)
2015	$1,653	$436
2016	7,458	7,973
2017	17,406	27,262

Future principal payments	$26,517	$35,671

Less unamortized debt discount	(1,743)	(1,317)
Less current portion of long-term debt	(1,653)	(5,775)

Total long-term debt	$23,121	$28,579

Note 13. Common stock and redeemable convertible preferred stock

The following table summarizes the authorized, issued and outstanding shares of the Company by class of stock as of December 31, 2013 and 2014 and September 30, 2015. All shares have a par value of $0.001:

	December 31, 2013		December 31, 2014		September 30, 2015
	Authorized Shares	Issued and Outstanding Shares	Authorized Shares	Issued and Outstanding Shares	Authorized Shares	Issued and Outstanding Shares

					(unaudited)
Common Stock	30,000,000	925,451	35,000,000	938,859	100,000,000	15,839,064
Preferred Stock	—	—	—	—	5,000,000	—
Series A Preferred Stock	1,170,000	1,170,000	1,170,000	1,170,000	—	—
Series B Preferred Stock	4,000,000	3,113,099	4,000,000	3,113,099	—	—
Series B-1 Preferred Stock	8,830,000	5,461,802	8,830,000	5,461,802	—	—
Series C Preferred Stock	9,000,000	5,267,026	13,500,000	8,753,547	—	—

Total Shares Issued		15,937,378		19,437,307	—	15,839,064

Treasury Stock		(55,905)		(55,905)		—

Total Outstanding Shares		15,881,473		19,381,402		15,839,064

Total Authorized Shares	53,000,000		62,500,000		105,000,000

Prior to the Company's IPO, the Company had classified its classes of redeemable convertible preferred stock as mezzanine equity based upon the terms and conditions which contain various redemption and conversion features.

The Company evaluated its redeemable convertible preferred stock for potential embedded derivatives. In doing so, the Company first concluded that the nature of the host contract was more equity than debt like. The embedded conversion features were determined not to be derivatives as net settlement

F-31

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

does not exist given the lack of trading activity in the Company's stock. Additionally, the conversion features are clearly and closely related to an equity host contract. Consideration was also given to whether a beneficial conversion feature should be recognized in additional paid in capital for the intrinsic value of the conversion feature at the issuance date. None was recognized given that the effective conversion price exceeded the value of the common stock on that date. The redemption feature was deemed not to be a derivative since settlement would be gross.

In connection with the sale of shares of the Company's Series B-1 Redeemable Convertible Preferred Stock ("Series B-1"), the Series B-1 investors also received warrants to purchase 389,474 shares of common stock at an exercise price of $.002 per share ("Series B-1 warrants"). In 2013, 520 shares of common stock were issued as a result of the exercise of certain of the Series B-1 warrants. There were no exercises of Series B-1 warrants in 2014. During the nine months ended September 30, 2015, the Company issued a total of 101,431 shares of its common stock upon the exercise of Series B-1 warrants held by several investors at an exercise price of $0.0024 per share. As of September 30, 2015, Series B-1 warrants to purchase 235,695 shares of common stock remained outstanding, and expire in 2016. Between October 1 and October 28, 2015, the Company issued 112,402 shares of its common stock upon the exercise of Series B-1 warrants held by several investors at an exercise price of $0.0024 per share (see Note 20).

In late 2012, the Company sold 126,000 shares of Series C which were committed as of December 31, 2012 and were fully funded in 2013. In 2013, through an additional Series C financing, the Company sold 1,613,448 shares of Series C raising $8.1 million. In February and March 2014, the Company closed on additional Series C financings totaling 1,986,586 shares, raising $9.9 million. On December 30, 2014, the Company closed on an additional Series C financing which included the issuance of a warrant to purchase one additional share of Series C at a purchase price of $ 5.00 per share for every two purchased shares of Series C provided the investor purchased its pro-rata share of the Series C. In the event that the Company's Series C is converted into common stock or another class of the Company's stock (called "Conversion Stock") during the warrant exercise period, then the warrants will become exercisable for the Conversion Stock and the exercise price of those warrants shall be ratably adjusted. The December 2014 Series C financing resulted in the issuance of 1,499,935 shares and 749,967 warrants (see warrant liability section below) and raised $7.5 million. Between December 2014 and February 25, 2015, the Company closed on additional Series C financings totaling 4,124,871 shares and 1,947,185 warrants, raising a total of $20.6 million, of which 2,624,936 shares and 1,197,218 warrants were issued and $13.1 million was received after December 31, 2014. On June 30, 2015, the Company issued a total of 150,000 shares of its Series C to an investor upon the exercise of warrants held by that investor at an exercise price of $5.00 per share, for an aggregate exercise price of $750,000. Between July 6 and July 27, 2015, the Company issued 850,000 shares of its Series C to several investors upon the exercise of Series C warrants held by those investors at an exercise price of $5.00 per share, for an aggregate exercise price of $4.25 million.

Reverse Stock Split

On July 10, 2015, the Company filed an amendment to its amended and restated certificate of incorporation, effecting a 1-for-2.4 reverse stock split of the Company's issued and outstanding shares of common stock as approved by the board of directors on July 9, 2015. All issued and outstanding

F-32

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

common stock and per share amounts contained in the Company's financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented.

Authorized Shares

In connection with the closing of the Company's IPO on July 28, 2015, the Company amended and restated its certificate of incorporation to authorize 5,000,000 shares of preferred stock, par value $0.001 per share, and 100,000,000 shares of common stock, par value $0.001 per share.

Public Offerings and Related Transactions

On July 28, 2015, the Company closed its IPO whereby the Company sold 5,520,000 shares of common stock, at a public offering price of $15.00 per share, which includes 720,000 shares of common stock resulting from the underwriters' exercise of their over-allotment option at the IPO price on July 23, 2015. Proceeds from the Company's IPO, net of underwriting discounts and commissions and other offering costs, were $75.0 million. Upon the closing of the Company's IPO, all of the Company's Preferred Shares converted into shares of the Company's Common Stock, all such Preferred Shares were retired and cancelled and shall not be reissued as shares of such series, and all rights and preferences of those Preferred Shares were cancelled including the right to receive undeclared accumulated dividends.

Each of the following occurred in connection with the closing of the Company's IPO on July 28, 2015:

•
the conversion of all outstanding shares of convertible preferred stock into 9,217,983 shares of the Company's common stock;

•
the conversion of the Hercules Warrants to purchase 170,000 shares of Series C into warrants to purchase 70,833 shares of the Company's common stock and the resultant reclassification of the warrant liability to Additional Paid in Capital within Stockholders' Equity (Deficit); and

•
the net exercise of outstanding Series C warrants issued in conjunction with the Series C financing to purchase 947,185 shares of Series C for 78,926 shares of the Company's common stock.

Prior to the closing of the Company's IPO, the rights and preferences of the preferred stock were as follows:

Dividends:    Dividends could not be paid on the common stock unless equivalent or larger dividends had been paid to holders of the Series C, Series B-1, Series B and Series A Redeemable Convertible Preferred Stock ("Series A") on an as-if converted basis and other financial tests, as defined, had been met. From and after the date of the issuance of the Series B-1 until the retirement and cancellation of Series B-1 in conjunction with the Company's IPO, dividends at the rate per annum of 8% of the Series B-1 original issuance price of $5.00 were accrued on such shares of Series B-1. Dividends accrued from day to day, whether or not declared, and were cumulative. The accruing dividends were to be payable in additional shares of Series B-1, valued at the Series B-1 original issuance price, unless the board of directors of the Company elected to pay all or any portion of the accruing dividends in cash. In accordance with the conversion provision of the Company's Third Amended and Restated Certificate of Incorporation, as amended, which was triggered upon the Company's IPO, all rights with respect to the Preferred Shares of the Company were terminated, including the right to receive

F-33

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

undeclared dividends. The Series B-1 cumulative dividends were never declared by the Company's board of directors.

Voting:    The holders of Series C, Series B-1, Series B and Series A were entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock held by such holder were convertible.

Liquidation:    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C then outstanding were entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment could be made to the holders of Series B-1, Series B, Series A or common stock, an amount per share equal to their original issuance price of $5.00 per share, plus any declared but unpaid dividends.

The holders of Series B-1 and Series B then outstanding were then entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment could be made to the holders of Series A or common stock, an amount per share equal to their original issuance price of $5.00 per share, plus any declared but unpaid dividends, plus any accrued dividends for the Series B-1.

In addition to the payments above, the holders of Series B-1 then outstanding were then entitled to be paid an additional amount out of the assets of the Company available for distribution to its stockholders, before any payment could be made to the holders of Series A or common stock, an amount per share equal to their original issuance price of $5.00 per share.

The holders of Series A then outstanding were then entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment could be made to the holders of common stock, an amount per share equal to their original issuance price of $5.00 per share, plus any declared but unpaid dividends.

If there were any residual amounts available to be paid out of the assets of the Company, such amounts were to be distributed ratably to the holders of Series B, Series B-1 and Series C shares and the holders of the common stock. Although holders of Series A received no ratable residual distribution, such holders could exercise their option and convert to common shares, thereby also receiving a ratable distribution of any such residual amounts available to be paid out.

Conversion:    The holders of the Series C, Series B-1, Series B and Series A could voluntarily convert their preferred shares at any time to common stock at the effective conversion rate. Certain defined events could trigger a mandatory conversion of Series C, Series B-1, Series B and Series A to common stock. Such shares could mandatorily convert to shares of common stock as a result of an initial public offering with proceeds of $40.0 million. In the event of a mandatory conversion, all outstanding shares of Series C, Series B-1, Series B and Series A were to automatically be converted into common stock at the then-effective conversion rate and such preferred shares could not be reissued by the Company.

Redemption:    Prior to the retirement and cancellation of the Company's Preferred Shares as a result of the IPO, the holders of a majority of the outstanding shares of Series C, Series B-1 and Series B, voting together as a single class, could require the Company to redeem the Series C, Series B-1 and Series B at their original purchase price of $5.00 per share in three annual installments by giving a sixty-day notice at any time on or after March 31, 2017. On March 25, 2014, the Company amended the initial redemption date, extending it to November 1, 2017. On each redemption date, the Company was to redeem, on a pro rata basis in accordance with the number of shares of Series C, Series B-1 and

F-34

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

Series B owned by each holder, that number of outstanding shares of Series C, Series B-1 and Series B. If the Company did not have sufficient funds legally available to redeem on any redemption date, the Company was to redeem a pro rata portion of each holder's Series C, Series B-1 and Series B out of funds legally available.

The Series C, Series B-1 and Series B were to be redeemable on November 1, 2017, their carrying value was being accreted to the minimum redemption value of $5.00 per share or $43,768,000, $27,309,000 and $15,565,000, respectively, over the period from issuance through November 1, 2017 using the effective interest method for issuances through December 31, 2014. Due to the additional issuances of Series C prior to the IPO, the Series C was accreted to the minimum redemption value of $5.00 per share, or $57,642,000, over the period from issuance through the IPO effective date using the effective interest method. The amount of accretion recorded in 2013 and 2014 and for the nine months ended September 30, 2014 and 2015 for Series C amounted to $78,000, $87,000, $66,000 and $607,000, respectively. The amount of accretion recorded in 2013 and 2014 and for the nine months ended September 30, 2014 and 2015 for Series B-1 was $756,000, $679,000, $516,000 and $370,000, respectively. The amount of accretion recorded in 2013 and 2014 and for the nine months ended September 30, 2014 and 2015 for Series B amounted to $394,000, $352,000, $268,000 and $192,000, respectively.

In accordance with the conversion provision of the Company's Third Amended and Restated Certificate of Incorporation, as amended, which was triggered upon the Company's IPO, all rights with respect to the Preferred Shares of the Company were terminated, including redemption rights.

Anti-dilution:    The Series C, B-1 and B shares have standard anti-dilution protective covenants.

In accordance with the conversion provision of the Company's Third Amended and Restated Certificate of Incorporation, as amended, which was triggered upon the Company's IPO, all rights with respect to the Preferred Shares of the Company were terminated, including redemption rights.

Warrant liability:    In connection with the December 2014 $7.5 million additional Series C financing (see above) the Company issued warrants to purchase an aggregate 749,967 shares of the Series C. The proceeds from the December 2014 additional Series C financing with stock purchase warrants were allocated to the two elements based on the fair value of the Series C warrants at time of issuance. The remainder of the proceeds was allocated to the redeemable convertible preferred instrument portion of the transaction, resulting in a discount. The portion of the proceeds so allocated to the warrants is accounted for as a warrant liability and periodically adjusted to fair value through the statement of operations. The related preferred stock discount is amortized as preferred stock accretion to redemption value over the remaining term until the redemption date using the effective interest method. The fair value of the 749,967 Series C Warrants was $1,335,000, with the residual $6,108,000, net of legal fees of $57,000, allocated to the 1,499,935 shares of Series C.

The proceeds from the 2015 additional Series C financing with stock purchase warrants were allocated to the two elements based on the fair value of the Series C warrants at time of issuance. The remainder of the proceeds was allocated to the redeemable convertible preferred instrument portion of the transaction, resulting in a discount. The portion of the proceeds so allocated to the warrants is accounted for as a warrant liability and periodically adjusted to fair value through the statement of operations. The related preferred stock discount is amortized as preferred stock accretion to redemption value over the remaining term until the redemption date using the effective interest

F-35

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

method. The fair value of the 1,197,218 Series C warrants was $2,131,000, with the residual $10,916,000, net of legal fees of $78,000, allocated to the 2,624,936 shares of Series C.

On the IPO effective date of July 22, 2015, the Series C warrant fair values were remeasured for a final time and an increase in fair value of approximately $1,698,000 has been recorded in other income (expense), net in the Company's consolidated statements of operations for the nine months ended September 30, 2015. Upon the closing of the Company's IPO, all of the shares of the Company's redeemable convertible preferred stock ("Preferred Shares") were retired and cancelled and shall not be reissued as shares of such series, and all rights and preferences of those Preferred Shares were cancelled including the right to receive undeclared accumulated dividends. On the IPO closing date, all outstanding shares of redeemable preferred stock converted into 9,217,983 shares of common stock and all remaining outstanding Series C warrants issued in conjunction with purchases of Series C were net exercised at the IPO price for 78,926 shares of common stock.

Note 14. Stock options, restricted stock and performance stock options

In July 2015, the Company adopted the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan ("2015 Plan") which became effective immediately prior to the closing of the IPO and initially had 767,330 shares of common stock reserved for issuance. On January 1, 2016 and each January 1 thereafter, the number of shares of common stock reserved and available for issuance under the 2015 Plan shall be cumulatively increased by five percent of the number of shares of stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares determined by the administrator of the 2015 Plan. The 2015 Plan superseded the Neos Therapeutics, Inc. 2009 Equity Plan ("2009 Plan"), originally adopted in November 2009 and which had 1,375,037 shares for reserved and available for issuance. Effective upon closing of the IPO, the board of directors determined not to grant any further awards under the 2009 Plan. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) under the 2009 Plan will be added to the shares of common stock available under the 2015 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in the Company's capitalization. The 2015 Plan is administered by the Company's compensation committee. The Company's compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Company's compensation committee may delegate authority to grant certain awards to the Company's chief executive officer. The exercise price per share for the stock covered by a stock option granted shall be determined by the administrator at the time of grant but shall not be less than 100 percent of the fair market value on the date of grant.

The Board of Directors approved option grants covering a total of 37,500 shares of common stock to certain non-employee directors on July 9, 2015 under the 2015 Plan. These option grants were effective immediately after the effectiveness of the Company's registration statement. The exercise price of these option grants was equal to the IPO price of $15.00. The Board of Directors approved option grants covering a total of 445,210 shares of common stock to certain non-employee directors and employees on August 20, 2015 under the 2015 Plan. These option grants were effective September 1, 2015. The exercise price of these option grants was equal to the market price of $25.50.

F-36

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

The 2009 Plan allowed the Company to grant options to purchase shares of the Company's common stock. Options were granted to officers, employees, nonemployee directors and consultants, and independent contractors of the Company. The Company also granted performance based awards to selected management. The performance options vest over a three-year period based on achieving certain operational milestones. Unexercised options expire after the earlier of 10 years or termination of employment, except in the case of any unexercised vested options, which generally expire 90 days after termination of employment. All terminated options are available for reissuance under the 2015 Plan. During the third quarter of 2015, 2,083 shares related to forfeited 2009 Plan options were transferred into the shares available under the 2015 Plan. As of September 30, 2015, 284,620 shares of common stock remain available for grant under the 2015 Plan.

The Company estimates the fair value of all stock option awards on the grant date by applying the Black-Scholes option pricing valuation model. The application of this valuation model involves assumptions that are highly subjective, judgmental and sensitive in the determination of compensation cost. Prior to the IPO, given the absence of an active market for the Company's common stock prior to its IPO, the Company's board of directors was required to estimate the fair value of its common stock at the time of each option grant primarily based upon valuations performed by a third party valuation firm.

The weighted-average key assumptions used in determining the fair value of options granted during the periods indicated are as follows:

	Year Ended December 31,
			Nine Months Ended September 30, 2015
	2013	2014

			(unaudited)
Estimated dividend yield	0%	0%	0%
Expected stock price volatility	60%	60%	60%
Weighted-average risk-free interest rate	1.23%	1.77%	1.60%
Expected life of option in years	5	5	5
Weighted-average option fair value at grant	$1.305	$2.884	$10.054

Total compensation cost that has been charged to selling, general and administrative expense related to stock options was $52,000 and $120,000 for the years ended December 31, 2013 and 2014, respectively. Total compensation cost that has been charged to selling, general and administrative expense related to stock options was $68,000 and $480,000 for the nine months ended September 30, 2014 and September 30, 2015, respectively. At December 31, 2014 and September 30, 2015, there was $681,000 and $7.1 million, respectively, of unrecognized compensation cost, adjusted for estimated forfeitures, related to unamortized stock options compensation which is expected to be recognized over the weighted-average remaining contractual life of options outstanding of approximately 8.7 and 9.1 years respectively. For the year ended December 31, 2014, the Company issued 13,408 shares of the Company's common stock upon the exercise of outstanding stock options and received proceeds of $4,000 and realized no tax benefit from the exercised of stock options. For the nine months ended September 30, 2015, the Company issued 37,753 shares of the Company's common stock upon the

F-37

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

exercise of outstanding stock options and received proceeds of $72,000 and realized no tax benefit from the exercised stock options.

A summary of outstanding and exercisable options as of December 31, 2013 and 2014 and September 30, 2015, and changes during the periods then ended is presented below:

	Number of Options	Weighted- Average Exercise Price	Intrinsic Value

			(in thousands)
Outstanding at January 1, 2013	175,866	$0.844
Granted	187,267	2.550
Exercised	(5,275)	0.305
Expired, forfeited or cancelled	(31,796)	1.208

Outstanding at December 31, 2013	326,062	$1.797	$363

Exercisable at December 31, 2013	109,906	$1.000	$210

Granted	237,486	5.684
Exercised	(13,408)	0.324
Expired, forfeited or cancelled	(38,365)	1.206

Outstanding at December 31, 2014	511,775	$3.684	$2,883

Exercisable at December 31, 2014	150,109	$1.467	$1,179

Granted (unaudited)	754,371	19.431
Exercised (unaudited)	(37,753)	1.914
Expired, forfeited or canceelled (unaudited)	(4,166)	2.498

Outstanding at September 30, 2015 (unaudited)	1,224,227	$13.446	$9,260

Exercisable at September 30, 2015 (unaudited)	181,061	2.912	$3,277

The weighted-average remaining contractual life of options outstanding and exercisable on December 31, 2014 was 8.7 years and 7.3 years, respectively. The option exercise price for all options granted in 2014 ranged from $2.91 to $7.49 per share. The weighted-average remaining contractual life of options outstanding and exercisable on September 30, 2015 was 9.1 and 7.3 years, respectively. The option exercise price for all options granted in the nine months ended September 30, 2015 ranged from $9.32 to $25.50 per share

Restricted stock:    Under the 2009 Plan, the Company grants restricted stock awards to members of its management and selected members of the board of directors. Restricted stock awards are recorded as deferred compensation and amortized into compensation expense, on a straight-line basis over a defined vesting period ranging from 1 to 48 months.

For the year ended December 31, 2013, the Company issued 149,244 shares of restricted stock at a grant date fair value of $2.55 per share. Of these shares, 7,195 vested immediately and the remaining 142,049 of these shares vest over 48 months in four equal tranches on the anniversary of the issue date. The Company did not issue any shares of restricted stock for the year ended December 31, 2014

F-38

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

or for the nine months ended September 30, 2015. During the years ended December 31, 2013 and 2014, $47,000 and $90,000, respectively, of restricted stock compensation cost has been charged to selling, general and administrative expenses. Restricted stock compensation cost of $68,000 and $72,000 for the nine months ended September 30, 2014 and September 30, 2015, respectively, has been charged to selling, general and administrative expenses. At December 31, 2014 and September 30, 2015, there was $256,000 and $278,000, respectively, of unrecognized compensation cost related to restricted stock. In 2014, the Company settled certain vested restricted stock awards which were settled having a value of $266,000 in cash, and the Company realized a tax benefit of $90,000. No vested restricted stock awards were settled during the nine months ended September 30, 2015. On October 16, 2015, the Company settled certain vested restricted stock awards which were settled having a value of $658,000 in cash, and the company realized a tax benefit of $224,000. On October 16, 2015, 9,197 shares of restricted stock were surrendered by the holder to the Company to cover taxes associated with vesting of restricted stock. The fair value of such shares was determined to be $18.54 per share, the closing price of the Company's stock on such date. The Company had 106,537 shares of unvested restricted stock with a weighted average fair value of $2.55 as of December 31, 2014 and September 30, 2015.

A summary of the status of the Company's nonvested restricted stock as of December 31, 2013 and 2014 and September 30, 2015, and changes during the periods ended December 31, 2013 and 2014 and September 30, 2015, is presented below:

	Number of Shares	Weighted- Average Fair Value

Nonvested at January 1, 2013	70,342	$0.510
Granted	149,244	2.550
Vested	(21,633)	1.499
Forfeited	(55,904)	0.390

Nonvested at January 1, 2014	142,049	2.550
Granted	—	—
Vested	(35,512)	2.550
Forfeited	—	—

Nonvested at December 31, 2014	106,537	2.550

Granted (unaudited)	—	—
Vested (unaudited)	—	—
Forfeited (unaudited)	—	—

Nonvested at September 30, 2015 (unaudited)	106,537	2.550

Note 15. Treasury stock

The Company has the authority to repurchase common stock from former employees, officers, directors or other persons who performed services for the Company at the lower of the original purchase price or the then-current fair market value. In 2013, the Company repurchased 55,905 shares of common stock at the original purchase price of $0.002. On February 19, 2015, the Company's

F-39

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

board of directors approved the cancellation of the Company's 55,905 shares of treasury stock which had been repurchased at the original purchase price of $0.002 in 2013. On October 16, 2015, 9,197 shares of restricted stock were surrendered by the holder to the Company to cover taxes associated with vesting of restricted stock and such shares were added back into the treasury stock of the Company.

Note 16. Commitments and contingencies

Defined contribution plans:    The Company has a 401(k) investment plan covering substantially all employees. Employees are allowed to contribute annually up to 50% of their compensation, to a maximum of $17,500. Employees who have attained age 50 before the end of the plan year are eligible to make catch up contributions of $5,500. Through December 31, 2014, the Company is required to make a matching contribution to the 401(k) plan of 50%, to a limit of 6%, of the participant's annual compensation, which was paid in the first quarter of 2015.

Effective January 1, 2015, the Company amended its qualified 401(k) savings to provide a Company contribution on the first 4% of an employee's salary subject to statutory limitations as prescribed by law.

For the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2014 and 2015, the Company recorded $91,000, $82,000, $85,000 and $133,000, respectively, of expense, respectively, for 401(k) contributions.

Operating lease:    The Company leases its office space and manufacturing facility under an operating lease which expires in 2024. Total future minimum lease payments under this operating leases with noncancelable terms are as follows:

Minimum lease payment

Year ending December 31,

(in thousands)
2015	$907
2016	907
2017	954
2018	955
2019	955
Thereafter	5,228

Future minimum lease payments	$9,906

The Company accounts for rent expense on long-term operating leases on a straight-line basis over the life of the lease resulting in a deferred rent balance of $1,148,000, $1,189,000 and $1,163,000 at December 31, 2013 and 2014 and September 30, 2015, respectively. The Company is also liable for a share of operating expenses for the premises as defined in the lease agreement. The Company's share of these operating expenses was $208,000 and $251,000 for the years ended December 31, 2013 and 2014, respectively. The Company's share of these operating expenses was $188,000 and $178,000 for the nine months ended September 30, 2014 and September 30, 2015, respectively. Rent expense, excluding the share of operating expenses, was $879,000 and $896,000 for the years ended

F-40

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

December 31, 2013 and 2014, respectively. Rent expense, excluding the share of operating expenses, for the nine months ended September 30, 2014 and September 30, 2015 was $678,000 and $654,000, respectively.

Cash incentive bonus plan:    In July 2015, the Company adopted the Senior Executive Cash Incentive Bonus Plan ("Bonus Plan"). The Bonus Plan provides for cash payments based upon the attainment of performance targets established by the Company's compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to the Company, or corporate performance goals, as well as individual targets. The Company has recorded $673,000 of bonus expense for the nine months ended September 30, 2015.

Note 17. License agreements

On July 23, 2014, the Company entered into a Settlement Agreement and an associated License Agreement with Shire LLC for a non-exclusive license to certain patents for certain activities with respect to the Company's New Drug Application No. 204326 for an extended-release orally disintegrating amphetamine polistirex tablet ("Neos NDA"). Under the terms of the agreement, the Company is required to pay a lump sum, non-refundable license fee of an amount less than $1.0 million no later than 30 days after receiving regulatory approval by the FDA of the Neos NDA. The Company will also pay a single digit royalty on net sales of the subject product during the life of the patents. The license fee will be capitalized and amortized over the life of the patents. The royalties will be recorded as cost of goods sold in the same period as the net sales upon which they are calculated.

Note 18. Discontinued operations

In March 2013, the Company discontinued the manufacturing of nutraceuticals for third parties in order to concentrate on the manufacture of extended-release pharmaceutical products. In accordance with Topic ASC, 360-10, the results of operations for the contract manufacturing of nutraceuticals has been excluded from continuing operations and reported as discontinued operations for the prior period. The components of discontinued operations which relate to contract manufacturing of nutraceuticals are as follows:

2013

(in thousands)
Revenue	$943
Direct costs	836
Impairment of intangible assets	544

Net loss from discontinued operations	$(437)

Note 19. Related party transactions

At December 31, 2014 and September 30, 2015, the Company was obligated under a $5,935,000 long-term subordinated note ("Note") that was issued by the Company to Essex. See Note 12 for further details. On July 21, 2014, the Company, Essex and a third party entered into a Settlement Agreement and Release of Claims Agreement resolving certain issues and disputes whereby Essex paid

F-41

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 (Information as of September 30, 2015 and thereafter and for the nine months ended September 30, 2014 and 2015 is unaudited.)

$256,000 to the third party, the Company paid Essex $128,000 and Essex agreed to reduce the interest rate on the Note from 10% to 6% for the July 19, 2014 through July 31, 2015 period. The third party released both Essex and the Company from any and all claims.

As described in Note 12, in 2012, the Company negotiated financing arrangements with a related party that provided for the sale-leaseback of up to $6.5 million of the Company's property and equipment. In 2013, the Company executed four transactions totaling $5.5 million and in March 2014, the Company completed the final tranche of the sale-leaseback arrangement, raising an additional $795,000.

During 2013 and 2014 the Company contracted for approximately $499,000 and $112,000, respectively, in consulting and testing services with a company affiliated with the Company's Chairman of the board of directors. During the nine months ended September 30, 2014, the Company contracted for approximately $63,000 in consulting and testing services with that company. There are no such related party transactions in 2015. The cost of the acquired services was negotiated at arm's length and priced at commercially available rates.

Note 20. Subsequent events

For purposes of the financial statements as of December 31, 2013 and 2014 and for the years then ended, except for the July 10, 2015 reverse stock split described in Note 13, the Company has evaluated subsequent events through April 24, 2015, the date on which the consolidated financial statements were available to be issued. All subsequent events requiring recognition or disclosure have been incorporated into these consolidated financial statements.

Between October 1 and October 28, 2015, the Company issued 112,402 shares of its common stock to several investors upon the exercise of Series B-1 warrants held by those investors at an exercise price of $0.0024 per share (see Note 13).

Between October 29 and December 31, 2015, the Company issued 73,135 shares of its common stock to several investors upon the exercise of Series B-1 warrants held by those investors at an exercise price of $0.0024 per share.

On October 16, 2015, the Company settled certain vested restricted stock awards which were settled having a value of $658,000 in cash, and the company realized a tax benefit of $224,000. In October 2015, 9,197 shares of restricted stock were surrendered by the holder to the Company to cover taxes associated with vesting of restricted stock. The fair value of such shares was determined to be $18.54 per share, the closing price of the Company's stock on such date.

On January 1, 2016, the Company added 800,797 shares to the option pool, increasing the total number of shares reserved and available for issuance under the 2015 Plan to 966,837 shares.

F-42

Through and including                           , 2016 (the 25th date after the date of this prospectus) federal securities law may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II Information not required in prospectus

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and NASDAQ Global Market listing fee.

Item	Amount to be paid

SEC registration fee	$6,949
FINRA filing fee	$10,850
NASDAQ Global Market listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses (including legal fees)	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*

Total	*

*
To be provided by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the

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Part II Information not required in prospectus

circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

(a)   Sales of Capital Stock

  (1)
  During the period January 1, 2012 through June 2, 2015, we granted options under our Neos Therapeutics, Inc. 2009 Equity Plan to purchase an aggregate of 752,108 shares of common stock to our employees, directors and consultants, having exercise prices ranging from $0.34 to $10.73 per share for an aggregate exercise price of $4.7 million.

  (2)
  Between July 16, 2012 and February 23, 2015, we issued and sold to investors an aggregate of 11,378,483 shares of Series C redeemable convertible preferred stock, or Series C preferred stock, for aggregate consideration of $56,892,415, pursuant to subscription agreements entered into with investors. In connection with the sale of our Series C preferred stock, we issued warrants to Purchase Series C preferred stock at an exercise price of $5.00 per share.

  (3)
  On June 29, 2015, we issued 17 shares of our common stock to one investor as consideration for that investor's shares in Neostx, Inc., a former subsidiary, as part of a merger of Neostx, Inc. with and into us.

  (4)
  Between June 30, 2015 and July 7, 2015 we issued a total of 600,000 shares of our Series C preferred stock to two investors upon the exercise of warrants held by those investors at an exercise price of $5.00 per share, for an aggregate exercise price of $3.0 million.

  (5)
  Between January 1, 2013 and January 29, 2016, we issued a total of 287,488 shares of our common stock to several investors upon the exercise of warrants to purchase shares of our common stock, originally issued in connection with our Series B-1 redeemable convertible preferred stock held by those investors, at an exercise price of $0.0024 per share.

  (6)
  On July 28, 2015, we issued 78,926 shares of our common stock to several investors upon the net exercise of warrants held by those investors at an exercise price of $12.00 per share, for an aggregate exercise price of $3.8 million.
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Part II Information not required in prospectus

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

•
with respect to the transactions described in paragraph (1), Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant's board of directors; and

•
with respect to the transactions described in paragraphs (2), (3) and (4) Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about us or had adequate access, through his or her relationship with the registrant, to information about us.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)   Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.    UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to
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Part II Information not required in prospectus

    Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Prairie, State of Texas, on the 29th day of January, 2016.

NEOS THERAPEUTICS, INC.
By:	/s/ VIPIN GARG Vipin Garg Chief Executive Officer

Signatures and Power of Attorney

We, the undersigned directors and officers of Neos Therapeutics, Inc. (the "Company"), hereby severally constitute and appoint Vipin Garg and Richard Eisenstadt, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VIPIN GARG Vipin Garg	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2016
/s/ RICHARD EISENSTADT Richard Eisenstadt	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2016
/s/ ALAN HELLER Alan Heller	Director	January 29, 2016
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Signatures and Power of Attorney

Signature	Title	Date

/s/ GREG ROBITAILLE Greg Robitaille	Director	January 29, 2016
/s/ BETH HECHT Beth Hecht	Director	January 29, 2016
/s/ BRYANT FONG Bryant Fong	Director	January 29, 2016
/s/ JOHN SCHMID John Schmid	Director	January 29, 2016
/s/ PAUL EDICK Paul Edick	Director	January 29, 2016
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Exhibit index

Exhibit number		Description of exhibit

1.1	*	Form of underwriting agreement.

3.1	**	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect (Filed as an Exhibit to the Registrant's quarterly report on Form 10-Q (001-37508), filed with the SEC on September 4, 2015, incorporated herein by reference).

3.2	**	Amended and Restated Bylaws of the Registrant, as amended and currently in effect(Filed as an Exhibit to the Registrant's quarterly report on Form 10-Q (001-37508), filed with the SEC on September 4, 2015, incorporated herein by reference).

4.1	**	Form of common stock certificate (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on July 13, 2015, incorporated herein by reference).

4.2	**	Form of warrant to purchase common stock (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

5.1	*	Opinion of Goodwin Procter LLP.

10.1	**	Amended and Restated Investors' Rights Agreement, dated as of June 9, 2015 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.2	+**	Neos Therapeutics, Inc. 2009 Equity Plan (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.3	+**	Form of option agreements under 2009 Equity Plan (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.4	+**	Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan and forms of option agreements thereunder (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on July 13, 2015, incorporated herein by reference).

10.5	+**	Form of Indemnification Agreement between the Registrant and each of its executive officers and directors (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on July 13, 2015, incorporated herein by reference).

10.6	**	Third Amended and Restated Subordinated Promissory Note, dated as of December 31, 2013, issued to Essex Capital Corporation, as amended (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.7	†**	Loan and Security Agreement, by and between the Registrant, Hercules Technology III, L.P. and Hercules Technology Growth Capital, Inc., in its capacity as administrative agent for itself and Hercules Technology III, L.P. dated as of March 28, 2014, as amended (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

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Exhibit index

Exhibit number		Description of exhibit

10.8	†**	Settlement Agreement, by and between the Registrant and Shire LLC, dated as of July 23, 2014 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.9	†**	License Agreement, by and between the Registrant and Shire LLC, dated as of July 23, 2014 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.10	**	Commercial Lease Agreement, by and between Riverside Business Green, L.P., and Neos Therapeutics, LP, dated as of June 29, 1999, as amended (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.11	†**	Supply Agreement, by and between the Registrant and Coating Place, Inc., dated as of August 28, 2014 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 26, 2015, incorporated herein by reference).

10.12	†**	Asset Purchase Agreement, by and between the Registrant and Cornerstone BioPharma, Inc., dated as of August 28, 2014 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

10.13	+**	Amended and Restated Employment Agreement, by and between the Registrant and Vipin Garg, dated as of July 10, 2015 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on July 13, 2015, incorporated herein by reference).

10.14	+**	Amended and Restated Employment Agreement, by and between the Registrant and Richard Eisenstadt, dated as of July 10, 2015 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on July 13, 2015, incorporated herein by reference).

10.15	+**	Amended and Restated Employment Agreement, by and between the Registrant and Thomas McDonnell, dated as of July 10, 2015 (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on July 13, 2015, incorporated herein by reference).

21.1	**	Subsidiaries of the Registrant (Filed as an Exhibit to the Registrant's registration statement on Form S-1 (333-205106), filed with the SEC on June 19, 2015, incorporated herein by reference).

23.1		Consent of RSM US LLP.

23.2	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page).

*
To be filed by amendment.

**
Incorporated by reference.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the SEC.

+
Indicates a management contract or compensatory plan.
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